As filed with the U.S. Securities and Exchange Commission on September 14, 2020

Registration No. 333-245703

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIMINAL BIOSCIENCES INC.

(Exact name of registrant as specified in its charter)

Canada	2834	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

440 Armand-Frappier Boulevard, Suite 300

Laval, Québec

H7V 4B4

+1 450 781 0115

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

+1 212 947 7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard C. Segal Divakar Gupta Jaime L. Chase Shauna Bracher Cooley LLP 500 Boylston Street Boston, Massachusetts 02116 (617) 937-2300	Pierre-Yves Leduc Julien Robitaille-Rodriguez Stikeman Elliott LLP 1155 René-Lévesque Boulevard West, 41st floor Montréal, Québec H3B 3V2 (514) 397-3000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The term “new or revised financial accounting standard” refers to any updated issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and we and the selling shareholders are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)	Dated September 14, 2020

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Liminal BioSciences Inc.

20,160,241 Common Shares

This prospectus relates to the resale by the selling shareholders identified in this prospectus, or the selling shareholders, of up to 20,160,241 of our common shares. These shares consist of (i) 19,991,506 of our common shares and (ii) 168,735 common shares that are issuable upon the exercise of outstanding warrants to purchase our common shares, or the warrants. We are not selling any common shares and will not receive any proceeds from the sale of the common shares under this prospectus. Upon the exercise of the warrants, however, we will receive the exercise price of the warrants, which is $15.21 per common share.

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of the common shares being registered or interests in the common shares being registered on any stock exchange, market or trading facility on which our common shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Prices may vary from purchaser to purchaser during the period of distribution. See “Plan of Distribution.” This Prospectus has not been filed in respect of, and will not qualify, any distribution of the common shares being registered in any of the provinces or territories of Canada at any time. We will not receive any of the proceeds from the sale or other disposition of our common shares by the selling shareholders. The net proceeds received from the sale or other disposition of our common shares by the selling shareholders, if any, is unknown.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus, including the additional information described under the heading “Incorporation by Reference of Certain Documents,” and any amendments or supplements carefully before you make your investment decision.

Our common shares are traded on the Nasdaq Global Market, or Nasdaq, under the symbol “LMNL.” On September 11, 2020, the closing sale price of our common shares was US$[X] per share on the Nasdaq. You are urged to obtain current market quotations for the common shares.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. Please see “Summary—Implications of Being an Emerging Growth Company.”

Investing in our common shares involves a high degree of risk. Please read “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                     , 2020.

You should rely only on the information contained in this prospectus, any supplement to this prospectus, in any free writing prospectus filed with the Securities and Exchange Commission, or SEC, or in the documents described under the heading “Incorporation by Reference of Certain Documents.” Neither we nor the selling shareholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling shareholders are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common shares. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common shares and the distribution of this prospectus outside the United States.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

We are a Canadian corporation and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

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PRESENTATION OF FINANCIAL INFORMATION

Our fiscal year ends on December 31. None of our financial statements were prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

Our financial information is presented in Canadian Dollars and all references in this prospectus to “$” means Canadian Dollars and all references to “US$” means U.S. Dollars. For the convenience of the reader, in this prospectus, unless otherwise indicated, translations from Canadian Dollars into U.S. Dollars were made at the rate of $1.00 to US$0.7338, which was the rate in effect on June 30, 2020 as published by the Bank of Canada. Such U.S. Dollar amounts are not necessarily indicative of the amounts of U.S. Dollars that could actually have been purchased upon exchange of Canadian Dollars at the dates indicated.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

Unless otherwise indicated, all financial information included in this prospectus has been retroactively adjusted to give effect to the 1000-for-1 consolidation of our common shares effected on July 5, 2019.

TRADEMARKS

This prospectus includes registered and unregistered trademarks such as Liminal BioSciences™ and Ryplazim®, which are protected under applicable intellectual property laws and are the property of Liminal. Solely for convenience, our trademarks referred to in this prospectus and in other publicly filed documents may appear without the ® or ™ symbol, but such references are not intended to indicate, in any way, that we will not assert our rights to the fullest extent under applicable law. All other trademarks used in this prospectus are the property of their respective owners.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and in the documents we incorporate herein by reference and does not contain all of the information that you should consider in making your investment decision. Before investing in our common shares, you should carefully read this entire prospectus, including the section titled “Risk Factors” contained in this prospectus and the section titled “Risk Factors” in our Annual Report along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus.

Unless the context otherwise requires, we use the terms “Liminal,” “company,” “we,” “us” and “our” in this prospectus to refer to Liminal BioSciences Inc. and, where appropriate, our subsidiaries.

Business Overview

We are a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing novel treatments for patients suffering from diseases that have a high unmet medical need, including those related to fibrosis, respiratory, liver and kidney diseases. We have a deep understanding of certain biological targets and pathways that have been implicated in the fibrotic process, including fatty acid receptors such as free fatty acid receptor 1, FFAR1 (also known as G-protein-coupled receptor 40, or GPR40), a related receptor (G-protein-coupled receptor 84, or GPR84) and peroxisome proliferator-activated receptors, or PPARs. In preclinical studies, we observed that targeting these receptors promoted normal tissue regeneration and scar resolution, including preventing the progression of, and reversing established fibrosis. We also have encouraging clinical data that we believe supports the translatability of our preclinical data observations to the clinic. We have leveraged this understanding, as well as our experience with generating small molecules, to build a pipeline of differentiated product candidates. Our research program is focused on inflammatory, fibrotic and metabolic conditions in patients with liver, respiratory or renal disease, with an emphasis on rare orphan disease.

Our lead small molecule product candidate, fezagepras (also known as PBI-4050), is currently being developed for the treatment of respiratory, liver and kidney fibrosis-related diseases. Fezagepras is an anti-inflammatory and anti-fibrotic small molecule designed to modulate the activity of multiple receptors, including GPR40 and PPAR alpha. Fezagepras has been observed to regulate several cell types involved in the fibrotic pathway: macrophages, fibroblasts/myofibroblasts and epithelial cells. We have observed that fezagepras regulates fibrotic and inflammatory markers in rodent and normal human fibroblasts, idiopathic pulmonary fibrosis patient fibroblasts, human epithelial cells and in rodent macrophages.

We are currently reviewing the most appropriate indications for fezagepras. Future trials are only expected after we have established the optimal dose level based on the results of our planned Phase 1 multiple ascending dose trial. We anticipate initiating Phase 2 clinical trials subject to the ongoing evaluation of the mechanism of action of fezagepras, the current COVID-19 pandemic and pending results of the multiple ascending dose study.

Our lead plasma-derived product candidate, Ryplazim®, is a highly purified glu-plasminogen derived from human plasma that acts as a plasminogen replacement therapy for patients deficient in plasminogen protein. In April 2018, we received a complete response letter, or CRL, from the U.S. Food and Drug Administration, or FDA, following the submission of our Biologics License Application, or BLA, and an FDA plant inspection of our Laval, Québec facility. The FDA identified the need for us to make a number of changes related to Chemistry, Manufacturing and Controls. In September 2020, we resubmitted a BLA to the FDA based on the results from our open-label Phase 2/3 clinical trial of Ryplazim for the treatment of congenital plasminogen deficiency completed in October 2018. We believe that our BLA resubmission addresses all deficiencies outlined in the CRL issued by FDA to us in April 2018, and contains responses to all deficiencies contained in that CRL. We believe that the BLA resubmission will be designated as a Class 2 resubmission by FDA which would provide for a Prescription Drug User Fee Act, as amended, or PDUFA, goal date for FDA review and action within six months of the receipt date of the BLA resubmission. If our resubmission is designated as a Class 2 resubmission, we currently expect the deadline by which the FDA will review our BLA pursuant to the PDUFA, to be in the first quarter of 2021. Pending confirmation from the FDA that the resubmission addresses the issues raised in the CRL, current published guidance from the FDA is that they will indicate the new FDA review and action due date in writing to us within 14 days of receipt of the BLA resubmission. For additional information on our BLA submission and CRL, see the section titled “Business – BLA Submission and Complete Response Letter” in this prospectus.

As further described below under “Risk Factors—We will require additional funding and may not be able to raise the capital necessary to continue as a going concern or to complete the research and development of our pipeline of product candidates and their commercialization, if approved,” we do not have sufficient funds to continue maintaining our operating activities, even at low spending levels, for the next 12 months. Our June 30, 2020 financial statements have been prepared on a going concern basis.

Recent Developments

Line of Credit or LOC drawdown

In September 2020, we drew down $29.1 million under our non-revolving secured line of credit, or LOC, provided by SALP, representing the entire balance that we may draw under the LOC. The principal amount borrowed under the LOC bears a stated interest of 10%, payable quarterly, and matures on April 23, 2024. As of August 31, 2020, we had cash and cash equivalents of approximately $13.6 million, and this LOC drawdown provides additional liquidity to support ongoing operations.

Application for Voluntary Delisting from Toronto Stock Exchange, or TSX

In July 2020, we announced the filing of an application to voluntarily delist our common shares from the TSX, effective as of close of trading on August 5, 2020. Since the vast majority of our active daily trading volume has moved to Nasdaq, we believe that the financial and administrative costs to maintain a dual listing are no longer justified.

Acquisition of Fairhaven Pharmaceuticals Inc.

In July 2020, we acquired all of the issued and outstanding shares in the capital of Fairhaven Pharmaceuticals Inc., or Fairhaven, a company with a preclinical research program of small molecule antagonists, and completed a concurrent private placement with each of Genesys Ventures III LP, or Genesys, Amorchem Limited Partnership, or AmorChem LP, and AmorChem II Fund L.P., or AmorChem II, and together with AmorChem LP, AmorChem, and together with Genesys, the Holders, of $2.4 million aggregate principal amount of secured convertible debentures.

Under the terms of the acquisition, we will satisfy the aggregate purchase price of up to $8 million by the issuance of our common shares to the shareholders of Fairhaven, being Genesys, AmorChem LP, MSBi Valorisation Inc. and The Royal Institution for the Advancement of Learning/McGill University, or collectively, the Sellers. Investigational therapies developed in this program target a key chemoattractant and activator of eosinophils, which play a key role in Type 2 inflammation-driven diseases through tissue repair and resolution of inflammation. In July 2020, we issued an aggregate of 202,308 common shares, representing $3.6 million of the aggregate purchase price, to the Sellers, at a price per share equal to the five-trading day volume weighted average trading price, or VWAP, of our common shares on the TSX. The remainder of the aggregate purchase price payable by us to the Sellers is issuable upon, and subject to, the achievement of certain pre-determined research and development milestones prior to the fifth anniversary of the closing date of the acquisition, including $1.3 million upon the selection by us of a compound for development and $3.1 million upon the first dosing of a human in a Phase 1 clinical trial with a compound subject to the acquisition agreement. Any future shares to be issued as part of the milestone payments will be issued at a price per share equal to the five-trading day VWAP of our common shares prior to the achievement of such milestone events.

Impact of COVID-19 on Our Business

The World Health Organization has declared the outbreak of a novel coronavirus, referred to as COVID-19, as a global pandemic, which continues to spread throughout Canada and around the world. We are prioritizing the health and safety of our employees and those involved with our clinical trials, and we have implemented social distancing measures in our plasma collection facilities, manufacturing facility and research laboratories, have a significant part of our workforce working from home, and have implemented employee support programs, business continuity plans and risk assessment and mitigation strategies.

The partial disruption caused by COVID-19 has impacted certain of our clinical trials, and even if the disruption is temporary, it may continue to impact our operations, workforce and overall business by delaying the progress of our research and development programs, regulatory submissions and reviews, regulatory inspections, production and plasma collection activities and business and corporate development activities. There is uncertainty as to the duration of the COVID-19 pandemic and related government restrictions, including travel bans,  the impact on our workforce, and the availability of donors, health subjects and patients for the conduct of clinical trials, and the effects of the COVID-19 pandemic, including on the global economy, continue to be fluid. As a result, we are unable to estimate the potential impact on our business or our financial results as of the date of this filing and except as expressly provided otherwise herein, we are withdrawing any guidance provided related to the nature and timing of clinical trials and timing to file or receive any regulatory approvals or commercialization milestones. See “Risk Factors—Our business could be adversely affected by the effects of health crises, including the global COVID-19 pandemic.” for more information regarding the potential impact of COVID-19 on our business and operations.

Corporate Information

We were incorporated on October 14, 1994 under the Canada Business Corporations Act, or the CBCA, under the name Innovon Life Sciences Holdings Limited. We changed our name to “Prometic Life Sciences Inc.” on May 19, 1998 and subsequently changed our name to “Liminal BioSciences Inc.” on October 3, 2019. On July 28, 1998, our common shares began trading on the TSX under the trading symbol “PLI” and, on October 7, 2019, began trading under the trading symbol “LMNL.” On November 18, 2019, our common shares began trading on Nasdaq under the trading symbol “LMNL.” On August 5, 2020, we voluntarily delisted our common shares from the TSX.

We are structured as a parent company with separate operating entities which all are directly or indirectly controlled by us.

The following chart indicates:

(i)	the name of the operating subsidiaries and their acronyms;
(ii)	jurisdiction of incorporation of our operating subsidiaries; and
(iii)	voting interest (expressed as a percentage) beneficially owned, controlled or directed by us in each subsidiary.

[Chart]

* Subsidiary that has assets or revenues representing more than 10% of our consolidated assets or consolidated revenues from continued and discontinued operations in the consolidated financial statements for the financial year ended December 31, 2019, excluding Prometic Bioseparations Ltd. as we divested this subsidiary on November 25, 2019.

Corporate Information

Our head and registered office is located at 440 Armand-Frappier Blvd., Suite 300, Laval, Québec, Canada H7V 4B4. The telephone number of our principal executive offices is 1-450-781-0115 and our corporate website is www.liminalbiosciences.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common shares.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; and
•

not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis).

As a result, we do not know if some investors will find our common shares less attractive. The result may be a less active trading market for our common shares, and the price of our common shares may become more volatile.

Section 107 of the JOBS Act also provides that an emerging growth company that prepares its financial statements in accordance with U.S. GAAP can take advantage of the extended transition period provided in Section 13(a) of the Exchange Act for complying with new or revised accounting standards. However, our financial statements are prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, and therefore we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB.

We will remain an emerging growth company until the earliest of: (1) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion; (2) the last day of fiscal year 2024; (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur on the last day of any fiscal year that the aggregate worldwide market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during any three-year period.

Implications of Being a Foreign Private Issuer

We are a “foreign private issuer” as defined in Section 405 of the Securities Act of 1933, as amended, or the Securities Act. As a foreign private issuer, we are exempt from certain rules under the Exchange Act, applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;
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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, and current reports on Form 8-K upon the occurrence of specified significant events.

Foreign private issuers are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

The Offering

Common shares offered by the selling shareholders	20,160,241 common shares, including 168,735 common shares issuable upon exercise of the warrants.

Common shares to be outstanding after this offering	23,589,087 common shares (assuming the sale of all 20,160,241 common shares, including 168,735 common shares issuable upon exercise of the warrants by the selling shareholders).

Use of proceeds

The selling shareholders will receive all of the net proceeds from this offering. We will not receive any proceeds from the sale of common shares in this offering. We will, however, bear the costs incurred in connection with the registration of these common shares and, upon the exercise of the warrants, we will receive the exercise price of the warrants, which is $15.21 per common share.

Risk factors

See “Risk Factors” beginning on page 7 and the other information included in this prospectus and incorporated by reference for a discussion of factors you should carefully consider before deciding to invest in our common shares.

Nasdaq trading symbol	“LMNL.”

The number of our common shares to be outstanding after this offering is based on 23,420,352 common shares outstanding as of June 30, 2020 and excludes:

•	2,580,858 common shares issuable upon the exercise of 2,580,858 stock options outstanding as of June 30, 2020 at a weighted average exercise price of $18.67 per common share;
•	4,238 common shares issuable upon the vesting of outstanding restricted share units, or RSUs, as of June 30, 2020;
•	1,174,909 common shares reserved for future issuance under the Omnibus Incentive Plan; and
•	4,000 common shares issuable upon the exercise of 4,000 warrants held by MasterPlasma LLC outstanding as of June 30, 2020 at an exercise price of $3,000.00 per common share.

Unless otherwise indicated, this prospectus reflects and assumes the following:

•	a 1000-for-1 consolidation of our common shares effected on July 5, 2019; and
•	no exercise of the outstanding stock options and warrants described above.

Summary Consolidated Financial Data

Our audited consolidated financial statements have been prepared in accordance with IFRS, as issued by the IASB. We derived the summary consolidated statements of operations for the years ended December 31, 2017, 2018 and 2019 and summary consolidated statements of financial position as of December 31, 2018 and 2019 from our audited consolidated financial statements included in our Annual Report, which is incorporated by reference herein. The summary consolidated statement of operations for the year ended December 31, 2016 and the summary consolidated statements of financial position as of December 31, 2016 and 2017 have been derived from our audited consolidated financial statements and notes which are not included or incorporated by reference in this prospectus. We derived the summary consolidated statements of operations for the six months ended June 30, 2020 and 2019 and summary consolidated statements of financial position as of June 30, 2020 from our unaudited consolidated interim financial statements included in our Form 6-K dated as of August 10, 2020, or the Form 6-K, which is incorporated by reference into this prospectus. The effect of the discontinued operations and the share consolidation on the consolidated financial statements for the year ended December 31, 2016 is unaudited.

This data should be read together with the section titled “Item 5—Operating and Financial Review and Prospects” and our consolidated financial statements, related notes and other financial information included in our Annual Report, which is incorporated by reference herein. The selected consolidated financial data included in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the consolidated financial statements and the related notes incorporated by reference herein.

Our historical results are not necessarily indicative of the results to be expected in the future and our interim period results are not necessarily indicative of results to be expected for a full year or any other interim period.

We maintain our books and records in Canadian dollars, and we prepare our audited consolidated financial statements in accordance with IFRS, as issued by the IASB. We prepare unaudited consolidated interim financial statements in accordance with IAS 34 Interim Financial Reporting as issued by the IASB. We report our financial results in Canadian dollars.

Consolidated Statements of Operations and Consolidated Statements of Financial Position Data (in thousands, except per share data):

	Year ended December 31,				Six Months Ended June 30,
	2019	2018	2017	2016	2020	2019
Consolidated Statements of Operations
Revenues	$4,904	$24,633	$22,313	$2,667	$1,643	$3,026
Net loss from continuing operations	(234,224)	(239,828)	(121,950)	(110,889)	(55,473)	(165,046)
Net loss	(206,753)	(237,896)	(120,036)	(110,669)	(55,473)	(162,537)
Net loss attributable to the owners of the parent per share:
Basic & diluted	(12.81)	(235.95)	(137.85)	(141.98)	(2.35)	(18.61)
Basic & diluted from continuing operations	(14.52)	(238.28)	(140.26)	(142.29)	(2.35)	(18.90)

		As of December 31,				As of June 30,
		2019	2018	2017	2016	2020
Consolidated Statements of Financial Position
Cash and cash equivalents		61,285	7,389	23,166	27,806	25,986
Total assets		165,098	102,892	283,873	265,294	111,079
Net assets		94,934	(63,146)	143,431	159,343	45,522
Share capital		$932,951	$583,117	$575,150	$480,237	943,955
Weighted average number of outstanding shares (in thousands)		16,062	828	796	710	23,403

RISK FACTORS

Investing in our common shares involves a high degree of risk. You should consider carefully the following risks and uncertainties, together with all of the other information in this prospectus, including our consolidated financial statements and related notes incorporated by reference herein, before deciding whether to purchase our common shares. In particular, we caution you that we may face substantial risks and uncertainties due to the ongoing circumstances related to the COVID-19 pandemic, which may have a material adverse effect on our business, operations and future financial results. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not currently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described below or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our common shares could decline and you might lose all or part of your investment.

Risks Related to our Financial Position

We will require additional funding and may not be able to raise the capital necessary to continue as a going concern or to complete the research and development of our pipeline of product candidates and their commercialization, if approved.

As of June 30, 2020, we had approximately $26.0 million of cash and cash equivalents. This will not provide us with sufficient funds to continue maintaining our operating activities, even at low spending levels, for the next 12 months.

Additionally, we will require additional funding and may not be able to raise the capital necessary to continue and complete the research and development of our product candidates and their commercialization, if approved. We have historically generated revenues, but have never achieved or maintained profitability, and will need additional financing in order to continue our activities.

Our future capital requirements will depend on many factors, including:

•	the progress, results and costs of laboratory testing, manufacturing, preclinical and clinical development for our current product candidates;
•	the scope, progress, results and costs of preclinical development, laboratory testing and clinical trials of other product candidates that we may pursue;
•	the development requirements of other product candidates that we may pursue;
•	the timing and amounts of any milestone or royalty payments we may be required to make under future license agreements;
•	the costs of building out our infrastructure, including hiring additional clinical, regulatory, quality control and manufacturing personnel;
•	the costs, timing and outcome of regulatory review of our product candidates, including potential regulatory delays related to the COVID-19 pandemic;
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the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our product candidates for which we receive marketing approval;

•	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims; and
•	the extent to which we acquire or in-license other product candidates and technologies.

We have no committed external source of funds. In the past, we have been financed in part through the Restructuring Transactions (as defined below), debt and public equity offerings and we may effect additional debt or equity offerings to raise capital, the size of which cannot be predicted. The issuance and sales of substantial amounts of equity or other securities, or the perception that such issuances and sales may occur, could adversely affect the market price of our common shares. In addition, to the extent that we raise additional capital by issuing equity securities, our existing shareholders’ ownership may experience substantial dilution, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a shareholder. Equity and debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as redeeming our shares, making investments, incurring additional debt, making capital expenditures or declaring dividends.

The incurrence of additional indebtedness could result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants therein, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely affect our ability to conduct our business.

If we raise additional capital through collaborations, strategic alliances or third-party licensing arrangements, we may have to relinquish valuable rights to our intellectual property, future revenue streams, research programs or product candidates, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional capital through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts, or grant rights to develop and market product candidates that we would otherwise develop and market ourselves.

There is no assurance that sufficient financing will be available when needed to allow us to continue as a going concern. The perception that we may not be able to continue as a going concern may also make it more difficult to operate our business due to concerns about our ability to meet our contractual obligations. Our ability to continue as a going concern is contingent upon, among other factors, obtaining alternate financing. We cannot provide any assurance that we will be able to raise additional capital on acceptable terms, if at all, particularly if the COVID-19 pandemic continues to disrupt global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity.

If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause significant delays in our preclinical, clinical and regulatory efforts, which are critical to the realization of our business plan. The accompanying consolidated financial statements do not include any adjustments that may be necessary should we be unable to continue as a going concern. Such adjustments could be material. If we cannot continue as a viable entity, you may lose some or all of your investment.

We are not profitable and may never achieve profitability.

We are not profitable and may never achieve profitability. We have been reporting losses since our inception. We will need to generate significant revenues to achieve profitability. There is no guarantee that we will succeed in commercializing our product candidates, controlling our expenses and developing additional product candidates, and, therefore, we may never become profitable.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. These net losses will adversely impact our shareholders’ deficit and net assets and may fluctuate significantly from quarter to quarter and year to year. We anticipate that our expenses will increase substantially as we:

•	continue our ongoing and planned research and development of fezagepras and other product candidates under development;
•	conduct preclinical studies and clinical trials for other current and future product candidates;
•	seek to discover and develop additional product candidates and further expand our clinical product pipeline;
•	seek regulatory approvals for any product candidates that successfully complete clinical trials;
•	continue to scale up manufacturing capacity with the aim of securing sufficient quantities to meet our capacity requirements for clinical trials and potential commercialization;

•	establish sales, marketing and distribution infrastructure to commercialize any product candidate for which we may obtain regulatory approval;
•	develop, maintain, expand and protect our intellectual property portfolio;
•	acquire or in-license other product candidates and technologies;
•	hire additional clinical, quality control, regulatory and manufacturing personnel;
•	add clinical, operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts; and
•	expand our operations in the United States, United Kingdom, Canada and other geographies.

To become and remain profitable, we must succeed in developing and eventually commercializing products that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing preclinical studies and clinical trials of our product candidates, obtaining regulatory approval, manufacturing, marketing and selling any products for which we may obtain regulatory approval, as well as discovering and developing additional product candidates. We may never succeed in these activities and, even if we do, may never generate revenue that is significant enough to achieve profitability.

Because of the numerous risks and uncertainties associated with the development, manufacture, delivery and commercialization of drugs, we are unable to accurately predict the timing or amount of expenses or when, or if, we will be able to achieve profitability. If we are required by regulatory authorities to perform studies in addition to those currently expected, or if there are any delays in the initiation and completion of our clinical trials or the development of any of our product candidates, our expenses could increase and profitability could be further delayed.

Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable could impair our ability to raise capital, expand our business, maintain our research and development efforts or continue our operations.

The market conditions or our business performance may prevent us from having access to the public markets in the future.

The market conditions or our business performance may prevent us from having access to the public markets in the future. In such a case, we will have to use other means of financing, such as issuing debt instruments or entering into private financing agreements, which may not be available to us on favorable terms and conditions or at all. These debt instruments may contain terms and conditions (e.g. covenants, etc.) which may be challenging or difficult for us to respect, may be breached or trigger default provisions. Accordingly, we may be required to compensate counterparties, for costs and losses incurred as a result of various events, including breaches of representations and warranties, covenants, claims that may arise during the terms of said debt instruments or as a result of litigation that may be suffered by counterparties. If adequate funding is not available to us, we may be required to delay, reduce or eliminate our research and development of new product candidates, our clinical trials or our marketing and commercialization efforts to launch and distribute products, if any.

Risks Related to the Development and Commercialization of our Product Candidates

Our commercial success depends largely on the development and commercialization of our product candidates.

Our commercial success depends largely on the development and commercialization of our product candidates. Our failure to do so will have a material adverse effect on us. Our focus has been on development and partnering activities for our lead product candidates, fezagepras and Ryplazim, in which we have invested a significant portion of our financial resources and time. Our other compounds are at earlier stages of development.

The time required to obtain marketing approval by the U.S. Food and Drug Administration, or FDA, and other regulatory authorities is unpredictable but typically takes many years following the commencement of preclinical studies and clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. For example, in response to our biologics license application, or BLA, which we submitted to the FDA seeking approval for use of Ryplazim for the treatment of congenital plasminogen deficiency, in April 2018 the FDA denied approval of the BLA in its current form and issued a complete response letter, or CRL. In addition, approval policies, regulations, or the type and amount of preclinical and clinical data, and the chemistry, manufacturing and controls, necessary to gain approval may change during the course of a product candidate’s research and development and may vary among jurisdictions. It is possible that none of our existing product candidates or any future product candidates will ever obtain regulatory approval.

Our ability to generate revenues in the future is primarily dependent on the commercialization and/or partnering of our product candidates.  There can be no guarantee of commercialization of these product candidates as they remain in development. Our ability to successfully commercialize any product candidates will depend on numerous factors including, without limitation:

•	the timing, progress, costs, and results of ongoing and planned clinical trials;
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the willingness of the FDA and other regulatory agencies to grant approvals for the conduct of our clinical trials and acceptance of our preclinical studies as the basis for the review and approval of our product candidates;

•	the timing, outcome and costs of seeking and obtaining regulatory approvals from the FDA and other regulatory agencies;
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market acceptance of our products, if any, by the medical community, patients and reimbursement by third- party payors (such as governmental health administration authorities and private health coverage insurers);

•	the timing and cost of establishing successful marketing and sales force or the entering into a commercial agreement with a partner for the marketing and sale of our products, if any;
•	the timing and costs of maintaining manufacturing plants and supply agreements of our product candidates for clinical trials and other studies and, if approved, for commercial supply;
•	our ability to meet milestones under agreements with third parties and to enter into collaborative agreements with third parties for the development and commercialization of our product candidates;
•	an increase in the number of competitors in the same market;
•	our ability to obtain coverage and adequate reimbursement from third-party payors and patients' willingness to pay out-of-pocket in the absence of such coverage and adequate reimbursement;
•	the cost to maintain, expand, defend and enforce our intellectual property portfolio and our ability to effectively prosecute and protect our intellectual property and avoid patent infringement;
•	the costs of acquiring, licensing or investing in additional businesses, products or technologies; and
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any other condition, obligation or requirement that may arise, all of which may delay our capacity to generate revenues and will adversely materially affect our financial conditions and operating results.

Many of these factors are beyond our control, including the time needed to adequately complete clinical testing and the regulatory submission process. It is possible that none of our product candidates will ever obtain regulatory approval, even if we expend substantial time and resources seeking such approval. If we do not achieve one or more of these factors in a timely manner or at all, or any other factors impacting the successful development of biopharmaceutical products, we could experience significant delays or an inability to successfully develop our product candidates, which would materially harm our business.

We do not have the required regulatory approval to commercialize our product candidates and cannot guarantee that we will obtain such regulatory approval. We received a complete response letter from the FDA regarding Ryplazim, declining to approve the existing BLA in its current form. We may also be required to conduct post-approval clinical trials as a condition to licensing a product.

We do not have the required regulatory approval to commercialize our product candidates and cannot guarantee that we will obtain such regulatory approval. The commercialization of our product candidates first requires the approval of the regulatory agencies in each of the countries where we intend to sell our product candidates. In order to obtain the required approvals, we must demonstrate, following preclinical studies and clinical trials, the safety, efficacy and quality of a product and that it can be manufactured in compliance with current good manufacturing practices, or cGMP, and required specifications. There can be no guarantee that we will succeed in obtaining regulatory approval from the FDA and the regulatory approvals of agencies in other countries to sell our product candidates. Our product candidates are still subject to clinical trials and if the results of such trials are not positive, we may not be in a position to make any filing to obtain the mandatory regulatory approval or we may have to perform additional clinical or product validation studies on any of our product candidates until the results support the safety and efficacy of such product, therefore incurring additional delays and costs. The filing of new drug applications, or NDA, or BLAs is complex and we rely in part on third-party service providers or consultants to help us perform these tasks.

The obtaining of regulatory approval is subject to the discretion of regulatory agencies. Therefore, even if we have obtained positive results relating to the safety and efficacy of a product, a regulatory agency may not accept such results as being conclusive and allow us to sell our product candidates in a given country. Furthermore, the obtaining of regulatory approval is subject to the review and inspection of our manufacturing facility or manufacturing facilities of our third-party contract manufacturers and the product’s manufacturing process, including product batch validation and quality controls; these facilities and processes must comply with FDA cGMP regulations. A regulatory agency may require that additional tests on the safety and efficacy of a product or changes in the manufacturing facility or manufacturing process be conducted prior to granting approval, if any.

While fezagepras and Ryplazim have been granted beneficial designations from health regulatory entities, our development strategy may also include the use of additional expedited pathways, such as through the accelerated or contingent approval pathway. Depending on results of the preclinical and clinical trials in our other product candidates, we may also pursue such status for those candidates. There is no certainty that our product candidates will qualify for breakthrough therapy, orphan drug or additional beneficial designations, nor can we assume that the clinical data obtained from trials of our product candidates will be sufficient to qualify for any expedited approval program.

The FDA or a comparable regulatory authority may require more information, including additional preclinical or clinical data to support approval, including data that would require us to perform additional preclinical studies, clinical trials, or both, or modify our manufacturing processes, which may delay or prevent approval and our commercialization plans, or we may decide to abandon the development program. If we change our manufacturing processes, we may be required to conduct additional clinical trials or other studies, which also could delay or prevent approval of our product candidates. If we were to obtain approval, regulatory authorities may approve any of our product candidates for fewer indications than we request (including failing to approve the most commercially promising indications), may impose warnings and restrictions on prescription and distribution, may grant approval contingent on the performance of costly post-marketing clinical trials or other post-marketing commitments, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate.

Even if a product candidate were to successfully obtain marketing approval from the FDA or other comparable regulatory authorities in other jurisdictions, any approval might contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, or may be subject to burdensome post-approval study or risk management requirements. If we are unable to obtain regulatory approval for one of our product candidates in one or more jurisdictions, or any approval contains significant limitations, we may not be able to obtain sufficient funding to continue the development of that product or generate revenue attributable to that product candidate. Also, any regulatory approval of our current or future product candidates, once obtained, may be withdrawn.

In response to our BLA, which we submitted to the FDA seeking approval for use of Ryplazim for the treatment of congenital plasminogen deficiency in April 2018, the FDA denied approval of the BLA in its current form and issued a CRL. A CRL is issued by the FDA when the review of an application is complete, and questions remain that preclude approval of the BLA in its current form. The FDA comments in the CRL focused on chemistry, manufacturing and controls deficiencies in our BLA. The FDA requires that we revisit analytical methods, including revalidation of certain data and improvement of statistical strength of analytical method validation. We have to engage a contract research and development organization, or CRO, which will act as our U.S. agent. There can be no assurance that our actions in response to the CRL will result in a BLA resubmission that will be approved by the FDA, or that any of our product candidates will ever be approved for commercialization.

The manufacture, marketing and sale of our products, if any, will be subject to ongoing and extensive governmental regulation in the country in which we intend to market our products.

The manufacture, marketing and sale of our products, if any will be subject to ongoing and extensive governmental regulation in the country in which we intend to market our products. For instance, if we obtain marketing approval for one product candidate in the United States, the marketing of this product will be subject to extensive regulatory requirements administered by the FDA and other regulatory bodies, such as adverse event reporting requirements as well as marketing and promotional restrictions and obligations, which among other things, prohibit the promotion of a product for uses not approved by the FDA as reflected in the product’s approved labeling. The manufacturing facilities for our product will also be subject to continual review and periodic inspection and approval of manufacturing modifications. Manufacturing facilities are subject to inspections by the FDA and must comply with the FDA’s cGMP regulations. Failure to comply with any of these post-approval requirements can result in a series of sanctions, including withdrawal of the right to market a product. The failure to obtain, or a delay in obtaining, approval from the FDA or other regulatory bodies may postpone our capacity to generate revenues and adversely materially affect our financial conditions and operating results.

Ryplazim requires a manufacturing process that is complex and involves biological intermediates that may be susceptible to contamination and variations in yield.

Plasma is a raw material that is susceptible to damage and contamination and may contain human pathogens, any of which would render the plasma unsuitable for further manufacturing. For instance, contamination or improper storage of plasma by us or third-party suppliers may require us to destroy some of our raw material. If unsuitable plasma is not identified and discarded prior to its release to our manufacturing processes, it may be necessary to discard intermediate or finished product made from that plasma or to recall any finished product released to the market.

The manufacture of Ryplazim is an extremely complex process of bioseparation, purification, filling and finishing. Once we have manufactured Ryplazim, it must be handled carefully and kept at appropriate temperatures. Our failure, or the failure of third parties that supply, ship or distribute our product candidates, to properly care for Ryplazim may require that such product candidates be destroyed.

Contamination of our product candidates could cause investors, patients or other third parties with whom we conduct business to lose confidence in the reliability of our manufacturing procedures, or to be in breach of agreements, which could adversely affect our sales and profits. In addition, faulty or contaminated product candidates that are unknowingly distributed could result in patient harm, threaten the reputation of our product candidates and expose us to product liability damages and claims.

Due to the nature of plasma, there will be variations in the biologic properties of the plasma we collect or purchase for bioseparation and purification that may result in fluctuations in the obtainable yield, even if cGMP regulations are followed. Lower yields may limit production of Ryplazim or our other product candidates due to capacity constraints.

Our ability to continue to produce plasma-derived products depends on the safety of our plasma supply, testing by third parties and manufacturing and regulatory processes against transmittable diseases. Our failure to comply with these processes and regulations could have a material adverse effect on our results of operations and financial condition.

Despite overlapping safeguards, including the screening of donors and other steps to remove or inactivate viruses and other infectious disease causing agents, the risk of transmissible disease through blood plasma products cannot be entirely eliminated. For example, since plasma-derived therapeutics involves the use and purification of human plasma, there has been concern raised about the risk of transmitting human immunodeficiency virus, HIV, prions, West Nile virus, H1N1 virus or “swine flu” and other blood-borne pathogens through plasma-derived products. In addition, we are required to comply with the cGMP regulations to ensure the safety, purity, and potency of blood and blood components. The public health objective in testing human blood donations for evidence of relevant transfusion-transmitted infections and in notifying donors is to prevent the transmission of relevant transfusion-transmitted infections. For example, in the event that an infected blood unit is released for transfusion, we are subject to the “lookback” requirements, which are intended to help ensure the continued safety of the blood supply by providing necessary information to consignees of blood and blood components and appropriate notification of recipients of blood components that are at increased risk of having received an infected unit of blood. Failure to continue to produce plasma-derived products in compliance with relevant regulations could have a material adverse effect on our results of operations and financial condition.

We could become supply-constrained and our financial performance would suffer if we cannot obtain adequate quantities of FDA-approved human source plasma that meet proper specifications.

In order for plasma to be used in the manufacturing of Ryplazim, the individual centers at which the plasma is collected must be licensed by the FDA and approved by the regulatory authorities of any country in which we may wish to commercialize our products, as applicable. When we open a new plasma center, and on an ongoing basis after licensure, it must be inspected by the FDA for compliance with cGMP and other regulatory requirements. For example, we are waiting to receive FDA approval for our first U.S. based plasma collection center in Amherst, New York. However, there can be no assurances that we will receive FDA approval for that center. Therefore, even if we are able to construct new plasma collection centers, in addition to the Amherst, New York center, to complement our Winnipeg, Manitoba, Canada plasma collection center, an unsatisfactory inspection could prevent a new center from being licensed or risk the suspension or revocation of an existing license.

We may not have adequate quantities of compliant plasma to manufacture Ryplazim. Therefore, we are reliant on the purchase of plasma from third parties to manufacture Ryplazim. We can give no assurances that appropriate plasma will be available to us on commercially reasonable terms, or at all, to manufacture Ryplazim. In order to maintain a plasma center’s license, its operations must continue to conform to cGMP and other regulatory requirements. In the event that we determine that plasma was not collected in compliance with cGMP, we may be unable to use and may ultimately destroy plasma collected from that center. Additionally, if non-compliance in the plasma collection process is identified after the impacted plasma has been pooled with compliant plasma from other sources, entire plasma pools, in-process intermediate materials and our supply of Ryplazim could be impacted.

We plan to increase our supplies of plasma for use in the manufacturing processes through increased purchases of plasma from third-party suppliers as well as collections from our existing Winnipeg plasma collection center and Amherst plasma collection center, if approved. This strategy is dependent upon our ability to maintain a cGMP compliant environment in our plasma facility and to expand production and attract donors to our facility. There is no assurance that the FDA will inspect and license our Amherst, New York plasma collection center in a timely manner consistent with our production plans. If we misjudge the readiness of a center for an FDA inspection, we may lose credibility with the FDA and cause the FDA to more closely examine all of our operations. Such additional scrutiny could materially hamper our operations and our ability to increase plasma collections. Our ability to expand production and increase our plasma collection center to more efficient production levels may be affected by changes in the economic environment and population in selected regions where we operate our current or future plasma collection centers, by the entry of competitive plasma centers into regions where we operate such centers, by misjudging the demographic potential of individual regions where we expect to expand production and attract new donors, by unexpected facility related challenges or by unexpected management challenges at selected plasma facilities held by us from time to time.

Our product candidates may cause serious and unexpected side effects, which could jeopardize our ability to obtain marketing approval for, and continue marketing of, our product candidates.

As for all pharmaceutical products, the use of our product candidates sometimes produces undesirable side effects or adverse reactions or events, or adverse events. Known adverse events of a number of our product candidates include allergic or anaphylactic reactions including shock and the transmission of infective agents. Further, the use of certain product candidates sometimes produces additional adverse events.

In addition, the use of our product candidates may be associated with serious and unexpected adverse events, or with less serious reactions at a greater than expected frequency. This may be especially true when our product candidates are used in critically ill patient populations. When these unexpected events are reported to us, we must undertake a thorough investigation to determine causality and implications for product safety. These events must also be specifically reported to the applicable regulatory authorities. If our evaluation concludes, or regulatory authorities perceive, that there is an unreasonable risk associated with the product, we would be obligated to withdraw the impacted lot(s) of that product.  Furthermore, an unexpected adverse event caused by a new product may be recognized only after extensive use of the product, which could expose us to product liability risks, enforcement action by regulatory authorities and damage to our reputation.

Once we produce a product, we rely on physicians to prescribe and administer it as we have directed and for the indications described on the labeling. Although physicians, in the practice of medicine, may prescribe approved drugs for unapproved indications, pharmaceutical companies are prohibited from marketing or promoting their drug products for uses outside the approved label, a practice known as off-label promotion. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label may be subject to significant liability. In addition, the off-label use of our products, if any, may increase the risk of product liability claims and produce results such as reduced efficacy or other adverse effects, and the reputation of our products, if any, in the marketplace may suffer.

Additionally, if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such products, including during any long-term follow-up observation period recommended or required for patients who receive treatment using our products, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw approvals of such product;
•	regulatory authorities may require additional warnings on the label;
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we may be required to create a Risk Evaluation and Mitigation Strategy or similar risk management plan, which could include a medication guide outlining the risks of such side effects for distribution to patients, a communication plan for healthcare providers and/or other elements to assure safe use;

•	we could be sued and held liable for harm caused to patients; and
•	our reputation may suffer.

Any of the foregoing could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.

Clinical trials may not demonstrate a clinical benefit of our product candidates.

Clinical trials may not demonstrate a clinical benefit of our product candidates. Positive results from preclinical studies and early clinical trials should not be relied upon as evidence that later stage, large scale or controlled clinical trials will succeed. We will be required to demonstrate with substantial evidence through well-controlled clinical trials that our product candidates are safe and effective for use in a diverse population before we can seek regulatory approvals for their commercial sale. Success in early clinical trials does not mean that future clinical trials will be successful because product candidates in later stage clinical trials may fail to demonstrate sufficient safety and efficacy to the satisfaction of regulatory authorities despite having progressed through initial clinical trials.

We may experience numerous unforeseen events prior to, during or as a result of clinical trials that could delay or prevent our ability to receive marketing approval or commercialize any of our product candidates, including:

•	the FDA or other comparable regulatory authority may disagree as to the number, design or implementation of our clinical trials, or may not interpret the results from clinical trials as we do;
•	regulators or institutional review boards, or IRBs, may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;
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we may not reach agreement on acceptable terms with prospective clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different clinical trial sites;

•	clinical trials of our product candidates may produce negative or inconclusive results;
•	we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs;
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the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate, participants may drop out of these clinical trials at a higher rate than we anticipate or we may fail to recruit eligible patients to participate in a trial;

•	our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;
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regulators may issue a clinical hold, or regulators or IRBs may require that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

•	the cost of clinical trials of our product candidates may be greater than we anticipate;
•	the FDA or other comparable regulatory authorities may fail to approve our manufacturing processes or facilities;

•	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate;
•	our product candidates may have undesirable side effects or other unexpected characteristics, causing us or our investigators, regulators or IRBs to suspend or terminate the clinical trials; and
•	the approval policies or regulations of the FDA or other comparable regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

To the extent that the results of the trials are not satisfactory for the FDA or regulatory authorities in other countries or jurisdictions to approve our BLA, new drug application, or NDA, or other comparable applications, the commercialization of our product candidates may be significantly delayed, or we may be required to expend significant additional resources, which may not be available to us, to conduct additional trials in support of potential approval of our product candidates.

Even after the completion of Phase 3 clinical trials, regulatory authorities may disagree with our clinical trial design and our interpretation of data, and may require us or our partners to conduct additional clinical trials to demonstrate the efficacy of our product candidates. There is no assurance that a regulatory authority will issue a biologics license or manufacturing authorization. Regulatory authorities may determine that our product candidates, the manufacturing process or the manufacturing facilities do not meet applicable requirements to ensure the continued safety, purity and potency of our product candidates.

Our product candidates could cause undesirable and potentially serious side effects during clinical trials that could delay or prevent their regulatory approval or commercialization.

Our product candidates could cause undesirable and potentially serious side effects during clinical trials that could delay or prevent their regulatory approval or commercialization. Undesirable side effects caused by any of our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in the denial of regulatory approval by regulatory authorities for any or all targeted indications. This, in turn, could prevent us from commercializing our product candidates and generating revenues from their sale. In addition, if our product candidates receive marketing approval and we or others later identify undesirable side effects caused by the product:

•	regulatory authorities may withdraw their approval of the product;
•	we may be required to recall the product, change the way the product is administered, conduct additional clinical trials or change the labelling of the product;
•	a product may become less competitive and product sales may decrease; or
•	our reputation may suffer.

Any one or a combination of these events could prevent us from achieving or maintaining market acceptance of the affected product or could substantially increase the costs and expenses of commercializing the product, which in turn could delay or prevent us from generating revenues from the sale of the affected product.

In addition, as with the results of any statistical sampling, we cannot be sure that all side effects of our product candidates may be uncovered in clinical trials, and it may be the case that only with a significantly larger number of patients exposed to the product candidate for a longer duration, may a more complete safety profile be identified.

Failure to recruit and enroll patients for clinical trials may cause the development of our product candidates to be delayed.

Failure to recruit and enroll patients for clinical trials may cause the development of our product candidates to be delayed. We may encounter delays or rejections in recruiting and enrolling enough patients to complete clinical trials. Patient enrollment depends on many factors, including:

•	the patient eligibility criteria defined in the protocol;
•	the number of patients with the disease or condition being studied;
•	the understanding of risks and benefits of the product candidate in the trial;

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clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating or drugs that may be used off-label for these indications;

•	the size and nature of the patient population who meet inclusion criteria;
•	the proximity of patients to study sites;
•	the design of the clinical trial;
•	clinical trial investigators’ ability to recruit clinical trial investigators with the appropriate competencies and experience;
•	competing clinical trials for similar therapies or other new therapeutics not involving T cell-based immunotherapy;
•	our ability to obtain and maintain patient consents;
•	the risk that patients enrolled in clinical trials will drop out of the clinical trials before completion of their treatment; and
•	the impact of public health epidemics or pandemics, such as the ongoing COVID-19 pandemic.

In particular, some of our clinical trials are designed to enroll patients with characteristics that are found in a very small population. For example, one of the indications fezagepras may be developed for is the treatment of Alström syndrome, a rare syndrome that is believed to affect only approximately 800 patients worldwide. In addition, since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which could further reduce the number of patients who are available for our clinical trials in these clinical trial sites.

Delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these clinical trials and adversely affect our ability to advance the development of our product candidates. In addition, many of the factors that may lead to a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

We do not know whether any of our ongoing or planned clinical trials will proceed or be completed on schedule, or at all.

We do not know whether any of our ongoing or planned clinical trials will proceed or be completed on schedule, or at all. The commencement of our planned clinical trials could be substantially delayed or prevented by several factors, including:

•	limited number of, and competition for, suitable patients with the indications required for enrollment in our clinical trials;
•	limited number of, and competition for, suitable sites to conduct our clinical trials;
•	delay or failure to obtain FDA or non-U.S. regulatory agencies’ approval or agreement to commence a clinical trial;
•	delay or failure to obtain sufficient supplies of the product candidate for our clinical trials;
•	delay or failure to reach agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites or investigators; and
•	delay or failure to obtain IRB approval to conduct a clinical trial at a prospective site.

The completion of any clinical trial could also be substantially delayed or prevented by several factors, including:

•	slower than expected rates of patient recruitment and enrollment;
•	failure of patients to complete the clinical trial;
•	unforeseen safety issues;

•	lack of efficacy evidenced during any clinical trial;
•	termination of any clinical trial by one or more clinical trial sites;
•	inability or unwillingness of patients or medical investigators to follow clinical trial protocols;
•	inability to monitor patients adequately during or after treatment; and
•	introduction of competitive product candidates that may impede our ability to retain patients in any clinical trial.

Clinical trials may be suspended or terminated at any time by the FDA, other regulatory authorities, the IRB overseeing the clinical trial at issue, any of our clinical trial sites with respect to that site, or us. Any failure or significant delay in completing any clinical trial for our product candidates could materially harm our financial results and the commercial prospects for our product candidates. In addition, the impact of public health epidemics or pandemics, such as the ongoing COVID-19 pandemic, which is currently having a global impact, may delay or prevent patients from enrolling or from receiving treatment in accordance with the protocol and the required timelines, which could delay our clinical trials, or otherwise prevent us from completing our clinical trials on our planned timelines or at all, and harm our ability to obtain approval for such product candidate. For example, in connection with the COVID-19 pandemic, in May 2020 we recently terminated treatment in an open-label rollover, single-arm Phase 2 clinical trial of fezagepras for the treatment of Alström syndrome which was started in October 2017 as a result of the re-deployment of clinical staff as a result of the current COVID-19 pandemic.

We may not be successful in our efforts to build a pipeline of product candidates.

We intend to develop additional product candidates. However, we may not be able to develop product candidates that are safe and effective, or which compare favorably with other commercially available alternatives. Even if we are successful in continuing to build our pipeline and developing product candidates, the potential product candidates that we identify may not be suitable for clinical development, including as a result of lack of safety, lack of tolerability or other characteristics that indicate that they are unlikely to be products that will receive marketing approval, achieve market acceptance or obtain reimbursements from third-party payors. We cannot provide you any assurance that we will be able to successfully advance any of these additional product candidates through the development process. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development or commercialization for many reasons, including the following:

•	we may not be successful in building a platform to identify additional product candidates;
•	we may not be able or willing to assemble sufficient resources to acquire or discover additional product candidates;
•	our product candidates may not succeed in preclinical or clinical testing;
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a product candidate may on further study be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

•	competitors may develop alternatives that render our product candidates obsolete or less attractive;
•	product candidates we develop may nevertheless be covered by third-parties’ patents or other exclusive rights;
•	the market for a product candidate may change during our development program so that the continued development of that product candidate is no longer reasonable;
•	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and
•	a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors, if applicable.

If any of these events occur, we may be forced to abandon our development efforts for a program or programs, or we may not be able to identify, discover, develop or commercialize additional product candidates, which would have a material adverse effect on our business and could potentially cause us to cease operations.

Even if we receive FDA or other regulatory approval to market our product candidates, we cannot assure you that any such product candidates will be successfully commercialized, widely accepted in the marketplace or more effective than other commercially available alternatives. Further, because of our limited financial and managerial resources, we are required to focus our research programs on certain product candidates and on specific diseases. As a result, we may fail to capitalize on viable commercial products or profitable market opportunities, be required to forego or delay pursuit of opportunities with other product candidates or other diseases that may later prove to have greater commercial potential, or relinquish valuable rights to such product candidates through collaboration, licensing or other royalty arrangements in cases in which it would have been advantageous for us to retain sole development and commercialization rights.

If we do not successfully develop and commercialize product candidates or collaborate with others to do so, we will not be able to obtain product revenue in future periods, which could significantly harm our financial position.

We are investing efforts into building a drug discovery platform but these efforts may not be successful.

We intend to develop a drug discovery platform that will be focused on exploring structural biology and drug design by utilizing new tools and technologies, such as cryo-electron microscopy, artificial intelligence and machine learning, in the drug discovery process with the goal to identify novel biologic targets that may have been previously undruggable and potentially develop product candidates for these novel targets.

However, we may not be successful in our development of a drug discovery platform, as developing a drug discovery platform to identify new product candidates requires substantial technical, financial and human resources. Even if we are successful, the potential product candidates that we identify may not be suitable for clinical development, including as a result of lack of safety, lack of tolerability or other characteristics that indicate that they are unlikely to be products that will receive marketing approval, achieve market acceptance or obtain reimbursements from third-party payors. If we are unable to develop our drug discovery platform and identify suitable compounds for preclinical and clinical development, we may not be able to obtain sufficient product revenues in future periods, which could significantly harm our financial position.

We face competition and the development of new product candidates by other companies could materially adversely affect our business and our product candidates.

We face competition and the development of new product candidates by other companies could materially adversely affect our business and our product candidates. The biopharmaceutical and pharmaceutical industries are highly competitive and we must compete with pharmaceutical companies, biotechnology companies, academic and research institutions as well as governmental agencies for the development and commercialization of product candidates. Some of these competitors develop product candidates in the indications in which we are involved and could be considered direct or indirect competitors.

In the other indications currently being studied by us for development, there may exist companies that are at a more advanced stage of developing a product to treat those same diseases. Some of these competitors have capital resources, research and development personnel and facilities that are superior to ours. Mergers and acquisitions in the biotechnology and pharmaceutical industries may also result in even more resources being concentrated among a smaller number of our competitors. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical studies, as well as in acquiring technologies complementary to, or necessary for, our programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. In addition, some competitors are more experienced than we are in the commercialization of medical products and already have a sales force in place to launch new products. Consequently, they may be able to develop alternative forms of medical treatment which could compete with our product candidates and commercialize them more rapidly and effectively than we can.

If the market opportunities for any of our product candidates we may develop are smaller than we believe they are, our revenue may be adversely affected and our business may suffer. Moreover, because the target patient populations we are seeking to treat are small, and the addressable patient population even smaller, we must be able to successfully identify patients and capture a significant market share to achieve profitability and growth.

We focus our research and product development on treatments for rare indications. Given the small number of patients who have the diseases that we are targeting, it is critical to our ability to grow and become profitable that we continue to successfully identify patients with these rare diseases. Our projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our product candidates we may develop, are based on our beliefs and estimates. These estimates have been derived from a variety of sources, including the scientific literature, surveys of clinics, patient foundations or market research that we conducted, and may prove to be incorrect or contain errors. New studies may change the estimated incidence or prevalence of these diseases. The number of patients may turn out to be lower than expected. The effort to identify patients with diseases we seek to treat is in early stages, and we cannot accurately predict the number of patients for whom treatment might be possible. Additionally, the potentially addressable patient population for our product candidates we may develop may be limited or may not be amenable to treatment with our other product candidates we may develop, and new patients may become increasingly difficult to identify or gain access to, which would adversely affect our results of operations and our business. Further, even if we obtain significant market share for our product candidates we may develop, because the potential target populations are very small, we may never achieve profitability despite obtaining such significant market share.

We depend on our key personnel to research, develop and bring new products to the market and the loss of key personnel or the inability to attract highly qualified individuals could have a material adverse effect on our business and growth potential.

We depend on our key personnel to research, develop and bring new products to the market and the loss of key personnel or the inability to attract highly qualified individuals could have a material adverse effect on our business and growth potential. Our mission is to discover or acquire novel therapeutic product candidates targeting unmet medical needs in attractive specialty markets. The achievement of this mission requires qualified scientific and management personnel. The loss of scientific personnel or of members of management could have a material adverse effect on our business. In addition, our growth is and will continue to be dependent, in part, on our ability to retain and hire qualified scientific personnel. There can be no guarantee that we will be able to continue to retain our current employees or will be able to attract qualified personnel to pursue our business plan.

We may not achieve our publicly-announced milestones in due time.

We may not achieve our publicly-announced milestones in due time. From time to time, we publicly announce the timing of the occurrence of certain events. These statements are forward-looking and are based on management’s best estimate relating to the occurrence of such events. However, the actual timing of such events may differ from what has been publicly disclosed. These variations may occur as a result of a series of events, including the nature of the results obtained during a clinical trial or during a research phase, problems with a supplier or any other event having the effect of delaying the timeline publicly announced. Our policy on forward-looking information does not consist in updating such information if the publicly disclosed timeline varies, unless otherwise required to do so by law. Any variation in the timing of certain events having the effect of postponing such events could have an adverse material effect on our business plan, financial conditions or operating results.

We may develop and conduct trials of fezagepras in combination therapy with other therapies, which exposes us to additional risks.

We may develop and conduct trials of fezagepras both as a monotherapy and in combination with nintedanib and may develop future product candidates that involve combination therapy with one or more currently approved therapies. Even if any product candidate we develop were to receive marketing approval or be commercialized for use in combination with other existing therapies, we would continue to be subject to the risks that the FDA or similar regulatory authorities outside of the United States could revoke approval of the therapy used in combination with our product candidate or that safety, efficacy, manufacturing or supply issues could arise with these existing therapies. This could result in our own products being removed from the market or being less successful commercially.

Interim top-line and preliminary results from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures, which could result in material changes in the final data.

From time to time, we may publish interim top-line or preliminary results from our clinical trials. Interim results from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or top-line results also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Differences between preliminary or interim data and final data could significantly harm our business prospects and may cause the trading price of our common stock to fluctuate significantly.

If we are unable to establish sales, marketing and distribution capabilities for our product candidates, or enter into sales, marketing and distribution or licensing agreements with third parties, we may not be successful in commercializing our product candidates, if and when they are approved.

We currently plan to enter into agreements with third parties and may in the future plan to work to build our global commercialization capabilities internally over time, such that we are able to commercialize any product candidate for which we may obtain regulatory approval. However, we currently have limited sales, marketing or distribution capabilities and have limited experience in marketing or distributing pharmaceutical products. To achieve commercial success for any product candidate for which we may obtain marketing approval, we will need to enter into distribution or licensing agreements with third parties or expand our sales and marketing organization and establish logistics and distribution processes to commercialize and deliver our product candidates to patients and healthcare providers. The development of sales, marketing and distribution capabilities will require substantial resources, will be time-consuming and could delay any product launch.

If we are unable or continue to decide not to establish internal sales, marketing and distribution capabilities, we would have to pursue collaborative arrangements regarding the sales and marketing of our products. However, we may not be successful in entering into arrangements with third parties to sell, market and distribute our product candidates or may be unable to do so on terms that are favorable to us, or if we are able to do so, that they would be effective and successful in commercializing our products. Our product revenue and our profitability, if any, would likely be lower than if we were to sell, market and distribute any product candidates that we develop ourselves. In addition, we would have limited control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our product candidates effectively. If we do not establish sales, marketing and distribution capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our product candidates in the United States or elsewhere.

The development and commercialization of product candidates could expose us to liability claims which could exceed our insurance coverage.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and will face an even greater risk if we commercially sell any products that we may develop. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we will incur substantial liabilities. In addition, a product liability claim could tarnish our reputation, whether or not such claims are covered by insurance or are with or without merit. Such liability claims may result in:

•	decreased demand for any product candidates or drugs that we may develop;
•	injury to our reputation and significant negative media attention;
•	withdrawal of clinical trial participants;
•	substantial monetary awards paid to trial participants or patients;
•	loss of revenue;
•	reduced resources of our management to pursue our business strategy; and
•	the inability to commercialize any products that we may develop.

The development and commercialization of product candidates could expose us to liability claims which could exceed our insurance coverage. A risk of product liability claims is inherent in the development and commercialization of human therapeutic products. Product liability insurance is very expensive and offers limited protection. A product liability claim against us could potentially be greater than the coverage offered and, therefore, have a material adverse effect upon us and our financial position.

If our competitors develop and market products that are safer, more effective or more convenient or less expensive than our products, if any, our commercial opportunity will be reduced or eliminated.

Our commercial opportunity with respect to our products, if approved, will be reduced or eliminated if our competitors develop and market products that are more effective, have fewer side effects, are more convenient or are less expensive than our products, if any. Our competitors include large, fully-integrated pharmaceutical companies and more established biotechnology and medical device companies, many of which have significant resources and expertise in research and development, manufacturing, testing, obtaining regulatory approvals and marketing. It is possible that competitors will succeed in developing technologies that are safer, more effective, more convenient or with a lower cost of goods and price than those in our product candidates, or that would render our technology obsolete or non-competitive. See “—Risks Related to our Intellectual Property” for additional risks relating to our intellectual property protection from generics entering into our commercial markets.

We may not be successful in achieving cost of goods at commercial scale that provide for an attractive margin.

We have not yet established manufacturing capacity at sufficient commercial scale and may underestimate the cost and time required to do so, or overestimate cost reductions from economies of scale that can be realized with our manufacturing processes. We may ultimately be unable to manage the cost of goods for our product candidates to levels that will allow for a margin in line with our expectations and return on investment if and when those product candidates are commercialized.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or have a greater likelihood of success.

Because we have limited financial and management resources, we focus on research programs and product candidates that we identify for specific indications. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

Risks Related to Regulatory Approval of Our Product Candidates and Other Legal Compliance Matters

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in other jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/or to receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

Even if we obtain marketing approvals for our product candidates, the terms of approvals and ongoing regulation of our products may limit how we manufacture and market our products and compliance with such requirements may involve substantial resources, which could materially impair our ability to generate revenue.

Even if marketing approval of a product candidate is granted, an approved product and its manufacturer and marketer are subject to ongoing review and extensive regulatory requirements for manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, sampling, and recordkeeping, including the potential to conduct costly post- marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the product. We must also comply with requirements concerning advertising and promotion for any of our product candidates for which we obtain marketing approval. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved labeling. Thus, we will not be able to promote any products we develop for indications or uses for which they are not approved. In addition, manufacturers of approved products and those manufacturers’ facilities are required to comply with extensive regulatory requirements of the FDA and other regulatory authorities, including ensuring that quality control and manufacturing procedures conform to cGMP and other comparable regulations and standards, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation and reporting requirements. We or our suppliers could be subject to periodic unannounced inspections by the FDA or other regulatory authorities to monitor and ensure compliance with cGMP.

Accordingly, assuming we receive marketing approval for one or more of our product candidates, we and our suppliers will continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production, product surveillance and quality control. If we are not able to comply with post- approval regulatory requirements, we could have the marketing approvals for our products withdrawn by regulatory authorities and our ability to market any future products could be limited, which could adversely affect our ability to achieve or sustain profitability.

Thus, the cost of compliance with post-approval regulations may have a negative effect on our operating results and financial condition.

Any product candidate for which we obtain marketing approval could be subject to post-marketing restrictions or recall or withdrawal from the market, and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our product candidates, when and if any of them are approved.

The FDA and other federal and state agencies, including the U.S. Department of Justice, or DOJ, closely regulate compliance with all requirements governing prescription drug products, including requirements pertaining to marketing and promotion of products in accordance with the provisions of the approved labeling and manufacturing of products in accordance with cGMP requirements. The FDA and DOJ impose stringent restrictions on manufacturers’ communications regarding off-label use and if we do not market our products for their approved indications, or if other of our marketing claims are deemed false or misleading, we may be subject to enforcement action. Violations of such requirements may lead to investigations alleging violations of the Food, Drug and Cosmetic Act and other statutes, including the False Claims Act and other federal and state health care fraud and abuse laws as well as state consumer protection laws.

Our failure to comply with all regulatory requirements, and later discovery of previously unknown adverse events or other problems with our products, manufacturers or manufacturing processes, may yield various results, including:

•	litigation involving patients taking our products;
•	restrictions on such products, manufacturers or manufacturing processes;
•	restrictions on the labeling or marketing of a product;
•	restrictions on product distribution or use;

•	requirements to conduct post-marketing studies or clinical trials;
•	warning or untitled letters;
•	withdrawal of the products from the market;
•	refusal to approve pending applications or supplements to approved applications that we submit;
•	recall of products;
•	fines, restitution or disgorgement of profits or revenue;
•	suspension or withdrawal of marketing approvals;
•	suspension of any ongoing clinical trials;
•	damage to relationships with any potential collaborators;
•	unfavorable press coverage and damage to our reputation;
•	refusal to permit the import or export of our products;
•	product seizure; or
•	injunctions or the imposition of civil or criminal penalties.

Noncompliance by us or any future collaborator with regulatory requirements regarding safety monitoring or pharmacovigilance, and with requirements related to the development of products for the pediatric population, can also result in significant financial penalties. Similarly, failure to comply with regulatory requirements regarding the protection of personal information can also lead to significant penalties and sanctions.

Noncompliance with EU requirements regarding safety monitoring or pharmacovigilance, and with requirements related to the development of products for the pediatric population, also can result in significant financial penalties. Similarly, failure to comply with the European Union’s requirements regarding the protection of personal information can also lead to significant penalties and sanctions.

If any of these events occurs, our ability to sell such product may be impaired, and we may incur substantial additional expense to comply with regulatory requirements, which could adversely affect our business, financial condition and results of operations.

Our employees, independent contractors, principal investigators, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee fraud or other misconduct or failure to comply with applicable regulatory requirements. Misconduct by employees and independent contractors, such as principal investigators, consultants, commercial partners, and vendors, could include failures to comply with regulations of the FDA and other comparable regulatory authorities, to provide accurate information to such regulators, to comply with manufacturing standards we have established, to comply with healthcare fraud and abuse laws, to report financial information or data accurately or to disclose unauthorized activities to us. In particular, sales, marketing and other business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of business activities, including, but not limited to, research, manufacturing, distribution, pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee and independent contractor misconduct could also involve the improper use of individually identifiable information, including, without limitation, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation.

In addition, federal procurement laws impose substantial penalties for misconduct in connection with government contracts and require certain contractors to maintain a code of business ethics and conduct. It is not always possible to identify and deter employee and independent contractor misconduct, and any precautions we take to detect and prevent improper activities may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws. If any such actions are instituted against us, those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement of profits, imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, or other government supported healthcare in other jurisdictions, contractual damages, reputational harm, diminished profits and future earnings, additional reporting or oversight obligations if we become subject to a corporate integrity agreement or other agreement to resolve allegations of noncompliance with the law and curtailment or restructuring of our operations, any of which could adversely affect our ability to operate.

Our current and future operations are subject to extensive healthcare laws, regulation and enforcement and failure to comply with those laws could have a material adverse effect on our results of operations and financial condition.

Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any product we may develop and any product for which we obtain marketing approval. Our current and future operations expose us to broadly applicable healthcare laws and regulations that may affect the business or financial arrangements and relationships through which we research, market, sell and distribute our products, if any. The laws that may affect our operations in the United States include, but are not limited to:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

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federal civil and criminal false claims laws, including the False Claims Act,  which can be enforced by private individuals through civil whistleblower or qui tams actions, and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payors that are false or fraudulent;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which, among other things, created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, which imposes certain requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security, and transmission of individually identifiable health information;

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the Physician Payments Sunshine Act, enacted as part of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or, collectively, ACA, which requires manufacturers of drugs, devices, biologics, and medical supplies to report annually to the Centers for Medicare & Medicaid Services, or CMS, information related to payments and other transfers of value to physicians, as defined by such law, and teaching hospitals, and ownership and investment interests held by physicians and their immediate family members; and

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foreign and state law equivalents of each of the above federal laws, such as  anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require product manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; state and local laws that require the registration of pharmaceutical sales representatives; and state and foreign laws governing the privacy and security of health information in certain circumstances, including General Data Protection Regulations, or GDPR, many of which differ from each other in significant ways, thus complicating compliance efforts.

The scope of these laws and our lack of experience in establishing the compliance programs necessary to comply with this complex and evolving regulatory environment increases the risks that we may violate the applicable laws and regulations. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply to us, we may be subject to significant penalties, including civil, criminal, and administrative penalties, damages, fines, disgorgement, imprisonment, the curtailment or restructuring of our operations, diminished profits and future earnings, the exclusion from participation in federal and state healthcare programs, additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, any of which could materially adversely affect our ability to operate our business and our financial results.

Third-party payors, including governmental health administration authorities, private health insurers and other organizations, may not provide coverage and adequate reimbursement for our products, if any, and related treatment.

Even if we obtain approvals from the FDA or other comparable regulatory agencies and are able to initiate commercialization of our clinical-stage product candidates or any other product candidates we develop, the product candidate may not achieve market acceptance among physicians, patients, hospitals, including pharmacy directors, and third-party payors and, ultimately, may not be commercially successful. Market acceptance of our products, if any, is uncertain and depends on a variety of factors, some of which are not under our control. Our ability to commercialize our products, if any, with success will depend on a variety of factors. One of these is the extent to which coverage and adequate reimbursement for our products, if any, and related treatment will be made available by third-party payors, such as governmental health administration authorities, managed-care organizations, private health coverage insurers and other organizations. Obtaining and maintaining coverage and adequate reimbursement for a product is time-consuming and a costly process that could require us to provide supporting scientific, clinical and cost effectiveness data for the use of a product. There can be no guarantee our data will be positive enough for third-party payors to cover and reimburse one of our products, if any.

If third-party payors fail to provide coverage and adequate reimbursement rates for our product candidates, our revenues and potential for profitability will be reduced. Our product revenues will depend principally upon the coverage and reimbursement rates established by third-party payors. These third-party payors are increasingly challenging the price, and examining the cost effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status, if any, of newly approved drugs, pharmaceutical products or product indications. We may need to conduct post-marketing clinical trials in order to demonstrate the cost-effectiveness of our products, if any. Such clinical trials may require us to dedicate a significant amount of management time and financial and other resources. If reimbursement of such product is unavailable or limited in scope, our revenues could be reduced. Moreover, the determination of the price of certain drugs in orphan disease indications could be even more difficult to make due to lack of comparable products. Further, no uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. Our inability to promptly obtain coverage and adequate reimbursement rates from third-party payors for products that we may develop and for which we obtain regulatory approval could have a material and adverse effect on our business, financial condition, results of operations and prospects.

Other factors that will have an impact on the acceptance of our products, if any, include:

•	acceptance of the products by physicians and patients as safe and effective treatments;
•	product price;
•	the effectiveness of our sales and marketing efforts (or those of our commercial partner);
•	storage requirements and ease of administration;
•	dosing regimen;
•	safety and efficacy;
•	prevalence and severity of side effects; and
•	competitive products.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

The trend toward managed healthcare in the United States, the growth of organizations such as HMOs and MCOs, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of pharmaceutical products, resulting in lower prices and a reduction in product demand.

In the United States and some foreign jurisdictions there have been, and continue to be, several legislative and regulatory changes and proposed reforms of the healthcare system to contain costs, improve quality, and expand access to care. In the United States, there have been and continue to be a number of healthcare-related legislative initiatives that have significantly affected the pharmaceutical industry. For example, the ACA was passed in March 2010, and substantially changed the way healthcare is financed by both governmental and private insurers, and continues to significantly impact the U.S. pharmaceutical industry.

There remain judicial and Congressional challenges to certain aspects of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively the ACA, as well as efforts by the Trump administration to repeal or replace certain aspects of the ACA. Since January 2017, President Trump has signed Executive Orders and other directives designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. For example, in January 2017, President Trump signed an Executive Order directing federal agencies with authorities and responsibilities under the ACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the ACA that would impose a fiscal or regulatory burden on states, individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. In October 2017, the President signed another Executive Order allowing for the use of association health plans and short-term health insurance, which may provide fewer health benefits than the plans sold through the ACA exchanges.

In addition, the Tax Cuts and Jobs Act of 2017 included a provision that repealed, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” In addition, the 2020 federal spending package permanently eliminated, effective January 1, 2020, the ACA-mandated “Cadillac” tax on high-cost employer-sponsored health coverage and medical device tax and, effective January 1, 2021, also eliminates the health insurer tax. Further, the Bipartisan Budget Act of 2018, among other things, amends the ACA, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole”. On December 14, 2018, a Texas U.S. District Court Judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Act. Additionally, on December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case, and has allotted one hour for oral arguments, which are expected to occur in the fall. It is unclear how such litigation and other efforts to repeal and replace the ACA will impact the ACA and our business.

Moreover, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products.

At the federal level, the Trump administration’s budget proposal for fiscal year 2021 includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. On March 10, 2020, the Trump administration sent “principles” for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases.  Further, the Trump administration previously released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contained proposals to increase drug manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products, and reduce the out of pocket costs of drug products paid by consumers. The Department of Health and Human Services, or HHS, has solicited feedback on some of these measures and has implemented others under its existing authority. For example, in May 2019, CMS issued a final rule to allow Medicare Advantage plans the option to use step therapy for Part B drugs beginning January 1, 2020. This final rule codified CMS’s policy change that was effective January 1, 2019. While some of these and other measures may require additional authorization to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Current and future healthcare legislation could have a significant impact on our business. There is uncertainty with respect to the impact these changes, if any, may have, and any changes likely will take time to unfold. In addition, it is possible that additional governmental action is taken to address the COVID-19 pandemic. For example, on April 18, 2020, CMS announced that qualified health plan issuers under the ACA may suspend activities related to the collection and reporting of quality data that would have otherwise been reported between May and June 2020 given the challenges healthcare providers are facing responding to the COVID-19 pandemic. Any additional federal or state healthcare reform measures could limit the amounts that third-party payors will pay for healthcare products and services, and, in turn, could significantly reduce the projected value of certain development projects and reduce our profitability.

We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations.  Compliance with these legal standards could impair our ability to compete in domestic and international markets.  We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, the Foreign Corrupt Practices Act, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other collaborators from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We may engage third parties to develop, manufacture or sell our products, if any, outside the United States, to conduct clinical trials, and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors, and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.

Risks Related to our Business Operations and our Reliance on Third Parties

The success of our product candidates is influenced by our collaborations with our partners and any adverse developments in our relationship with our partners could materially harm our business.

The success of our product candidates is influenced by our collaborations with our partners. Any adverse developments in our relationship with our partners could materially harm our business. We are subject to a number of risks associated with any collaboration that could be entered into for the development of our product candidates, including the risk that these collaborators may terminate the relevant agreement(s) upon the occurrence of certain specified events, including a material breach by us of any of our obligations under the respective agreements. If any of our partners terminate or breach our agreements with them, or otherwise fail to complete their obligations in a timely manner, it may have a detrimental effect on our financial position by reducing or eliminating the potential for us to receive technology access and license fees, milestones and royalties, reimbursement of development costs, as well as possibly requiring us to devote additional efforts and incur costs associated with pursuing internal development of product candidates. Furthermore, if our partners do not prioritize and commit sufficient resources to programs associated with our product candidates or collaboration product candidates, we or our partners may be unable to commercialize these product candidates, which would limit our ability to generate revenue and become profitable.

We have entered, and may in the future enter into, collaboration agreements with third parties for the development and commercialization of our product candidates, which may adversely affect our ability to generate revenue.

We have entered into and may seek to enter into additional collaborations or partnerships with third parties for the development, manufacture and/or potential commercialization of our product candidates, including for Ryplazim. Should we seek to collaborate with a third party with respect to a prospective development program, we may not be able to locate a suitable partner or to enter into an agreement on commercially reasonable terms or at all. Even if we succeed in securing partners for the development and commercialization of our product candidates, we have limited control over the time and resources that our partners may dedicate to the development and commercialization of our product candidates. These collaborations pose a number of risks, including the following:

•

partners may not have sufficient resources or decide not to devote the necessary resources due to internal constraints such as budget limitations, lack of human resources or a change in strategic focus;

•	partners may believe our intellectual property is not valid or is unenforceable or the product candidate infringes on the intellectual property rights of others;
•

partners may dispute their responsibility to conduct development and commercialization activities pursuant to the applicable collaboration, including the payment of related costs or the division of any revenue;

•	partners may decide to pursue a competitive product developed outside of the collaboration arrangement;
•	partners may not be able to obtain, or believe they cannot obtain, the necessary regulatory approvals; or
•	partners may delay the development or commercialization of our product candidates in favor of developing or commercializing another party’s product candidate.

Thus, collaboration agreements may not lead to development, manufacture, regulatory approval or successful commercialization of product candidates in the most efficient manner or at all. Some collaboration agreements are terminable without cause on short notice. Once a collaboration agreement is signed, it may not lead to regulatory approval and commercialization of a product candidate. We also face competition in seeking out partners. If we are unable to secure new collaborations that achieve the collaborator’s objectives and meet our expectations, we may be unable to advance our product candidates and may not generate meaningful revenue.

Our business could be adversely affected by the effects of health epidemics, including the global COVID-19 pandemic.

In connection with the COVID-19 pandemic, governments have implemented significant measures, including closures, quarantines, travel restrictions and other social distancing directives, intended to control the spread of the virus. To the extent that these restrictions remain in plan, additional prevention and mitigation measures are implemented in the future, or there is uncertainty about the effectiveness of these or any other measures to contain or treat COVID-19, our ability to continue to operate our plasma collection centers and our third-party contract manufacturing organizations’ ability to manufacture and deliver on a timely basis our product candidates, including Ryplazim, to be used in our clinical trials and “compassionate use” programs and our ability to advance our research and development programs and business and corporate development activities may be limited. Such restrictions, limitations or other events may result in a period of business and manufacturing disruption, and in reduced operations, any of which could materially affect our business, financial condition and results of operations.

The continued spread of COVID-19, which has caused a broad impact globally, may materially affect us economically. The economic impact brought by, and the duration of, COVID-19, are uncertain and fluid, and the impact of this or any future widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, any recession or market correction in connection with the spread of COVID-19 could materially affect our business and the value of our common shares.

The continued spread of COVID-19 globally has impacted certain of our clinical trials, and could also adversely affect our planned clinical trial operations, including our ability to initiate the trials on the expected timelines and recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if an outbreak occurs in their geography. Further, the COVID-19 pandemic could result , in delays in our clinical trials due to prioritization of hospital resources toward the outbreak, restrictions in travel, potential unwillingness of patients to enroll in trials at this time, or the inability of patients to comply with clinical trial protocols to the extent that quarantines or travel restrictions impede patient movement or interrupt healthcare services. In addition, we rely on independent clinical investigators, contract research organizations and other third-party service providers to assist us in managing, monitoring and otherwise carrying out our preclinical studies and clinical trials, and the COVID-19 pandemic may  affect their ability to devote sufficient time and resources to our programs or to travel to sites to perform work for us. For example, in connection with the COVID-19 pandemic, in May 2020 we terminated treatment in an open-label rollover, single-arm Phase 2 clinical trial of fezagepras for the treatment of Alström syndrome which was started in October 2017 as a result of the re-deployment of the clinical trial site clinical staff as a result of the current COVID-19 pandemic.

Additionally, COVID-19 may also result in delays in receiving approvals from local and foreign regulatory authorities, including the FDA’s review and approval of our Biologics License Application, or BLA, for Ryplazim, delays in regulatory inspections, including delays caused by travel restrictions, delays in necessary interactions with local and foreign regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government employees, and refusals to accept data from clinical trials conducted in these affected geographies. For example, the FDA has postponed its inspections outside of the United States due to the COVID-19 outbreak, which may impact the FDA’s product application reviews.

The COVID-19 pandemic continues to evolve. The extent to which COVID-19 may impact our business, operations and clinical trials will depend on future developments, including the duration of the outbreak, travel restrictions and social distancing in Canada and other countries, the effectiveness of actions taken in Canada, the United States and other countries to contain and treat the disease, and the extent to which Canada and additional countries are required to move to complete lock-down status. The ultimate long-term impact of the COVID-19 pandemic is highly uncertain and cannot be predicted with confidence.

We may rely on third-party suppliers of services to conduct preclinical studies and clinical trials and the failure by such third parties to comply with their obligations may delay the studies and trials, as applicable, and/or have an adverse effect on our development program.

We may rely on third-party suppliers of services to conduct preclinical studies and clinical trials and the failure by such third parties to comply with their obligations may delay the studies and trials, as applicable, and/or have an adverse effect on our development program. We have limited resources to conduct preclinical studies and clinical trials and may rely on third-party suppliers of services to conduct our studies and trials. If our third-party suppliers of services become unavailable for any reason, including as a result of the failure to comply with the rules and regulations governing the conduct of preclinical studies and clinical trials, operational failures, such as equipment failures or unplanned facility shutdowns, damage from any event, including fire, flood and earthquake, and impacts from public health crises, business restructuring or insolvency, or if they fail to perform their contractual obligations pursuant to the terms of the agreements entered into with us, such as failing to do the testing, compute the data or complete the reports further to the testing, we may incur delays in connection with the planned timing of our submission of an NDA or BLA. If the damage to any of our third-party suppliers of services is extensive or if, for any reason, such suppliers do not operate in compliance with Good Clinical Practices or are unable or refuse to perform their contractual obligations, we will need to find alternative third-party suppliers of services.

If we are required to change or select new third-party suppliers of services, the timing of the work related to preclinical studies and/or clinical trials could be delayed since the number of competent and reliable third-party suppliers to conduct preclinical and clinical work in compliance with good laboratory practice is limited. Any selection of new third-party suppliers to carry out work related to preclinical studies and clinical trials will be time-consuming and will result in additional delays in receiving data, analysis and reports from such third-party suppliers which, in turn, will delay the obtaining of regulatory approval to commercialize our product candidates. Furthermore, such delays could increase our expenditures to develop a product and materially adversely affect our operating results and financial condition.

Our product candidates are complex and difficult to manufacture, which could cause production problems that result in delays in our development or commercialization. We also rely in whole or in part on third parties for the manufacture and supply of our product candidates and such reliance may adversely affect us if the third parties are unable to fulfill their obligations.

We currently manufacture our product candidate Ryplazim in drug substance, ourselves at our facility in Canada, as well as have a strategic manufacturing collaboration, which provides us with additional cGMP capacity, subject to tech transfer and regulatory approval. The manufacturing process we and the third parties with whom we contract use to produce our product candidates is complex, and several factors could cause production interruptions, including equipment malfunctions, facility contamination, raw material shortages or contamination, natural disasters, disruption in utility services, human error or disruptions in the operations of our suppliers.

If our in-house and third-party manufacturing capabilities become unavailable to us for any reason, including as a result of the failure to comply with cGMP regulations, manufacturing problems or other operational failures, such as equipment failures or unplanned facility shutdowns required to comply with cGMP, damage from any event, including fire, flood and earthquake, and impacts from public health crises, business restructuring or insolvency, we may be delayed in manufacturing product candidates and could be unable to meet the regulatory requirements of the FDA or other regulatory agencies to obtain market approval for our product candidates or be unable to manufacture and supply product for commercialization. Any such event could delay the supply of a product to conduct clinical trials and, if a product has reached commercialization, could prevent the supply of the product and adversely affect our revenues. If the damage to manufacturing facilities is extensive, we will need to find alternative manufacturing capacity. For example, restarting our in-house manufacturing or, alternatively, the selection of an alternative third-party manufacturer will be time-consuming and costly. Validation of a new third-party manufacturer will include an assessment of the capacity of such third-party manufacturer to produce the quantities that may be requested from time to time by us, the manufacturing process and its compliance with cGMP and typically takes approximately 18 months. In addition, the third-party manufacturer will have to familiarize itself with our technology. Any delay in finding an alternative third-party manufacturer of a product, or recommencing our in-house manufacturing of such product, could result in a shortage of the product, delay clinical trial programs and the filing for regulatory approval of a product, and deprive us of potential product revenues.

We expect that we will have to continue to rely in whole or in part on third parties for the manufacture and supply of our product candidates and such reliance may adversely affect us if the third parties are unable to fulfill their obligations. We do not have the resources, facilities or experience to manufacture all of our product candidates on our own, which requires us to shift more production to third-party manufacturers. We may need to rely more heavily on third parties to manufacture and supply product candidates for clinical trials and we may rely on third parties for some time to manufacture and supply large quantities of product for commercial sales. Our reliance on third-party manufacturers will expose us to a number of risks, including failure to perform their contractual obligations under agreements with us, such as a failure to deliver the quantities requested on a timely basis.

In connection with the CRL we received in April 2018, we have revisited our manufacturing methodologies with respect to Ryplazim to address concerns raised by the FDA, including the implementation and validation of additional analytical assays and controls in the manufacturing process. Such changes may cause problems and delays at our production facility and there can be no assurances that we will be successful in implementing the new procedures or that our manufacturing facility will be approved by the FDA. See “—We do not have the required regulatory approval to commercialize our product candidates and cannot guarantee that we will obtain such regulatory approval. We received a complete response letter from the FDA regarding Ryplazim, declining to approve the existing BLA in its current form. We may also be required to conduct post-approval clinical trials as a condition to licensing a product.” above.

Our revenues and operating results may also be negatively affected by any increase in the cost of goods that is not favorable to us.

As a company based outside of the United States, our business is subject to economic, political, regulatory and other risks associated with international operations.

As a company based in Canada, our business is subject to risks associated with conducting business internationally. Many of our suppliers and clinical trial relationships are located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

•	economic weakness, including inflation, or political instability in particular non-U.S. economies and markets;
•	differing and changing regulatory requirements for product approvals;
•	differing jurisdictions could present different issues for securing, maintaining or obtaining freedom to operate in such jurisdictions;
•	potentially reduced protection for intellectual property rights;
•

difficulties in compliance with different, complex and changing laws, regulations and court systems of multiple jurisdictions and compliance with a wide variety of foreign laws, treaties and regulations;

•	changes in non-U.S. regulations and customs, tariffs and trade barriers;
•	currency controls;
•	changes in a specific country’s or region’s political or economic environment;
•	trade protection measures, import or export licensing requirements or other restrictive actions by governments;
•	differing reimbursement regimes in certain non-U.S. markets;
•	negative consequences from changes in tax laws;
•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;
•	workforce uncertainty in countries where labor unrest is more common than in the United States;
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litigation or administrative actions resulting from claims against us by current or former employees or consultants individually or as part of class actions, including claims of wrongful terminations, discrimination, misclassification or other violations of labor law or other alleged conduct;

•	difficulties associated with staffing and managing international operations, including differing labor relations;
•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and
•

business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters and public health crises, such as the COVID-19 pandemic which is currently having a global impact.

We may not receive the full payment of all milestones or royalty payments pursuant to the agreements entered into with third parties.

We may not receive the full payment of all milestones or royalty payments pursuant to the agreements entered or to be entered into with third parties and, consequently, our financial conditions and operating results could be adversely impacted. We have entered into license agreements and other forms of agreements with third parties regarding the development and commercialization of some of our technologies and product candidates. These agreements generally require that the third party pays to us certain amounts upon the attainment of various milestones and possibly include royalties on the sale of the developed product, if approved. There can be no guarantee that we will receive the payments described in those agreements since the development of the product candidates may be cancelled if the research does not yield positive results. Under such circumstances, we would not receive royalties as well. Even if the development of a product yields positive results, all of the risks described herein with respect to the obtaining of regulatory approval are applicable. Finally, if there occurs a disagreement between us and the third party, the payment relating to the attainment of milestones or of royalties may be delayed. The occurrence of any of those circumstances could have a material adverse effect on our financial condition and operating results.

If we breach any of the agreements under which we license rights to our product candidates or technology from third parties, we could lose license rights that are important to our business.

If we breach any of the agreements under which we license rights to our product candidates or technology from third parties, we could lose license rights that are important to our business. We license the development and commercialization rights for certain product candidates, and could, potentially, enter into similar licenses for other product candidates in the future. Under these licenses, we are subject to various obligations, including royalty and milestone payments, annual maintenance fees, limits on sublicensing, insurance obligations and the obligation to use commercially reasonable best efforts to develop and exploit the licensed technology. If we fail to comply with any of these obligations or otherwise breach these agreements, our licensors may have the right to terminate the license in whole or in part or to terminate the exclusive nature of the license. Loss of any of these licenses or the exclusivity rights provided therein could harm our financial condition and operating results.

We may be subject to damages resulting from claims that we, or our employees, collaborators or consultants, have wrongfully used or disclosed alleged trade secrets of third parties.

We may be subject to damages resulting from claims that we, or our employees, collaborators or consultants, have wrongfully used or disclosed alleged trade secrets of third parties. Many of our employees were previously employed, and certain of our consultants are currently employed, at universities, public institutions, biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that we, or these employees or consultants, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of these current or former employers. Litigation may be necessary to defend against these claims.

If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. We may be subject to claims that employees of our partners or licensors of technology licensed by us have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. We may become involved in litigation to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel.

Our internal information technology systems, or those of our third-party vendors, collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a significant disruption of our product development programs, give rise to significant liability, subject us to costly and protracted litigation, cause significant reputational harm and our ability to operate our business effectively.

We are increasingly dependent upon information technology systems, infrastructure, and data to operate our business. In the ordinary course of business, we collect, store, and transmit confidential information (including but not limited to intellectual property, proprietary business information, and personal information). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such information. We also have outsourced elements of our operations to third parties, and as a result we manage a number of third-party vendors and other contractors and consultants who have access to our confidential information.

Our internal information technology systems and those of our current and any future third-party vendors, collaborators and other contractors or consultants may be vulnerable to a variety of disruptive elements, including cyber-attacks by malicious third parties (including the deployment of computer viruses, harmful malware, ransomware, denial-of-service attacks, social engineering, and other means to affect service reliability and threaten the confidentiality, integrity, and availability of information), unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. In particular, the risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity, and sophistication of attempted attacks and intrusions from around the world have increased, and phishing and social engineering attacks have increased in particular in connection with the COVID-19 pandemic. Previously, we experienced a phishing incident where one employee was convinced to purchase credit cards and provide the numbers of such credit cards to the attackers. We may not be able to anticipate all types of security threats, and we may not be able to implement preventive measures effective against all such security threats.  The techniques used by cyber criminals change frequently, may not be recognized until launched, and can originate from a wide variety of sources, including outside groups such as external service providers, organized crime affiliates, terrorist organizations, or hostile foreign governments or agencies. While we have not experienced any significant system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations or a loss of, or damage to, our data or applications, or those of our third-party vendors and other collaborators, contractors and consultants, it could result in a disruption of our development programs and our business operations, whether due to a loss of our trade secrets or other proprietary information, significant delays or setbacks in our research, or other similar disruptions. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur significant liability, our competitive position could be harmed, our reputation could be damaged, and the further development and commercialization of our product candidates could be delayed. In addition, any such event that leads to unauthorized access, use, or disclosure of personal information, including personal information regarding our patients or employees, could compel us to comply with federal and/or state breach notification laws and foreign law equivalents, subject us to mandatory corrective action, and otherwise subject us to liability under laws and regulations that protect the privacy and security of personal information. The costs related to significant security breaches or disruptions could be material and exceed the limits of the cybersecurity insurance we maintain against such risks. If the information technology systems of our third-party vendors and other collaborators, contractors and consultants become subject to disruptions or security breaches, we may be exposed to material liability and have insufficient recourse against such third parties and we may have to expend significant resources to mitigate the impact of such an event, and to develop and implement protections to prevent future events of this nature from occurring.

We may be subject to environmental remediation obligations or other obligations under environmental laws and regulations and climate change could exacerbate certain of the threats facing our business.

We may be subject to environmental remediation obligations or other obligations under environmental laws and regulations and climate change could exacerbate certain of the threats facing our business. We are subject to laws and regulations concerning the environment, safety matters, regulation of chemicals and product safety in the countries where we operate our business. These requirements include regulation of the handling, manufacture, transportation, use and disposal of materials, including the discharge of pollutants into the environment. In the normal course of our business, hazardous substances may be released into the environment, which could cause environmental or property damage or personal injuries, and which could subject us to remediation obligations regarding contaminated soil and groundwater or potential liability for damage claims.

In addition, global climate change could exacerbate certain of the threats facing our business, including the business continuity depends on how well we protect our facilities and equipment. Several areas of our operations further raise environmental considerations, such as greenhouse gas emissions and disposal of hazardous residual materials. Failure to recognize and adequately respond to changing governmental and public expectations on environmental matters could result in fines, missed opportunities, additional regulatory scrutiny or harm to our brand and reputation which could potentially have an adverse effect on our business and financial results.

Risks Related to our Intellectual Property

Our failure to protect our intellectual property may have a material adverse effect on our ability to develop and commercialize our product candidates.

Our failure to protect our intellectual property may have a material adverse effect on our ability to develop and commercialize our product candidates. We will be able to protect our intellectual property rights from unauthorized use by third parties only to the extent that our intellectual property rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. We try to protect our intellectual property by filing patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. Because the patent position of pharmaceutical companies involves complex legal and factual questions, the issuance, scope and enforceability of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. If our patents are invalidated or found to be unenforceable, we will lose the ability to exclude others from making, using or selling the inventions claimed. Moreover, an issued patent does not guarantee us the right to use the patented technology or commercialize a product using that technology. Third parties may have blocking patents that could be used to prevent us from developing our product candidates, selling our products, if any, or commercializing our patented technology. Thus, patents that we own may not allow us to exploit the rights conferred by our intellectual property protection. Moreover, our pending patent applications may not result in patents being issued. Even if issued, they may not be issued with claims sufficiently broad to protect our product candidates and technologies or may not provide us with a competitive advantage against competitors with similar product candidates or technologies. Furthermore, others may independently develop product candidates or technologies similar to those that we have developed or discover our trade secrets. In addition, the laws of many countries do not protect intellectual property rights to the same extent as the laws of Canada, Europe and the United States, and those countries may also lack adequate rules and procedures for defending intellectual property rights effectively. There can be no guarantee that we will receive patents in countries where we file patent applications for our product candidates. As a result, the validity and enforceability of our patents cannot be predicted with certainty. In addition, we cannot guarantee that:

•	we or our licensors were the first to make the inventions covered by each of our issued patents and pending patent applications;
•	we or our licensors were the first to file patent applications for these inventions;
•	others will not independently develop similar or alternative technologies or duplicate any of our or our licensors’ technologies;
•	any of our or our licensors’ pending patent applications will result in issued patents;
•	that there are no prior public disclosures that could invalidate our or our licensors' patents, as the case may be;
•	that there are not unpublished applications or patent applications maintained in secrecy that may later issue with claims covering our product candidates;
•	that others will not circumvent our owned or in-licensed patents;
•

our owned or in-licensed issued patents will provide us with any competitive advantages or that it will not be narrowed in scope or be held invalid or unenforceable as a result of legal challenges by third parties;

•	any of our or our licensors’ patents will be valid or enforceable;
•	any patents issued to us or our licensors and collaboration partners will provide us with any competitive advantages, or will not be challenged by third parties;
•	we will develop or in-license additional proprietary technologies that are patentable; or
•	the patents of others will not have an adverse effect on our business.

We rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position.

We also rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position. We try to protect this information by entering into confidentiality undertakings with parties that have access to it, such as our current and prospective suppliers, employees and consultants. Any of these parties may breach the undertakings and disclose the confidential information to our competitors. Enforcing a claim that a third party illegally obtained and is using trade secrets is expensive and time consuming and the outcome is unpredictable. In addition, it could divert management’s attention. If any trade secret, know-how or other technology not protected by a patent were to be disclosed to or independently developed by a competitor, our competitive position could be harmed.

If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose intellectual property rights that are important to our business.

We may need to obtain additional licenses from others to advance our research and development activities or allow the commercialization of our product candidates. Our license agreements impose, and we expect that future license agreements will impose, various development, diligence, commercialization, and other obligations on us. Our licensors might conclude that we have materially breached our obligations under such license agreements and might therefore terminate the license agreements, thereby removing or limiting our ability to develop and commercialize product candidates and technology covered by these license agreements. If these in-licenses are terminated, or if the underlying patents fail to provide the intended exclusivity, competitors or other third parties would have the freedom to seek regulatory approval of, and to market, product candidates identical to ours and we may be required to cease our development and commercialization of any related product. In addition, the agreements under which we currently license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. Disputes may arise regarding intellectual property subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;
•	the extent to which our product candidates, technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights under our collaborative development relationships;
•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;
•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and
•	the priority of invention of patented technology.

We may not be able to protect our intellectual property rights throughout the world.

We may not be able to protect our intellectual property rights throughout the world. Filing, prosecuting and defending patents on all of our product candidates and products, if any, when and if we have any, in every jurisdiction would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we or our licensors have not obtained patent protection to develop our own product candidates. These product candidates may compete with our product candidates, when and if we have any, and may not be covered by any of our or our licensors’ patent claims or other intellectual property rights.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of Canada and the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of Canada and the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology and/or pharmaceuticals, which could make it difficult for us to stop the infringement of our patents. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industry, we employ individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of any of our employee’s former employer or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely impact our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and/or applications. We have systems in place to remind us to pay these fees, and we employ an outside firm and rely on our outside counsel to pay these fees due to non-U.S. patent agencies. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to enter the market and this circumstance would have a material adverse effect on our business.

Patent protection for our product candidates or products, if any, may expire before we are able to maximize their commercial value, which may subject us to increased competition and reduce or eliminate our opportunity to generate product revenue.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Patent protection for our product candidates or products, if any, may expire before we are able to maximize their commercial value, which may subject us to increased competition and reduce or eliminate our opportunity to generate product revenue. The patents for our product candidates have varying expiration dates and, when these patents expire, we may be subject to increased competition and may not be able to recover our development costs. In some of the larger economic territories, such as Canada, the United States and Europe, patent term extension/restoration may be available to compensate for time taken during aspects of the product candidate’s regulatory review. However, we cannot be certain that an extension will be granted, or if granted, what the applicable time period or the scope of patent protection afforded during any extended period will be. In addition, even though some regulatory agencies may provide some other form of exclusivity for a product candidate under its own laws and regulations, we may not be able to qualify the product candidate or obtain the exclusive time period.

If we are unable to obtain patent term extension/restoration or some other exclusivity, we could be subject to increased competition and our opportunity to establish or maintain product revenue could be substantially reduced or eliminated. Furthermore, we may not have sufficient time to recover our development costs prior to the expiration of our Canadian and non-Canadian patents.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and may be unable to protect our rights to, or use of, our technology.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and may be unable to protect our rights to, or use of, our technology. If we choose to go to court to restrain a third party from using the inventions claimed in our patents or licensed patents, that individual or corporation has the right to ask the court to rule that these patents are invalid and/or should not be enforced against that third party. These lawsuits are expensive and would consume time and other resources even if we were successful in stopping the infringement of these patents. In addition, there is a risk that the court will decide that these patents are invalid or unenforceable and that we do not have the right to refrain the third party from using the inventions. There is also the risk that, even if the validity of these patents is upheld, the court will refuse to grant a decision or judgment in our favor on the ground that such other party’s activities do not infringe our rights.

If we wish to use the technology or compound claimed in issued and unexpired patents owned by a third party, we will need to obtain a license from such third party, enter into litigation to challenge the validity or enforceability of the patents or incur the risk of litigation in the event that the owner asserts that we infringed its patents. The failure to obtain a license to technology or the failure to challenge an issued patent that we may require to develop or commercialize our product candidates may have a material adverse impact on our operating results and financial condition.

If a third party asserts that we infringed their patents or other proprietary rights, we could face a number of risks that could seriously harm our results of operations, financial condition and competitive position, including:

•

patent infringement and other intellectual property claims, which would be costly and time consuming to defend, whether or not the claims have merit, and which could delay the regulatory approval process and divert management’s attention from our business;

•

substantial damages for past infringement (including treble damages and attorneys’ fees for willful infringement), which we may have to pay if a court determines that our product candidates or technologies infringe a competitor’s patent or other proprietary rights;

•

a court prohibiting us from selling or licensing our technologies or future drugs unless the third party licenses its patents or other proprietary rights to us on commercially reasonable terms, which it is not required to do; and

•	if a license is available from a third party, we may have to pay substantial royalties or lump sum payments or grant cross licenses to its patents or other proprietary rights to obtain that license.

The biopharmaceutical industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our product candidates or methods of use either do not infringe the patent claims of the relevant patent and/or that the patent claims are invalid, and we may not be able to do this. Proving invalidity during a court proceeding, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

Canadian patent laws as well as the laws of some foreign jurisdictions provide for provisional rights in published patent applications beginning on the date of publication, including the right to obtain reasonable royalties, if a patent is subsequently issued and certain other conditions are met. We cannot predict the outcome of any invalidity challenge. Alternatively, it is possible that we may determine it prudent to seek a license from the patent holder to avoid potential litigation and other potential disputes. We cannot be sure that a license would be available to us on acceptable terms, or at all.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, because patent applications in Canada and many foreign jurisdictions are typically not published until 18 months after filing, and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our licensors’ issued patents or our pending applications or our licensors’ pending applications, or that we or our licensors were the first to invent the technology.

Patent applications filed by third parties that cover technology similar to our technology may have priority over our or our licensors’ patent applications and could further require us to obtain rights to issued patents covering such technologies. If another party files a U.S. patent application on an invention similar to ours, we may elect to participate in or be drawn into an interference or derivation proceeding at the U.S. Patent and Trademark Office, or USPTO, to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our U.S. patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations. We cannot predict whether third parties will assert these claims against us or against our licensors, or whether those claims will harm our business. If we are forced to defend against these claims, whether they are with or without any merit, whether they are resolved in favor of or against us or our licensors, we may face costly litigation and diversion of management’s attention and resources. As a result of these disputes, we may have to develop costly non-infringing technology, or enter into licensing agreements. These agreements, if necessary, may be unavailable on terms acceptable to us, if at all, which could seriously harm our business or financial condition. Even if a license is offered to us, it may be non-exclusive and our competitors may gain access to the same technology.

Our commercial success depends, in part, on our ability not to infringe on third-parties’ patents and other intellectual property rights. Our capacity to commercialize our product candidates will depend, in part, on the non-infringement of third-parties’ patents and other intellectual property rights. The biopharmaceutical and pharmaceutical industries have produced a multitude of patents and it is not always clear to participants, including us, which patents cover various types of products or methods of use. The scope and breadth of patents is subject to interpretation by the courts and such interpretation may vary depending on the jurisdiction where the claim is filed and the court where such claim is litigated. The holding of patents by us for our product candidates and our applications does not guarantee that we are not infringing on other third-parties’ patents and there can be no guarantee that we will not be in violation of third-parties’ patents and other intellectual property rights. Patent analysis for non-infringement is based in part on a review of publicly available databases. Although we review from time to time certain databases to conduct patent searches, we do not have access to all databases. It is also possible that some of the information contained in the databases has not been reviewed by us or was found to be irrelevant at the time the searches were conducted. In addition, because patents take years to be issued, there may be currently pending applications that we are unaware of which may later be issued. As a result of the foregoing, there can be no guarantee that we will not violate third-party patents. Because of the difficulty in analyzing and interpreting patents, there can be no guarantee that a third party will not assert that we infringe upon any of its patents or any of its other intellectual property rights.

There is no guarantee that we will not become involved in litigation. Litigation with any third party, even if the allegations are without merit, is expensive, time-consuming and will divert management’s attention from the daily execution of our business plan. Litigation implies that a portion of our financial assets would be used to sustain the costs of litigation instead of being allocated to further the development of our business plan. If we are involved in patent infringement litigation, we will need to demonstrate that our product candidates do not infringe the patent claims of the relevant patent, that the patent claims are invalid or that the patent is unenforceable. If we were found liable for infringement of third-parties’ patents or other intellectual property rights, we could be required to enter into royalty or licensing agreements on terms and conditions that may not be favorable to us, and/or pay damages, including up to treble damages (but only if found liable of willful infringement) and/or cease the development and commercialization of our product candidates. Any finding that we are guilty of patent infringement could materially adversely affect our business, financial conditions and operating results.

There may be issued patents that we are unaware of that our product candidates may infringe, or patents that we believe we do not infringe but could be found to be infringing.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

Changes in either the patent laws or interpretation of the patent laws in the United States or other jurisdictions could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. For example, prior to March 2013, the first to invent a claimed invention was entitled to a patent in the United States, assuming that other requirements for patentability were met, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith America Invents Act (or the America Invents Act), enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application is entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. The America Invents Act also included a number of significant changes that affect the way patent applications are prosecuted and that provide additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter parties review, and derivation proceedings. These changes have increased the uncertainties related to patent prosecution and patent challenges.

In addition, the patent positions of companies in the development and commercialization of pharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. The laws and regulations governing patents could change in unpredictable ways depending on future actions by the U.S. Congress, the federal courts, the USPTO, and the legislative, judicial, and regulatory branches of other jurisdictions in which we may seek patent protection, and such changes could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future.

Risks Related to our Common Shares, this Offering and our Status as a Public Company

The price of our common shares historically has been volatile. This volatility may affect the price at which you could sell our common shares, and the sale of substantial amounts of our common shares could adversely affect the price of our common shares.

The market prices for the securities of biopharmaceutical companies, including us, have historically been volatile. The market has from time to time experienced extreme price and volume fluctuations that are unrelated to the operating performance of any particular company.

The trading price of our common shares could continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including the results and adequacy of our preclinical studies and clinical trials, as well as those of its collaborators, or its competitors; other evidence of the safety or effectiveness of our product candidates or those of our competitors; announcements of technological innovations or new product candidates by us or our competitors; governmental regulatory actions; developments with collaborators; developments (including litigation) concerning patent or other proprietary rights of us or our competitors; concern as to the safety of our product candidates; period-to-period fluctuations in operating results; changes in estimates of our performance by securities analysts; market conditions for biotechnology stocks in general; geo-political actions, including war and terrorism, or natural disasters and public health crises, such as the COVID-19 pandemic which is currently having a global impact; and other factors not within our control could have a significant adverse impact on the market price of our securities, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.

While our common shares are listed on Nasdaq, an active and liquid trading market may not be sustained. If an active public market does not develop or is not sustained, it may be difficult for you to sell your common shares at a price that is attractive to you, or at all. Additionally, the listing of our common shares on Nasdaq are conditional upon our ability to maintain the applicable continued listing requirements of Nasdaq. Failure to maintain the applicable continued listing requirements of the Nasdaq could result in our common shares being delisted from Nasdaq. Nasdaq may review a listing and delist securities based on the review of the financial condition of an issuer. If the market price of our common shares declines on Nasdaq and it becomes doubtful that we can continue as a going concern, Nasdaq may commence a remedial review process that could lead to the delisting of our common shares.

We expect to issue common shares in the future. Holders of stock options and warrants may elect to exercise their options or warrants into common shares depending on the stock price. Future issuances of common shares, or the perception that such issuances are likely to occur, could affect the prevailing trading prices of our common shares. Future issuances of our common shares could result in substantial dilution to our shareholders. In addition, the existence of warrants may encourage short selling by market participants.

In addition, two of our major shareholders, SALP and Consonance Capital Management and its affiliates, own an aggregate of approximately 86.0% of our outstanding common shares (including common shares issuable upon exercise of the warrants held by SALP) as of June 30, 2020. Any sales of common shares by these shareholders or other existing shareholders or holders of options may adversely affect the market price of our common shares.

All of our debt obligations, and any future indebtedness we may incur, could lead to adverse consequences and will have priority over our common shares with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of us, our common shares would rank below all debt claims against us, including our secured indebtedness held by SALP. In addition, any convertible or exchangeable securities or other equity securities currently outstanding or that we may issue in the future may have rights, preferences and privileges more favorable than those of our common shares. In addition, if we are unable to repay, refinance or restructure our indebtedness when payment is due, the lenders could proceed against any collateral granted to them to secure such indebtedness or force us into bankruptcy or liquidation. As a result, holders of our common shares may not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of equity securities that rank senior to our common shares have been satisfied.

We are a “controlled company” within the meaning of the applicable Nasdaq listing rules and, as a result, qualify for exemptions from certain corporate governance requirements. If we rely on these exemptions, you will not have the same protections afforded to shareholders of companies that are subject to such requirements.

We believe SALP will continue to control a majority of the voting power of our outstanding common shares for the foreseeable future. As a result, we will be a “controlled company” within the meaning of applicable Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company.” For so long as we remain a “controlled company,” we may elect not to comply with certain corporate governance requirements, including the requirements:

•	that a majority of the board of directors consists of independent directors;
•	for an annual performance evaluation of the HR and compensation committee; and
•	that we have a HR and compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We may continue to use all or some of these exemptions in the future. As a result, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

We expect that SALP will continue to own a significant percentage of our common shares and will be able to exert significant control over matters subject to shareholder approval.

SALP is currently our majority shareholder and we expect that SALP will continue to be our controlling shareholder in the future. As of the date of this prospectus, SALP beneficially owns approximately 71.59% of the voting power of our outstanding share capital, and, and although this prospectus registers for resale all of SALP’s shares, we believe SALP will continue to remain a controlling shareholder for the foreseeable future. Therefore, SALP will have the ability to substantially influence us and exert significant control through this ownership position. For example, SALP may be able to control elections of directors, issuance of equity, including to our employees under equity incentive plans, amendments of our organizational documents, or approval of any merger, amalgamation, sale of assets or other major corporate transaction. SALP’s interests may not always coincide with our corporate interests or the interests of other shareholders, and it may exercise its voting and other rights in a manner with which you may not agree or that may not be in the best interests of our other shareholders. Further, there may be changes to the management or ownership of SALP that could impact SALP’s interests in a way that may not coincide with our corporate interests or the interests of other shareholders. So long as SALP continues to own a majority of our equity, it will continue to be able to strongly influence and effectively control our decisions.

SALP and Consonance have the right to nominate directors for election to our board of directors.

SALP is entitled to nominate two directors, and Consonance Capital Master Account LP and P Consonance Opportunities Ltd., or together, Consonance, are collectively entitled to nominate one director, for election to our board of directors. While any directors nominated by SALP and Consonance must be the subject of a favorable recommendation of our HR and compensation committee and must act in accordance with their fiduciary duties to our other shareholders, such directors’ interests may not coincide with the interests of our other shareholders.

Our organizational and ownership structure may create significant conflicts of interests.

Our organizational and ownership structure involves a number of relationships that may give rise to certain conflicts of interest between us and minority holders of our common shares, on the one hand, and SALP and its owners, on the other hand. Certain of our directors who have been nominated to our board by SALP have economic exposure to the financial performance of SALP and its investments, including our shares, and, accordingly, their interests may be aligned with SALP’s interests, which may not always coincide with our corporate interests or the interests of our other shareholders. Further, our other shareholders may not have visibility into the economic exposure of such directors to the financial performance of SALP’s investments, including our shares, which may change at any time through acquisition, disposition, dilution, or otherwise. Any change in the economic exposure of directors nominated to our board by SALP to the financial performance of SALP and its investments, including our shares, could impact the interests of those holders.

In addition, we are party to certain related party agreements with SALP. SALP and its partners, as well as directors nominated by SALP, may have interests which differ from our interests or those of the minority holders of our common shares. These agreements are, and any future material transaction between us and SALP or any other affiliate of SALP will be, subject to our related party transaction procedures and the standards of conduct contained in our Code of Ethics and Business Conduct under which a director is expected to declare his or her interest in any transaction or agreement in which he or she may have a material interest, and as circumstances warrant, abstain from voting on the approval of any such transaction or agreement. To the extent we fail to appropriately deal with any such related-party transaction or conflict of interest, it could negatively impact our reputation and ability to raise additional funds and the willingness of counterparties to do business with us, all of which could have an adverse effect on our business, financial condition, results of operations, and cash flows. See the section titled “Certain Relationships and Related Party Transactions—Transactions with Structured Alpha LP (by its partner, Thomvest Asset Management Ltd.)” for additional information.

If we fail to implement and maintain effective internal controls over financial reporting, our ability to produce accurate financial statements on a timely basis could be impaired.

As a public company in the United States, we are subject to reporting obligations under U.S. securities laws, including the Sarbanes-Oxley Act. Section 404(a) of the Sarbanes-Oxley Act, or Section 404(a), requires that management assess and report annually on the effectiveness of our internal control over financial reporting and identify any material weaknesses in our internal control over financial reporting. Although Section 404(b) of the Sarbanes-Oxley Act, or Section 404(b), requires our independent registered public accounting firm to issue an annual report that addresses the effectiveness of our internal control over financial reporting, we have opted to rely on the exemptions provided in the JOBS Act, and consequently will not be required to comply with SEC rules that implement Section 404(b) until such time as we are no longer an emerging growth company.

The presence of material weaknesses could result in financial statement errors which, in turn, could lead to errors in our financial reports or delays in our financial reporting, which could require us to restate our operating results or result in our auditors issuing a qualified audit report. In order to establish and maintain effective disclosure controls and procedures and internal control over financial reporting, we will need to expend significant resources and provide significant management oversight. Developing, implementing and testing changes to our internal control may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in establishing and maintaining adequate internal controls.

If either we are unable to conclude that we have effective internal control over financial reporting or, at the appropriate time, our independent auditors are unwilling or unable to provide us with an unqualified report on the effectiveness of our internal control over financial reporting as required by Section 404(b), investors may lose confidence in our operating results, the price of our common shares could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404, we may not be able to remain listed on the Nasdaq.

We will incur significantly increased costs as a result of operating as a reporting company whose common shares are publicly traded in the United States and is unable to use the Multijurisdictional Disclosure System, and our management will be required to devote substantial time to new compliance initiatives.

As a public company in the United States reporting under the Exchange Act and who will no longer be eligible to report under the Multijurisdictional Disclosure System, we incur significant legal, accounting and other expenses that we did not incur previously. These expenses will likely be even more significant after we no longer qualify as an emerging growth company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the Nasdaq and other applicable securities rules and regulations impose various requirements on public companies in the United States, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our senior management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, which in turn could make it more difficult for us to attract and retain qualified senior management personnel or members for our board of directors.

However, these rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

Pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, we will be required to furnish a report by our senior management on our internal control over financial reporting. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To prepare for eventual compliance with Section 404, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404.

Compliance with laws and regulations affecting public companies

The occurrence of any changes in the laws and regulations applicable to public companies, including any changes to the existing disclosure obligations under applicable Canadian securities laws and regulations and related rules and policies, may cause us to incur additional expenses associated with the assessment of the impacts of such changes as well as a result of the implementation and monitoring of its compliance obligations, including any new internal processes and controls that need to be implemented or reporting requirements as a result of such changes.

Any changes in the laws and regulations affecting public companies may also increase the compliance risks associated with such changes, which could result in enforcement actions, penalties or lawsuits, which may have a material adverse effect on our financial condition and operating results.

Any such increased compliance risks may make it more difficult for us to comply with our indemnification obligations and to secure appropriate directors and officers’ liability insurance policies or may result in a significant increase in the cost to secure appropriate insurance coverage. We may not be able to afford a significant increase in the costs to secure appropriate directors and officers’ liability insurance coverage and may have to secure reduced coverage limits or settle for a higher retention amount for indemnifiable losses, which may not cover the claims against our past, present or future directors for which we are bound to indemnify our directors and officers. Any reduced limit in the insurance coverage or increase of the retention amount for indemnifiable losses may result in a difficulty to attract and retain experienced and qualified directors to serve on our board of directors and officers.

We are an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common shares may be less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As an emerging growth company, we are able to report only two years of financial results and selected financial data compared to three and five years, respectively, for comparable data reported by other public companies. We may take advantage of these exemptions until we are no longer an emerging growth company. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the aggregate market value of our common shares held by non-affiliates exceeds $700 million as of the end of our second fiscal quarter before that time, in which case we would no longer be an emerging growth company as of the following December 31st (the last day of our fiscal year). We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and the price of our common shares may be more volatile.

Under Section 107(b) of the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that permit less detailed and frequent reporting than that of a U.S. domestic public company.

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year.

Foreign private issuers also are exempt from Regulation FD, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

If we lose our status as a foreign private issuer, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors.

U.S. investors may be unable to enforce certain judgments.

We are a company existing under the CBCA. Most of our directors and officers are residents of Canada or otherwise reside outside the United States, and substantially all of our assets are located outside the United States. As a result, it may be difficult to effect service within the United States upon us or upon some of our directors and officers. Execution by U.S. courts of any judgment obtained against us or any of our directors or officers in U.S. courts may be limited to assets located in the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of U.S. courts predicated upon civil liability of us and our directors and executive officers under the U.S. federal securities laws. There may be doubt as to the enforceability in Canada against non-U.S. entities or their controlling persons, directors and officers who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon U.S. federal or state securities laws.

We may be a passive foreign investment company, which may result in adverse U.S. federal income tax consequences for U.S. Holders of our common shares.

Generally, if for any taxable year 75% or more of our gross income is passive income, or at least 50% of the average quarterly value of our assets are held for the production of, or produce, passive income, we would be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes.   Although we do not believe that we were a PFIC for the year ending December 31, 2019, our determination is based on an interpretation of complex provisions of the law, which are not addressed in a significant number of administrative pronouncements or rulings by the Internal Revenue Service. Accordingly, there can be no assurance that our conclusions regarding our status as a PFIC for the 2019 taxable year will not be challenged by the Internal Revenue Service and, if challenged, upheld in appropriate proceedings.  In addition, because PFIC status is determined on an annual basis and generally cannot be determined until the end of the taxable year, there can be no assurance that we will not be a PFIC for the current or future taxable years. If we are characterized as a PFIC, our shareholders who are U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) may suffer adverse tax consequences, including the treatment of gains realized on the sale of our common shares as ordinary income, rather than as capital gain, the loss of the preferential rate applicable to dividends received on our common shares by individuals who are U.S. Holders, and the addition of interest charges to the tax on such gains and certain distributions. A U.S. shareholder of a PFIC generally may mitigate these adverse U.S. federal income tax consequences by making a “qualified electing fund” election, or, to a lesser extent, a “mark to market” election. However, we do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections if we are classified as a PFIC.

We may be impacted by certain taxes in multiple jurisdictions.

We are a multinational corporation with operations in multiple jurisdictions. As a result, we need to be compliant with the tax laws and regulations of Canadian federal, provincial and local governments, the United States, the United Kingdom and other international jurisdictions. This includes transfer pricing laws and regulations between many of these jurisdictions. Significant judgment is required in determining our provision for income taxes and claims for investment tax credits related to qualifying Scientific Research and Experimental Development expenditures, both in Canada and in foreign jurisdictions. Various internal and external factors may have favorable or unfavorable effects on future provisions for income taxes and our effective income tax rate. These factors may include, but are not limited to, changes in tax laws, regulations and/or tax rates, audits by tax authorities, changing interpretations of existing tax laws or regulations, changes in estimates of prior years’ items and changes in future levels of research and development, or R&D, spending. Furthermore, new accounting pronouncements or new interpretations of existing accounting pronouncements may have a material impact on our effective income tax rate.

We may be impacted by certain tax treatments applicable to various revenue streams in different tax jurisdictions. We are subject to withholding taxes on certain of our revenue streams. The withholding tax rates that are used are based on the interpretation of specific tax acts and related treaties. If a tax authority has a different interpretation from us, it could potentially impose additional taxes, interest and/or penalties. These additional costs would potentially reduce the amount of revenue we ultimately receive and retain. From time-to-time, we have implemented reorganization transactions to improve or simplify our overall tax structure. Challenges from a tax authority having a different interpretation of the effect of these transactions could potentially have a materially adverse impact on us, both in the form of additional taxes, interest and/or penalties that may be assessed and additional costs that we may incur in contesting such assessments.

Future issuances of equity securities by us or sales by our existing shareholders may cause the price of our common shares to fall.

The market price of our common shares could decline as a result of issuances of securities by us or sales by our existing shareholders in the market, or the perception that these sales could occur. Sales of our common shares by shareholders might also make it more difficult for us to sell common shares at a time and price that we deem appropriate. With an additional sale or issuance of our common shares, investors will suffer dilution of their voting power and may experience dilution in earnings per share.

We do not intend to pay dividends in the foreseeable future.

We have never declared or paid any dividends on our common shares. We intend, for the foreseeable future, to retain our future earnings, if any, to finance our commercial activities, further research and the expansion of our business. As a result, the return on an investment in our common shares will likely depend upon any future appreciation in value, if any, and on a shareholder’s ability to sell our common shares. The payment of future dividends, if any, will be reviewed periodically by our board of directors and will depend upon, among other things, conditions then existing including earnings, financial conditions, cash on hand, financial requirements to fund our commercial activities, development and growth, and other factors that our board of directors may consider appropriate in the circumstances.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, the trading price for our common shares would be negatively affected. If one or more of the analysts who cover us downgrade our common shares or publish inaccurate or unfavorable research about our business, our common shares price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common shares could decrease, which might cause the price of our common shares and trading volume to decline.

Sales of shares issued in this offering may cause the market price of our shares to decline.

On April 23, 2019, we entered into two private placement subscription agreements pursuant to which we issued and sold 4,931,161 common shares in connection with the Private Placement. We have agreed to register for resale with the SEC 3,287,311 of the common shares purchased in the Private Placement by certain of the selling shareholders named in this prospectus. In November 2019, we filed a shelf registration statement on Form F-10 and a prospectus supplement thereunder to satisfy this obligation; however, such registration statement expired upon our filing of our annual report on Form 20-F on March 20, 2020, and accordingly, the registration statement of which this prospectus forms a part has been filed to satisfy our registration rights obligation. Upon the effectiveness of the registration statement, the 3,287,311 common shares we issued and sold to Consonance Capital Master Account LP and P Consonance Opportunities Ltd., in the aggregate, in the Private Placement may be freely sold in the open market. In addition, we are also registering for resale up to 16,704,195 common shares held by the other selling shareholders and up to 168,735 common shares that are issuable upon the exercise of outstanding warrants held by SALP. The sale of a significant amount of these common shares in the open market, or the perception that these sales may occur, could cause the market price of our common shares to decline or become highly volatile.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information that we incorporate by reference, contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties.

These statements are “forward-looking” because they represent our expectations, intentions, plans and beliefs about our business and the markets we operate in and on various estimates and assumptions based on information available to our management at the time these statements are made. For example, forward-looking statements around financial performance and revenues are based on financial modelling undertaken by our management. This financial modelling takes into account revenues that are uncertain. It also includes forward-looking revenues from transactions based on probability. In assessing probability, management considers the status of negotiations for any revenue generating transactions, and the likelihood, based on the probability of income, that associated costs will be incurred. Management then ranks the probabilities in such a way that only those revenues deemed highly or reasonably likely to be secured are included in the projections.

All statements other than statements of historical facts may be forward-looking statements. Without limiting the generality of the foregoing, words such as “may”, “will”, “expect”, “believe”, “anticipate”, “intend”, “could”, “might”, “would”, “should”, “estimate”, “continue”, “plan” or “pursue”, “seek”, “project”, “predict”, “potential” or “targeting” or the negative of these terms, other variations thereof, comparable terminology or similar expressions, are intended to identify forward-looking statements although not all forward-looking statements contains these terms and phrases.

Forward-looking statements are provided for the purposes of assisting you in understanding us and our business, operations, prospects and risks at a point in time in the context of historical and possible future developments and therefore you are cautioned that such information may not be appropriate for other purposes. Actual events or results may differ materially from those anticipated in these forward-looking statements if known or unknown risks affect our business, or if estimates or assumptions turn out to be inaccurate. In particular, forward-looking statements included in this prospectus include, without limitation, statements with respect to:

•

statements regarding the impact of the COVID-19 pandemic and its effects on our operations, research and development, clinical trials, regulatory submissions and approvals, and financial position, and its potential effects on the operations of third-party service providers and collaborators with whom we conduct business;

•	our ability to develop, manufacture and successfully commercialize value-added pharmaceutical products;
•	our ability to obtain required regulatory approvals;
•	the availability of funds and resources to pursue research and development projects;
•	the successful and timely completion of our clinical trials;
•	our ability to take advantage of business opportunities in the pharmaceutical industry;
•	our reliance on key personnel, collaborative partners and other third parties;
•	the validity and enforceability of our patents and proprietary technology;
•	expectations regarding our ability to raise capital;
•	the use of certain hazardous materials;
•	the availability and sources of raw materials;
•	our manufacturing capabilities;
•	currency fluctuations;
•	the value of our intangible assets;
•	negative operating cash flow;
•	the outcome of any current or pending litigation against us;

•	uncertainties related to the regulatory process and approvals;
•	increasing data security costs;
•	costs related to environmental safety regulations;
•	competing drugs, as well as from current and future competitors;
•	developing products for the indications we are targeting;
•	market acceptance of our product candidates by patients and healthcare professionals;
•	availability of third-party coverage and adequate reimbursement;
•	general changes in economic or market conditions;
•	volatility of our share price; and
•	other risks and uncertainties, including those listed under the caption “Risk Factors” in this prospectus.

You should refer to the section under the caption “Risk Factors” in this prospectus and in the other documents incorporated herein for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. In particular, we caution you that our forward-looking statements are subject to the ongoing and developing circumstances related to the COVID-19 pandemic, which may have a material adverse effect on our business, operations and future financial results. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus and in the other documents incorporated herein will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and the documents that we have filed as exhibits to this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus and the other documents incorporated herein contain market data and industry forecasts that were obtained from industry publications. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus and in the other documents incorporated herein is generally reliable, such information is inherently imprecise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

MARKET AND INDUSTRY DATA

Certain industry data and market data included in this prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies, and industry publications and surveys. All of the market data used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe that the information from these industry publications and surveys included in this prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” in this prospectus as well as those risk factors that are incorporated by reference in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

The proceeds from the sale or other disposition of our common shares and common shares issuable upon exercise of the warrants covered by this prospectus are solely for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sale or other disposition of such common shares, and the net proceeds received from the sale or other disposition of such common shares by the selling shareholders, if any, is unknown. We will, however, bear the costs incurred in connection with the registration of these common shares and upon the exercise of the warrants, we will receive the exercise price of the warrants, which is $15.21 per common share.

DIVIDEND POLICY

We have not paid any dividends on our outstanding common shares, and we have no current intention to declare dividends on our common shares in the foreseeable future. Any decision to pay dividends on our common shares in the future will be at the discretion of our board of directors and will depend on, among other things, our results of operations, current and anticipated cash requirements and surplus, financial condition, any future contractual restrictions and financing agreement covenants, solvency tests imposed by corporate law and other factors that our board of directors may deem relevant. We are subject to covenants under our non-revolving line of credit with SALP that places restrictions on our ability to pay dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2020.

You should read the information in this “Capitalization” section together with “Selected Consolidated Financial Data,” appearing elsewhere in this prospectus and our consolidated financial statements, related notes and other financial information incorporated by reference herein.

As of June 30, 2020
(in $ thousands)
Cash and cash equivalents	25,986
Long-term debt	8,785
Equity
Common shares, no par value per share; 23,420,352 shares issued and outstanding, actual
Share capital	943,955
Contributed surplus	38,529
Warrants	95,856
Accumulated other comprehensive loss	(3,031)
Deficit	(1,022,163)
Non-controlling interests	(7,624)
Total equity	45,522
Total capitalization	54,307

The outstanding share information in the table above excludes:

•	2,580,858 common shares issuable upon the exercise of 2,580,858 stock options outstanding as of June 30, 2020 at a weighted average exercise price of $18.67 per common share;
•	4,238 common shares issuable upon the issuable upon the vesting of outstanding RSUs as of June 30, 2020;
•	1,174,909 common shares reserved for future issuance under the Omnibus Incentive Plan;
•	4,000 common shares issuable upon the exercise of 4,000 warrants held by MasterPlasma LLC outstanding as of June 30, 2020 at an exercise price of $3,000 per common share; and
•	168,735 common shares issuable upon the exercise of 168,735 warrants held by SALP at an exercise price of $15.21 per common share.

DILUTION

We are not selling any securities pursuant to this prospectus. The selling shareholders are offering common shares that are or will be outstanding prior to being offered pursuant to this prospectus. As a result, this offering will not have a dilutive effect on our shareholders.

Selected Consolidated Financial Data

Our consolidated audited financial statements have been prepared in accordance with IFRS, as issued by the IASB. We derived the selected consolidated statements of operations for the years ended December 31, 2017, 2018 and 2019 and selected consolidated statements of financial position as of December 31, 2018 and 2019 from our audited consolidated financial statements included in our Annual Report, which is incorporated by reference herein. The selected consolidated statement of operations for the year ended December 31, 2016 and the selected consolidated statements of financial position as of December 31, 2016 and 2017 have been derived from our audited consolidated financial statements and notes which are not included or incorporated by reference in this prospectus. We derived the selected consolidated statements of operations for the six months ended June 30, 2020 and 2019 and selected consolidated statements of financial position as of June 30, 2020 from our unaudited consolidated interim financial statements included in the Form 6-K, which is incorporated by reference herein. The effect of the discontinuing operations on the consolidated financial statements for the year ended December 31, 2016 is unaudited.

This data should be read together with the section titled “Item 5—Operating and Financial Review and Prospects” and our consolidated financial statements, related notes and other financial information included in our Annual Report, which is incorporated by reference herein. The selected consolidated financial data included in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the consolidated financial statements and the related notes incorporated by reference herein.

Our historical results are not necessarily indicative of the results to be expected in the future and our interim period results are not necessarily indicative of results to be expected for a full year or any other interim period.

On November 25, 2019, we divested our bioseparations business operated through our former subsidiary, Prometic Bioseparations Ltd., or PBL. We determined that the results of operations for this business would be reported as discontinued operations, in accordance with the guidance under IFRS 5 Non-Current Asset Held for Sale and Discontinued Operations. Our consolidated statements of operations have been restated to reflect these discontinued operations. Accordingly, the selected consolidated financial data below, unless otherwise indicated, is based on results from continuing operations.

We maintain our books and records in Canadian dollars, and we prepare our audited consolidated financial statements in accordance with IFRS, as issued by the IASB. We prepare unaudited consolidated interim financial statements in accordance with IAS 34 Interim Financial Reporting as issued by the IASB. We report our financial results in Canadian dollars.

Consolidated Statements of Operations and Consolidated Statements of Financial Position Data (in thousands, except per share data):

Year ended December 31,	Six Months Ended June 30,
2019	2018	2017	2016	2020	2019
Consolidated Statements of Operations
Revenues	$4,904	$24,633	$22,313	$2,667	$1,643	$3,026
Net loss from continuing operations	(234,224)	(239,828)	(121,950)	(110,889)	(55,473)	(165,046)
Net loss	(206,753)	(237,896)	(120,036)	(110,669)	(55,473)	(162,537)
Net loss attributable to the owners of the parent per share:
Basic & diluted	(12.81)	(235.95)	(137.85)	(141.98)	(2.35)	(18.61)
Basic & diluted from continuing operations	(14.52)	(238.28)	(140.26)	(142.29)	(2.35)	(18.90)

As of December 31,	As of June30,
2019	2018	2017	2016	2020
Consolidated Statements of Financial Position
Cash and cash equivalents	61,285	7,389	23,166	27,806	25,986
Total assets	165,098	102,892	283,873	265,294	111,079
Net assets	94,934	(63,146)	143,431	159,343	45,522
Share capital	$932,951	$583,117	$575,150	$480,237	943,955
Weighted average number of outstanding shares (in thousands)	16,062	828	796	710	24,403

BUSINESS

We are a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing novel treatments for patients suffering from diseases that have high unmet medical need, including those related to fibrosis,  respiratory, liver and kidney diseases that have high unmet medical need, including those related to fibrosis in respiratory, liver and kidney diseases. We have a deep understanding of certain biological targets and pathways that have been implicated in the fibrotic process, including fatty acid receptors such as free fatty acid receptor 1, or FFAR1 (also known as G-protein-coupled receptor 40, or GPR40), a related receptor
(G-protein-coupled receptor 84, or GPR84) and peroxisome proliferator-activated receptors, or PPARs. In preclinical studies, we observed that targeting these receptors promoted normal tissue regeneration and scar resolution, including preventing the progression of, and reversing established fibrosis. We also have encouraging clinical data that we believe supports the translatability of our preclinical data observations to the clinic. We have leveraged this understanding, as well as our experience with generating small molecules, to build a pipeline of differentiated product candidates. Our research program is focused on inflammatory, fibrotic and metabolic conditions in patients with liver, respiratory or renal disease, with an emphasis on rare or orphan diseases.

Our Lead Product Candidates

-	Fezagepras for the treatment of fibrosis:

Our lead small molecule product candidate, fezagepras (also known as PBI-4050), is an anti-inflammatory and anti-fibrotic small molecule designed to modulate the activity of multiple receptors, including FFAR1 and PPAR alpha.

We have generated compelling preclinical data for fezagepras in multiple organ disease models of fibrosis, scleroderma and osteoporosis, that we believe support the evaluation of fezagepras in clinical trials for the treatment of fibrosis. Some of these studies were performed in collaboration with Vanderbilt University, University of Ottawa, Université de Montréal, McMaster University and the Montreal Heart Institute.

To date, fezagepras has been evaluated in over 250 human subjects (including 166 patients) in a combination of three Phase 1 clinical trials, three open-label Phase 2 clinical trials and one placebo-controlled Phase 2 trial at doses up to 1,200 mg daily. We completed a Phase 2 open-label clinical trial of fezagepras in patients with idiopathic pulmonary fibrosis, or IPF, in January 2017 and a Phase 2 open-label clinical trial of fezagepras in patients with Alström syndrome in June 2018. We also completed an open-label Phase 2 trial of fezagepras in patients with Type 2 Diabetes with Metabolic Syndrome, or T2DMS in November 2016. We also commenced a placebo-controlled Phase 2 trial in T2DMS in May 2017, where patients were dosed up to 1,200mg daily for up to twelve weeks, but terminated the trial due to failure to meet recruitment targets. An open-label rollover, single-arm, Phase 2 clinical trial of fezagepras for the treatment Alström syndrome was started in October 2017 and treatment was terminated in May 2020 as a result of the re-deployment of the investigational site clinical staff as a result of the current COVID-19 pandemic. The rollover study was completed after having been extended by the Data Safety Monitoring Board and the UK Medicines and Healthcare Products Regulatory Agency. Nine patients have completed more than two years of treatment with fezagepras.

This previous preclinical and open-label clinical research with fezagepras has led us to two conclusions that we believe will inform our further study of this compound. The first is that the tolerability and pharmacokinetic characteristics of fezagepras should allow for the use of higher doses than those previous studied in our open-label clinical trials, including the potential for multiple daily dosing regimens. Long term, repeat dose toxicity studies in rats and dogs (up to 26 weeks and 39 weeks duration, respectively), suggest the potential for a maximum daily dose of 2,400 mg in humans. Our current plan is to optimize dosing in a Phase 1 multiple ascending dose ranging, or MAD, clinical trial of fezagepras, including aggregate dosage levels higher than the previously studied doses, commencing in the second half of 2020. Our second conclusion is that fezagepras, based on the preclinical and clinical data currently observed, has the potential to impact fibrosis across multiple organ systems. Following a successful conclusion of the Phase 1 MAD study, our intention is to begin randomized controlled clinical trials in certain of the aforementioned organs to establish human proof of concept for fezagepras’ anti fibrotic activity.

In the second half of 2020, we plan to initiate a Phase 1 clinical trial to evaluate multiple ascending doses of fezagepras in healthy volunteers, at higher aggregate dose levels, taken once daily, twice-daily and three times daily than those previously evaluated in our completed Phase 1 and Phase 2 clinical trials. The data from this Phase 1 clinical trial will inform dose selection and regimen for future clinical trials of fezagepras, including randomized, placebo-controlled Phase 2 clinical trials in respiratory, liver or kidney disease indications. We are currently reviewing the most appropriate indications for fezagepras. Future trials are only expected after we have established the optimal dose level based on the results of our planned Phase 1 multiple ascending dose trial. We anticipate initiating Phase 2 clinical trials subject to the ongoing evaluation of the mechanism of action of fezagepras, the current COVID-19 pandemic and pending results of the multiple ascending dose study.

Our research has focused on the ability of fezagepras to modulate the receptor activities of FFAR1 and PPAR receptor alpha, and regulating the downstream signaling processes. We believe these combined activities contributed to the effects we observed in our open-label Phase 2 clinical trials of fezagepras. In a Phase 2, open-label clinical trial of fezagepras in patients with IPF, we observed the stabilization of forced vital capacity (FVC), a measure of lung function, over 12 weeks. In a Phase 2, open-label trial in Alström syndrome patients, we observed encouraging effects of fezagepras on both liver stiffness (as measured by Fibroscan, a surrogate for liver fibrosis) and cardiac fibrosis. It should be noted that the open-label study design of both these trials means that there was no placebo control group included.

Fezagepras has been granted Orphan Drug Designation by the FDA and the EMA for the treatment of Alström syndrome as well as for the treatment of IPF. Fezagepras has also been granted the Promising Innovative Medicine (PIM) designation by the UK Medicines and Healthcare products Regulatory Agency (MHRA) for the treatment of Alström syndrome and IPF.

-	Ryplazim® (human) plasminogen replacement therapy:

Ryplazim® (human) plasminogen, or Ryplazim, is a highly purified glu-plasminogen derived from human plasma that acts as a plasminogen replacement therapy for patients deficient in plasminogen protein. We are currently developing Ryplazim for the treatment of congenital plasminogen deficiency, a rare disorder associated with abnormal accumulation or growth of fibrin-rich pseudomembranous lesions on mucous membranes. Left untreated, these lesions may impair organ function and impact quality of life. Congenital plasminogen deficiency is caused by mutations in PLG, the gene coding for production of the zymogen plasminogen.

Ligneous conjunctivitis, or LC, appears to be the most common clinical manifestation of plasminogen deficiency, and is characterized by inflamed, woody growths on the conjunctival membranes that, if left untreated, can result in visual impairment or blindness. Other disease manifestations may be observed in the central nervous system, ears, nasopharynx, oral cavity, respiratory, gastrointestinal and genitourinary tracts. Abnormal wound healing and infertility have also been reported in patients with plasminogen deficiency. Although most affected patients survive into adulthood, the disease appears to be most severe when diagnosed in infants and children, where manifestations increase morbidity and mortality risk, including blindness, respiratory failure due to bronchial obstruction, or complications from hydrocephalus (excessive fluid in the brain) and death.

In the Phase 2/3 clinical trial, we evaluated the pharmacokinetics (PK), efficacy and safety of Ryplazim in 15 pediatric and adult patients with congenital plasminogen deficiency, which is also referred to as hypoplasminogenemia. We previously submitted a Biologics Licsense Application, or BLA, to the U.S. Food and Drug Administration, or FDA, for Ryplazim that received a complete response letter, or CRL, from the FDA in April 2018, which identified Chemistry, Manufacturing and Controls, (CMC), deficiencies. In September 2020, we resubmitted a BLA to the FDA based on the results from our open-label Phase 2/3 clinical trial completed in October 2018. A resubmission is a submission to a BLA that purports to answer all the deficiencies that need to be addressed. We believe that our BLA resubmission addresses the deficiencies outlined in the CRL issued by FDA to us in April 2018. We believe that the BLA resubmission will be designated as a Class 2 resubmission by FDA which would provide for a PDUFA goal for FDA review and action within six months of the receipt date of the BLA resubmission. Pending confirmation from the FDA that the resubmission addresses the issues raised in the CRL, current published guidance from the FDA is that they will indicate the new FDA review and action due date in writing to us within 14 days of receipt of the BLA resubmission. It is possible that we could experience delays in the timing of review and/or our interactions with FDA due to the impacts of COVID-19, for example, absenteeism by governmental employees, inability to conduct planned physical inspections related to regulatory approval, or the diversion of FDA’s efforts and attention to approval of other therapeutics or other activities related to COVID-19, which could delay approval decisions and otherwise delay or limit our ability to make planned regulatory submissions or obtain approvals.

We conducted a pivotal Phase 2/3 clinical trial of Ryplazim for the treatment of congenital plasminogen deficiency, 15 patients (six children and nine adults) were administered 6.6 mg/kg intravenous doses of Ryplazim every two to four days for 48 weeks. The primary efficacy endpoint was clinical success, defined as 50% of the subjects achieving a greater than 50% improvement in lesion number/size or functionality impact from baseline. The primary pharmacokinetic endpoint was an increase in trough plasminogen activity levels by at least an absolute 10% above baseline at 12 weeks. Ryplazim met both its primary efficacy and pharmacokinetic endpoints following the intravenous administration of Ryplazim to fifteen  patients for 48 weeks, as we observed  a reduction in visible and non-visible lesions of greater than 50% in all patients at 48 weeks and at least a 10% improvement from baseline trough plasminogen levels at 12 weeks.  Both the Phase 2/3 clinical trial and the Phase 1 clinical trial were undertaken at two specialized centers: Indiana Hemophilia and Thrombosis Center in Indianapolis, Indiana and Oslo University Hospital in Oslo, Norway.

All evaluable patients achieved target trough plasminogen activity levels (absolute 10% above baseline) across the initial 12-week treatment period.

Observed Trough Plasminogen Activity Levels after Treatment with Ryplazim

Patient	Age (y)	Prescribed infusion interval (d)	Plasminogen activity (%)*								Plasminogen activity trough levels ‡ absolute 10% above baseline
			Screening	Baseline†	Trough levels
					Wk 2	Wk 4	Wk 6	Wk 8	Wk 10	Wk 12	Any occurrence	‡3 times
1	39	3	26	29	57‡	58	52	61	30§	48	5	Yes
2	35	2	29	43	72	81	78	79	83	63||	6	Yes
3	16	4	30	28	55	52	42	53	49	55	6	Yes
4	24	3	32	28	49	61	62	55	56	53	6	Yes
5	20	3	18	22	45	44	44	41	39	45	6	Yes
6	37	2	<5	<5	50	63	60	64	62	70	6	Yes
7	24	3	26	31	58	46	58	67	57	62	6	Yes
8	5	3	23	22	41	51	38	34	43	34	6	Yes
9	16	3	24	20	55	44	64	63	57	64	6	Yes
10	11	3	18	17	53	55	51	32||	50	50	6	Yes
11	6	3	36	29	39	49	52	59	54	61	6	Yes
12	33	3	<5	<5	19	33	46	26||	44	53	6	Yes
13	33	4	15	15	38	47	61	38||	45	30||	6	Yes
14	42	2	4	<5	14||	24	38	22||	44	41	5	Yes

We observed a significant clinical effect on lesions as early as four weeks after commencement of treatment with Ryplazim, and an overall success rate of 100% after 48 weeks of treatment with Ryplazim. The treatment was generally well tolerated with no serious adverse events or adverse events resulting in drug discontinuation in the trial. Two patients had adverse events of severe intensity: one patient experienced severe back pain that resolved three days later and the other patient, with a medical history of anxiety, experienced an episode of anxiety, temporally related to a motor vehicle accident. Both of these severe adverse events resolved after temporary treatment discontinuation, without re-emergence upon re-start of therapy. The most frequent treatment-emergent adverse events, or TEAEs, observed in subjects in this trial were nasopharyngitis and headache.  None of the TEAEs resulted in drug discontinuation in the trial.

Ryplazim was granted Orphan Drug Designation and the Rare Pediatric Disease Designation by the FDA for the treatment of congenital plasminogen deficiency.

We also may explore clinical uses or formulations of plasminogen, including for the treatment of acquired plasminogen deficiencies and in critical care and wound treatment settings.  We believe that the expansion of our plasminogen development program may enable us to target additional clinical indications with unmet medical need. Plasminogen was granted Orphan Drug Designation by the FDA for the treatment of IPF.

-	Early-Stage Portfolio

We are also planning to develop an early-stage pipeline of novel compounds targeting clinically validated and novel biological targets for the treatment of respiratory, liver and kidney diseases by leveraging our own drug discovery platform, collaborating with third parties and in-licensing or acquiring new compounds and technologies.

Our first development program is a selective GPR84 antagonist candidate that we believe, if approved, could be used as monotherapy or in combination with other approved drugs. GPR84 is a pro-inflammatory target primarily expressed on cells associated with the immune system and its expression levels increase significantly during periods of inflammatory stress. Developing a GPR84 antagonist would build on our in-house expertise in GPR84. Our preclinical research indicates a potential role for antagonism of GPR84 in the reduction of fibrosis in several diseases, including kidney disease and NASH. Our GPR84 antagonist program is currently at the pre-clinical stage.

In addition to our internally developed GPR84, we have recently acquired a series of highly potent synthetic antagonists against the receptor for 5-Oxo-eicosatetraenoic acid, or 5-oxo-ETE, believe to be one of the most powerful chemoattractants and activators of eosinophils, major effector cells in the immune system that play a key role in tissue repair and resolution of inflammation, including a novel selective Oxo-eicosanoid receptor 1 (OXER1) antagonist candidate. OXER1 is a G protein-coupled receptor (GPCR) that is highly selective for 5-oxo-ETE, believed to be one of the most potent human eosinophil chemo-attractants. Migration of eosinophils to body sites including the lungs and intestines is mediated by eosinophil chemo-attractants such as 5-oxo-ETE. Eosinophils play a key role in Type 2 inflammation-driven diseases, including respiratory diseases and gastro-intestinal diseases. Our OXER1 antagonist program is currently at the pre-clinical stage.

Our Team

We have assembled a team of employees with experience across the spectrum of drug discovery and development who have experience developing and commercializing products. Members of our board of directors and management team have extensive experience in the life sciences industry. We are led by Kenneth Galbraith, our Chief Executive Officer, who brings over 30 years of experience acting as an executive, director, investor and advisor to companies in the biotechnology, medical device, pharmaceutical and healthcare sectors.

COVID-19 Business Update

The World Health Organization has declared the outbreak of a novel coronavirus, referred to as COVID-19, as a global pandemic, which continues to spread throughout Canada and around the world. Following the global outbreak of COVID-19, we have placed a priority on the health and safety of our employees. The COVID-19 pandemic has had a mitigated impact on our business operations in the first two quarters due to early implementation of business continuity plans to protect our workforce and the enforcement of travel restrictions. In March 2020, a significant portion of our workforce transitioned to working remotely. In addition, we implemented social-distancing measures in our plasma collection facilities, manufacturing facility and research laboratories. We have also implemented a range of programs to help support our employees, from additional paid leave for those who must care for vulnerable family members, enabling employees to work from home where possible and offering financial support to those who are financially affected by the pandemic. As a result of this slowdown, we experienced delays in our previously anticipated clinical development timelines and data release milestones, with respect to our BLA submission for Ryplazim and any potential subsequent approval. The extent of these delays cannot be predicted with confidence at the time of the filing of this registration statement. We expect to provide updates to our clinical development programs and timelines as we gain more clarity over the coming months. In addition, we have adopted risk assessments and mitigating actions across the Company related to the COVID-19 pandemic including; an internal resource center to maintain the health and safety of our employees and communicate business continuity plans; the assessment of financial and operating impacts and mitigating actions in response; and enterprise risk management and other functional activities. We also continue to evaluate market conditions as they evolve and take precautionary measures to strengthen our financial position.

Our Strategy

We believe that we have a novel, differentiated approach to treating the complex biology of fibrotic disease in multiple organ systems; a unique near-term commercial asset in Ryplazim if FDA approval is granted;  a strategy to build a broader portfolio of novel small molecule compounds over time; and the opportunities for collaboration in both our small molecule development programs and for Ryplazim. The key elements of our strategy include:

•	Advancing the clinical development of our lead product candidates:

Fezagepras for the treatment of patients with diseases related to fibrosis, including respiratory, liver or kidney metabolic disease indications. We have generated preclinical data that we believe demonstrated proof-of-mechanism of fezagepras for the treatment of respiratory, liver and kidney disorders associated with chronic or severe fibrosis. In the second half of 2020, we plan to initiate a Phase 1 clinical trial to evaluate multiple ascending doses of fezagepras in healthy volunteers. The data from this Phase 1 clinical trial will help define dose levels and regimen to determine the most appropriate indications to be pursued and inform the design of any such future clinical trials, evaluating fezagepras in fibrosis related diseases, including respiratory, liver or kidney metabolic disease indications, subject to the ongoing evaluation of the mechanism of action of fezagepras, the current COVID-19 pandemic.

•	Seek marketing approval in the United States for Ryplazim® (plasminogen) for the treatment of congenital plasminogen deficiency.

We completed our Phase 2/3 clinical trial evaluating Ryplazim in pediatric and adult patients with congenital plasminogen deficiency in October 2018. In September 2020, we resubmitted our BLA for Ryplazim, and if our resubmission is designated as a Class 2 resubmission, we expect a PDUFA date in the first quarter of 2021. If we receive regulatory approval on this timeline, we currently plan to launch Ryplazim in the United States in 2021 ourselves with a small, focused commercial infrastructure while exploring potential strategic collaborations to access patients in certain other selected markets outside of the U.S. in 2021 and 2022. If our BLA for Ryplazim is approved by the FDA, we may be also eligible to receive a Pediatric Review Voucher, or PRV, from the FDA. If we receive regulatory approval on Ryplazim on the currently expected timeline, and if we receive a PRV for Ryplazim in a timely manner thereafter, we anticipate seeking to monetize any such PRV in 2021. Beyond this initial indication, our intention is to conduct additional clinical trials for other applications of plasma-derived plasminogen where there appears to be a scientific rationale for treatment via increasing plasminogen activity levels.

Ryplazim was granted Orphan Drug Designation and Rare Pediatric Disease Designation for the treatment of congenital plasminogen deficiency and Orphan Drug Designation for the treatment of IPF.

•	Leveraging our drug discovery platform and knowledge base to develop an early-stage drug portfolio:

Our early-stage drug development efforts are focused on expanding our R&D pipeline both for the treatment of diseases associated with fibrosis and other inflammatory diseases. Accordingly, we first  intend to develop oral, selective GPR84 antagonists to treat fibrosis and develop an early-stage pipeline of novel compounds for the treatment of respiratory, liver (liver fibrosis and NASH) and kidney diseases by leveraging our own drug discovery platform, entering into collaborations with third parties or in-licensing or acquiring new compounds and technologies. GPR84 is a pro-inflammatory target primarily expressed on cells associated with the immune system and its expression levels increase significantly during periods of inflammatory stress. We believe a GPR84 antagonist has the potential to be used in combination with one or more of our other product candidates in development or with therapeutics developed by third parties. Our GPR84 antagonist program is currently at the pre-clinical stage. Pending the outcome of our preclinical research, we plan to nominate a preclinical product candidate for our GPR84 antagonist program in the second half of 2020. In addition to GRP84, we intend to develop a novel selective OXER1 antagonist candidate. OXER1 is a GPCR that is highly selective 5-oxo-ETE, believed to be one of the most potent human eosinophil chemo-attractants. Eosinophils play a key role in Type 2 inflammation-driven diseases, including respiratory diseases and gastrointestinal diseases. Our OXER1 antagonist program is currently at the pre-clinical stage. Pending the outcome of our preclinical research, we plan to nominate a preclinical product candidate for our OXER1 antagonist program in the second half of 2021.

Our Small Molecule Program

Our research program is focused on inflammatory, fibrotic and metabolic conditions in patients with liver, respiratory or renal disease, with an emphasis on rare orphan disease.

Fibrosis

Fibrosis is an aberrant response of the body to tissue injury that may be caused by trauma, inflammation, infection, cell injury or cancer. The normal response to injury involves the activation of cells that produce collagen and other components of the extracellular matrix, or ECM, that are part of the healing process. This healing process helps to fill in tissue voids created by the injury or damage, segregate infections or cancer, and provide strength to the recovering tissue. Under normal circumstances, where the cause of the tissue injury is limited, the scarring process is self-limited and the scar resolves to approximate normal tissue architecture. However, in certain disease states, this process is prolonged and excessively active, resulting in progressive tissue scarring, or fibrosis, which can cause organ dysfunction and failure as well as, in the case of certain cancers, promote tumor progression.

Excess levels of various profibrotic cytokines and growth factors are associated with fibrosis. Innate inflammatory cells increase the abundance of myofibroblasts, a cell type that drives wound healing, and stimulates them to deposit ECM proteins such as collagen at the site of tissue injury. In the case of normal healing of a limited tissue injury, myofibroblasts eventually die by programmed cell death, or apoptosis, and the fibrous scarring process recedes. Accordingly, we believe there is a need for therapies that could effectively target pathophysiological pathways involved in fibrosis.

Fezagepras

We are developing fezagepras, our lead small molecule product candidate, for the treatment of respiratory, kidney and liver fibrosis-related metabolic diseases (such as NASH). Fezagepras is an anti-inflammatory and anti-fibrotic small molecule designed to modulate the activity of multiple receptors, including FFAR1 and PPAR alpha. Both FFAR1 and PPAR alpha have been shown to have an impact on metabolic control and to play a role in the pathogenesis of diseases including NAFLD and NASH.  Further, third-party data suggests that FFAR1 plays a role in glucose control, while PPAR alpha appears to modulate lipids. Given their long association with the control of metabolic disease and the association between metabolic and fibrotic processes, the PPAR agonist class has a strong development rationale in fibrotic disease.  Despite this rationale, historical efforts to develop PPAR agonists for the treatment of fibrotic disease have yet to yield particular success, owing to either reasons of efficacy or tolerability depending on the PPAR agonist subtype.  More recently, however, an enhanced understanding of both the PPAR class and fibrotic disease had led to the development of several next-generation PPAR agonists, which each interact with the target in a differentiated manner from previous efforts, which has renewed interest in the class as potential anti-fibrotic agents.

Our research has focused on the role of these receptors on the pathogenesis of fibrosis in multiple organs. Fezagepras has demonstrated anti-inflammatory and anti-fibrotic activity in animal models of chronic kidney disease, diabetic kidney disease, lung fibrosis, liver fibrosis, heart fibrosis, scleroderma and osteoporosis.

We are exploring the potential of fezagepras in the treatment of fibroproliferative diseases. Fezagepras has been observed to regulate several cell types involved in the fibrotic pathway: macrophages, fibroblasts/myofibroblasts and epithelial cells. We have observed that fezagepras regulates fibrotic and inflammatory markers in rodent and normal human fibroblasts, IPF patient fibroblasts, human epithelial cells and in rodent macrophages. We believe the modulating effects of fezagepras on known aspects of the fibrosis process suggest it has the potential to treat fibrosis-related diseases, for which there is a substantial unmet medical need. We are planning to further investigate its effect on patients with respiratory diseases, liver or kidney fibrosis disease indications.  We believe fezagepras has the potential to treat these patient populations, as fibrosis is at the core of organs losing functionality in each of these diseases.

Although we have completed a Phase 1 clinical trial evaluating single ascending doses of fezagepras in healthy volunteers and three open-label Phase 2 trials in patients with IPF, Alström syndrome and T2DMS, respectively, we have decided to escalate the dose of fezagepras beyond the maximum 1,200 mg daily dose tested to date, to potentially increase its activity.

We believe the maximum potential daily dose of up to 2,400 mg in human is supported by our long term repeat-dose general toxicology toxicity studies. Repeat-dose general toxicology studies of fezagepras were conducted for durations of up to 26 weeks in rats and for up to 39 weeks in dogs. The following parameters and end points were evaluated in these studies: clinical signs, body weights, food consumption, ophthalmology, electrocardiograms (dogs only) clinical pathology parameters (hematology, coagulation, clinical chemistry, and urinalysis), toxicokinetic parameters, gross necropsy findings, organ weights, and histopathologic examinations. The liver, kidneys, and stomach/gastrointestinal tract were identified as primary target organs. A dose dependent increase in liver (rat and dog) and kidney (rat only) weights were observed and correlated with hepatocellular centrilobular hypertrophy and tubular hypertrophy, respectively which are known effects of PPAR alpha agonists, previously identified with fibrates (e.g., fenofibrate). Effects observed in these target organs were fully reversible or showed signs of ongoing reversibility following the 4-week non-dosing recovery period.

The no-observed-adverse-effect level, or NOAEL, was determined to be 200 mg/kg/day in both species. The AUC(0-t) at the NOAEL in dogs after 39 weeks of dosing was 639 and 537 hr*μg/mL for males and females, respectively, which is similar to the area under the curve (AUC) from time 0 to the last value above the limit of quantification, or AUC(0-t), observed in healthy humans after a single dosing with 2,400 mg of fezagepras (642 hr*μg/mL). At these respective dosing levels, the maximum observed concentration in dogs was approximately 30% to 40% of what was observed in humans after a single dosing with 2,400mg of fezagepras. Preterminal deaths occurred in the repeat-dose rat study that were attributed to gavage-related reflux of fezagepras.

Accordingly, we plan to initiate a Phase 1 clinical trial to evaluate multiple ascending doses of fezagepras in healthy volunteers at aggregate dose levels higher than those previously evaluated in our completed clinical trials, where the doses tested were generally well tolerated. The data from this Phase 1 clinical trial will help define dose levels and regimen to inform the most appropriate indications to be pursued for fezagepras and the design of any future clinical trials evaluating fezagepras in Phase 2 placebo-controlled clinical trial of fezagepras. We continue to review the potential broader use of Fezagepras in other areas such as skin fibrosis, ocular fibrosis and treating patients with high triglyceride levels.

We expect to define a more fulsome development program for Fezagepras after the completion of the additional multiple ascending dose study expected to begin in the second half of 2020. We plan to initiate further clinical trials of fezagepras in selected fibrosis indications, including potential Phase 2 clinical trials of a duration between 12 and 26 weeks with multiple doses being studied against placebo and/or an active control arm.

Fezagepras has been evaluated in more than 30 different animal models involving six organ systems (lung models, heart models, kidney models, liver models, pancreas models and skin models), and has consistently shown significant activity in all models. Given the wide-ranging preclinical data, we believe that fezagepras represents a differentiated and unique approach to treating a complex disease such as fibrosis in patients with broad applicability in multiple therapeutic categories, mainly respiratory, liver and renal, with the opportunity for a significant therapeutic effect compared to other anti-fibrotic product candidates currently under development. Fezagepras has been granted Orphan Drug Designation by the FDA and the European Medicines Agency (EMA) for the treatment of Alström syndrome as well as for the treatment of IPF. Fezagepras has also been granted the Promising Innovative Medicine (PIM) designation by the UK Medicines and Healthcare products Regulatory Agency (MHRA) for the treatment of Alström syndrome and IPF.

Fezagepras for the Treatment of Fibrosis of the Respiratory System

Idiopathic Pulmonary Fibrosis and other Interstitial Lung Diseases

Interstitial lung disease, or ILD, is a general category that encompasses a group of many different rare pulmonary diseases that share several pathophysiological features, despite their diverse causes. ILDs involve chronic inflammation and fibrosis, leading to a progressive destruction of the lung interstitium and loss of lung function. There are over 100 different types of ILD, of which IPF is one of the major forms. Other major forms include: chronic hypersensitivity pneumonitis, connective tissue disease-associated ILDs, or CTD-ILDs, such as rheumatoid arthritis-associated ILD, or RA-ILD, and systemic sclerosis-associated ILD, or SSc-ILD, and pulmonary sarcoidosis.

Idiopathic pulmonary fibrosis, or IPF, is a chronic lung disease characterized by a progressive and irreversible decline in lung function when lung tissue becomes damaged, stiff, and scarred. As tissue scarring progresses, transfer of oxygen into the bloodstream is increasingly impaired, leading to irreversible loss of lung function, as well as high morbidity and mortality rates.

Patients with IPF experience debilitating symptoms, including shortness of breath and difficulty performing routine functions, such as walking and talking. Other symptoms include chronic dry, hacking cough, fatigue, weakness, discomfort in the chest, loss of appetite and weight loss.

IPF usually occurs in adult individuals between 50 and 70 years of age, particularly in those with a history of cigarette smoking, and affects men more often than women. IPF affects approximately 130,000 people in the United States, with about 48,000 new cases diagnosed annually. Approximately 40,000 people with IPF die each year. The five-year mortality rate for patients with IPF is estimated to range from 50% to 70% of those affected.

Limitations of Current Treatment Options for Idiopathic Pulmonary Fibrosis

Treatment options for patients with IPF are limited. Two products, nintedanib (OFEV® - Boehringer-Ingelheim) and pirfenidone (Esbriet® - Roche), have been approved for the treatment of IPF. However, neither demonstrated the ability to stabilize lung function in clinical trials, but rather were approved based upon their ability to slow the rate of decline in lung function. In addition, the tolerability profile of each drug is problematic for chronic usage as they are both associated with substantial levels of side effect (particularly GI), which have limited their use. Accordingly, we believe there remains a substantial unmet medical need in IPF.

Beyond the IPF market, competition in product candidate development for other ILDs is limited. Nintedanib, which received FDA approval for the treatment of SSc-ILD in September 2019 and FDA approval for treatment of progressive-fibrosis-ILDs in March 2020, is currently the only anti-fibrotic drug approved for the treatment of another ILD beyond IPF. Roche is also working to expand the potential ILD market for pirfenidone, with clinical trials underway in RA-ILD, SSc-ILD and chronic hypersensitivity pneumonitis. We are not aware of any other industry-sponsored clinical trials evaluating a product candidate for the treatment of SSc-ILD or chronic hypersensitivity pneumonitis in the United States or Europe.

Our Solution for Idiopathic Pulmonary Fibrosis: Fezagepras

Completed Open Label Phase 2 Clinical Trial

In January 2017, we completed an open-label, single arm, exploratory, observational Phase 2 trial of fezagepras, both as a monotherapy and in combination with either nintedanib or pirfenidone, in 41 patients with IPF. The primary endpoints of this trial were safety and tolerability and the key secondary endpoints of this trial included change in pulmonary function and change in inflammatory and fibrotic markers. Nine patients received 800 mg doses of fezagepras alone, 16 patients received 800 mg oral doses of fezagepras in combination with nintedanib and 16 patients received 800 mg doses of fezagepras in combination with pirfenidone, with 40 subjects completing the trial as planned (n= 9, 16 and 15) respectively; all administered orally on a daily basis for 12 weeks. The full results of this trial were published in the European Respiratory Journal in 2018.

The results of the trial showed that the mean change from baseline to Week 12 for forced vital capacity, or FVC, which is the total amount of air exhaled during a forced breath, was either slightly increased (+1.9 mL) or slightly decreased (-12.2 mL) for fezagepras in combination with nintedanib and for fezagepras alone, respectively, but was reduced (-102.0 mL) for fezagepras in combination with pirfenidone.

Observed Effect of 800 mg Dose of Fezagepras on the Change from Baseline (Week 1, Pre-dose) for FVC at Week 12

Pulmonary Function Test	Fezagepras (n = 9)	Fezagepras + Nintedanib (n = 16)	Fezagepras + Pirfenidone (n = 15)	Total (n = 40)
Percent-predicted FVC (%)
Mean change (± SD) at Week 12	-1.11 (4.457)	0.06 (4.024)	-2.69 (4.113)	-1.23 (4.228)
95% confidence interval	-4.537, 2.315	-2.082, 2.207	-4.964, -0.409	-2.585, 0.120
P-value*	0.4759	0.9513	0.0240	0.0729
FVC (mL)
Mean change (± SD) at Week 12	-12.2 (137.09)	1.875 (127.6)	-102 (137.80)	-40.3 (138.96)
95% confidence interval	-117.60, 93.157	-66.121, 69.871	-178.31, -25.69	-84.692, 4.192
P-value*	0.7959	0.9539	0.0124	0.0746

FVC = forced vital capacity; N = number of subjects; SD = standard deviation.

a P-value based on paired t-test of the mean change from baseline (Week 1, pre-dose) for FVC at Week 12.

The combination of fezagepras and pirfenidone exhibited reduced pharmacokinetics as compared to fezagepras alone, suggesting a possible drug-drug interaction. Fezagepras’ concentration in plasma was found to be sub-therapeutic at 50% of the expected level in patients that received the fezagepras and pirfenidone combination. In pre-clinical studies using the bleomycin model, it was shown that the combination of fezagepras and pirfenidone had a synergistic effect. In the animal studies, higher doses of fezagepras were used compared to the dose used in the clinical trial, with the goal of maintaining a therapeutic dose level in the animals.

Fezagepras (800 mg) was well tolerated alone and in combination with either nintedanib or pirfenidone. One patient (2.4%) in the fezagepras + nintedanib group had a treatment-emergent serious adverse event of pneumonia. The medical monitor assessed the event as more likely arising from immune suppression due to prolonged use of the concomitant medication prednisone and the patient’s underlying IPF.

Importantly, there were no serious adverse events requiring fezagepras’ discontinuation. The most common adverse event observed in patients in this trial was diarrhea (˃15%). Diarrhea rate, however, was lower in the patients treated with fezagepras alone than in the groups receiving fezagepras in combination with either nintedanib or pirfenidone, both of which are associated with GI side effects.

Most TEAEs were mild or moderate in severity. Three patients (7.3%) had severe TEAEs: one patient had a severe TEAE of diarrhea that resolved and was deemed not related to fezagepras, one patient had severe TEAEs of dyspnea and IPF exacerbation that were moderate in severity and deemed not related to fezagepras, and one patient had a severe TEAE of gastrointestinal disorder that resolved and was deemed not related to fezagepras. In addition, there were no TEAEs of hypoglycemia among eight patients with type 2 diabetes (86-week exposure), including five patients requiring oral antidiabetic therapy with or without insulin (50-week exposure).

Preclinical Data

Antifibrotic Activity of Fezagepras Observed in Animal Models of Lung Fibrosis

We used a mouse model of bleomycin-induced lung fibrosis to evaluate the effect of fezagepras on histological lesions and inflammatory and fibrotic markers. In this model, female mice were treated with bleomycin (0.025 U) via intratracheal administration on Day 0. On Day 7, 28 mice were randomized into three groups according to their bleomycin-induced body weight loss. Mice were treated orally with fezagepras (100 mg/kg and 200 mg/kg) or vehicle from Day 7 through Day 20. On day 21, mice were euthanized. We observed a dose-dependent reduction in histological lesions of the lung.

Observed Antifibrotic Activity of Fezagepras in a Mouse Model of Bleomycin-Induced Lung Fibrosis

Parameter	Finding
Lung lesions	Fezagepras reduced histological lesions of lung fibrosis in a dose-dependent manner
Inflammatory and fibrotic markers	Fezagepras (200 mg/kg) significantly (p ≤ 0.05) decreased the mRNA expression of CTGF, collagen 1 and IL-23p19.

CTGF = connective tissue growth factor; GPR = G protein-coupled receptor; IL = interleukin; mRNA = messenger RNA.

Effect of Fezagepras on Bleomycin-Induced Histological Lesions

Histologyleslons disrupted ling architecture and thickness of alveolar wall 4.0 3.5 3.0 2.5 1.5 1.0 0,5 0 p 0.05 Bleomycin Bleo Bleo + PBI-4050 100 mg kg Bleo + PBI-4050 200 mg kg

Fezagepras and Pirfenidone

We also used the mouse model of bleomycin-induced lung fibrosis to evaluate the effect of 200 mg/kg doses of fezagepras, 400 mg/kg doses of pirfenidone, and the same doses of fezagepras in combination with pirfenidone on histological lesions and inflammatory and fibrotic markers. In this preclinical study, mice were randomized into three groups according to their bleomycin-induced body weight loss and treated orally with either fezagepras, pirfenidone or a combination of both compounds from Days 7 to 20. Only the animals that recovered their body weight loss by Day 20 were used for data analysis. Mice were euthanized on Day 21. Based on the Ashcroft score, a validated measure of histological lesions of lung fibrosis, fezagepras showed a statistically significant reduction in lung fibrosis compared to the bleomycin control group. We also observed a reduction in the histological lesion score of the mice treated with pirfenidone, but the reduction was not statistically significant compared to the bleomycin control group. Fezagepras also decreased the overexpression of pro-inflammatory and fibrotic markers compared to pirfenidone. We also observed a statistically significant reduction in histological lesions of the lung in the mice treated with fezagepras alone and in the mice treated with fezagepras in combination with pirfenidone.

Observed Antifibrotic Activity of Fezagepras in a Mouse Model of Bleomycin-Induced Lung Fibrosis: Fezagepras and Pirfenidone

Parameter	Finding
Toxicity	No toxicity was reported with fezagepras. Pirfenidone induced severe vertigo that was reduced in the combination therapy (fezagepras + pirfenidone).
Bronchoalveolar fluid	All treatments (fezagepras; pirfenidone; and fezagepras + pirfenidone) significantly (p < 0.05) reduced CTGF level.
Only the combination therapy significantly (p = 0.0424) decreased IL-1β protein level.
Only the combination therapy significantly (p < 0.05) decreased TNF-α protein level.

Lung lesions	Only fezagepras and the combination therapy significantly (p < 0.05) reduced histological lesions; pirfenidone had no effect.

Fezagepras and the combination therapy significantly (p < 0.001) decreased the lesion score determined by the Ashcroft’s score;a pirfenidone alone had a statistically insignificant effect (p = 0.0538).

All treatments significantly (p ≤ 0.05) reduced the percentage of leukocyte infiltration.
Inflammatory and fibrotic markers	Fezagepras and the combination therapy significantly (p < 0.05) reduced the percentage of collagen in leukocyte infiltration.

All treatments significantly (p < 0.05) decreased the overexpression of collagen, fibronectin, IL-23p19, IL-6, and TGF-β. Only fezagepras and the combination therapy significantly (p < 0.05) decreased CTGF and SPARC mRNA expression. Only the combination therapy significantly (p < 0.05) reduced collagen 3 and MMP2 mRNA expression.

All treatments significantly (p < 0.05) increased IFN-γ protein level in the lung.
Fezagepras and the combination therapy significantly (p < 0.05) increased IL‑12p40 and IL-1β protein levels in the lung.
All treatments significantly (p < 0.01) increased the content of TNF-α protein level.

CTGF = connective tissue growth factor; GPR = G protein-coupled receptor; IFN-γ = interferon gamma; IL = interleukin; MMP = matrix metalloproteinase; mRNA = messenger RNA; SPARC = matricellular protein secreted protein acidic and rich in cysteine; TGF-β = transforming growth factor beta; TNF-α = tumor necrosis factor alpha.

a Ashcroft’s score: Briefly, the entire fields of each lung section were read by a blinded examiner, and each field was visually graded from 0 to 8. Criteria for grading lung fibrosis were as follows: Grade 0= normal lung; Grade 1= minimal fibrous thickening of alveolar or bronchiolar walls; Grade 3= moderate thickening of walls without obvious damage to lung architecture; Grade 5= increased fibrosis with definitive damage to lung structure and formation of fibrous bands or small fibrous masses; Grade 7= severe distortion of structure and large fibrous area; Grade 8= total fibrous obliteration of lung fields.

Observed Effect of Fezagepras and Pirfenidone on Bleomycin-Induced Histological Lesions

Histological lesions disrupted lung architecture thickness of alveolar wall 2.5 2.0 1.5 1.0 0.5 0 Control Bleomycin Bleo Bleo + PBI -4050 200 mg kg Bleo + pirfenidone 400 mg kg Bleo + PBI-4050 + Pirfenidone p=0.03 p< 0.001

Fezagepras and Nintedanib

We used a mouse model of bleomycin-induced pulmonary fibrosis to evaluate the effect of 200 mg/kg doses of fezagepras, 60 mg/kg doses of nintedanib and 200 mg/kg doses of fezagepras in combination with 60 mg/kg doses of nintedanib on inflammatory and fibrotic markers. In this preclinical study, mice were randomized into three groups according to their bleomycin-induced body weight loss and treated orally with either fezagepras, nintedanib or a combination of both compounds from Days 7 to 20. Mice were euthanized on Day 21. We observed a statistically significant reduction in inflammatory and fibrotic markers in lung tissue in the mice treated with fezagepras alone and in the mice treated with fezagepras in combination with nintedanib.

Observed Antifibrotic Activity of fezagepras in a Mouse Model of Bleomycin-Induced Lung Fibrosis: Fezagepras and Nintedanib

Parameter	Finding
Bronchoalveolar fluid	All treatments (fezagepras; nintedanib; and fezagepras + nintedanib) significantly (p ≤ .05) reduced CTGF. Only fezagepras and the combination therapy significantly (p < 0.05) reduced MCP-1 levels.
Inflammatory and fibrotic markers	All treatments induced a significant (p < 0.05) decrease of MCP-1 level and iNOS mRNA expression in lung tissue.
Only fezagepras and the combination therapy significantly (p < 0.05) reduced the percentage of collagen in inflamed lesions and in total lung tissue.
Only fezagepras significantly (p < 0.05) decreased the mRNA expression of collagen and fibronectin in lung tissue.
Fezagepras significantly (p < 0.05) reduced TNF-α, IL-6, and CTGF mRNA expression in lung tissue. Nintedanib and the combination therapy induced a significant (p < 0.05) reduction of IL-6 and CTGF.

CTGF = connective tissue growth factor; IL = interleukin; iNOS = inducible nitric oxide synthase; MCP = monocyte chemotactic protein; mRNA = messenger RNA; TNF-α = tumor necrosis factor alpha.

Fezagepras for the Treatment of Alström Syndrome

Alström Syndrome

Alström syndrome is a rare, inherited, autosomal recessive syndrome resulting from the mutation of the ALMS1 gene that leads to childhood or adolescent obesity, type 2 diabetes with severe insulin resistance, dyslipidemia, hypertension and severe multi-organ fibrosis, involving the heart, liver and kidney. The most common cause of death in patients with Alström syndrome is heart failure with dilated cardiomyopathy due to progressive cardiac fibrosis. Fibrosis leading to liver failure is also responsible for a large number of deaths. Alström syndrome is also characterized by a progressive loss of vision and hearing and short stature. Alström syndrome affects over 800 patients worldwide. There are no therapies approved to treat Alström syndrome.

Completed Open Label Phase 2 Clinical Trial

We completed a single-center, single-arm, open-label Phase 2 trial evaluating fezagepras in 12 subjects with Alström syndrome who were 16 years of age or older. Patients received a total oral daily dose of 800 mg of fezagepras for an initial 24 weeks with continuation for a further 36 or 48 weeks. The primary objective of the trial was to evaluate the safety and tolerability of fezagepras in this patient population. Standard assessments of safety included adverse events, clinical laboratory tests, vital signs, physical examination and electrocardiograms.

Exploratory objectives included assessments of the effect of fezagepras on liver stiffness using transient elastography, measuring fat content and fibrosis burden in the liver using MRI and measuring the effect on cardiac fibrosis and function using MRI. In this Phase 2 open-label safety trial in Alström syndrome patients, we observed encouraging clinical effects of fezagepras on both liver stiffness (as measured by Fibroscan, a surrogate for liver fibrosis) and cardiac fibrosis. Although the data is inconclusive, we believe that fezagepras has the potential to provide benefit to patients with Alström syndrome, since fibrosis is central to disease progression and loss of organ function in this condition. Further controlled studies will be required to further characterize fezagepras' clinical profile.

All patients were recruited from the University Hospitals Birmingham, which is the nationally commissioned specialist service for Alström syndrome in the United Kingdom.

Observed effect on a surrogate of liver fibrosis

Mean transient elastography scores, a measurement of liver stiffness using FibroScan, was observed to decrease from baseline to the last available measurement for 10 out of 11 subjects for whom data was available, with daily 800 mg doses of fezagepras.

Observed Effect of 800 mg Dose of Fezagepras on the Change from Baseline in Liver Stiffness
Using Transient Elastography (FibroScan) –

[Graph]

Observed effect on myocardial fibrosis

Results of cardiac magnetic resonance imaging scans of myocardial fibrosis appeared to yield positive results after treatment with daily doses of 800 mg of fezagepras, when the data from our open-label study subjects was compared to data from a cohort of untreated Alström syndrome patients (shown as the control group in the diagram below).

Observed Effect of 800 mg Dose of Fezagepras on the Change from Baseline in Magnetic Resonance Imaging Assessment of Left Ventricular Function and Myocardial Fibrosis –

[Graph]

Observed tolerability data

Fezagepras was reported to be well tolerated at a daily oral dose of 800 mg for up to 72 weeks in patients 17 to 52 years of age with Alstrom syndrome. No conclusions can be drawn with respect to efficacy as this was a safety study and the sample size was not sufficient to draw any conclusions regarding efficacy. Two patients reported non-treatment related serious adverse events (one with mild dehydration and one with severe cardiac ventricular thrombosis). Neither of these serious adverse events resulted in permanent discontinuation of trial drug. The most common TEAEs observed in patients in this trial were hypoglycemia, rash, headache, and lower respiratory tract infection, urinary tract infection, abdominal discomfort, diarrhea, fatigue, asthma and decreased hemoglobin and the most common treatment-related TEAE observed in patients was hypoglycemia. Most treatment-related TEAEs were mild in severity, and the majority of subjects had mild or moderate TEAEs. None of the TEAEs resulted in permanent discontinuation of the trial drug.  There was no severe treatment-related TEAEs.

Rollover Phase 2 Clinical Trial

Following completion of our Phase 2 clinical trial of fezagepras in patients with Alström syndrome, we initiated an open-label, single-arm, multi-center rollover Phase 2 clinical trial evaluating the long-term safety and tolerability of fezagepras in nine patients who completed the end-of-treatment visit for the initial Phase 2 trial. Each patient was administered a total daily dose of 800 mg of fezagepras and undergoes intensive investigation to document the effects of fezagepras on progressive organ fibrosis, including through magnetic resonance imaging of the liver and the heart. Each patient was evaluated against their individual results at trial entry, as well as against their historical disease progression trend, when available. The Data Safety Monitoring Board and the Medicines and Healthcare Products Regulatory Agency have agreed to an extension of this rollover trial. In connection with the COVID-19 pandemic, we recently ended the treatment under this rollover Phase 2 clinical trial.  Nine patients have completed more than two years of treatment with fezagepras, and six of which have completed more than three years of treatment with fezagepras.

Fezagepras for the Treatment of Fibrosis Associated with Non-Alcoholic Steatohepatitis

Fibrosis Associated with Non-Alcoholic Steatohepatitis (NASH)

Non-alcoholic fatty liver, or NAFLD, is a condition that is estimated to affect 75 million people in the United States due to the obesity epidemic and is the manifestation of metabolic disease in the liver. NASH is a progressed state of NAFLD, where the chronic injury suffered by the liver due to the excess fatty deposits associated with NAFLD trigger inflammation and fibrosis. Though only a small percentage of NAFLD patients progress to NASH, the sheer number of NAFLD patients has made NASH the most common cause of severe liver disease worldwide. NASH and its associated co-morbidities, such as fibrosis, remain a major unmet medical need with treatment offering little recourse.

Though the biologic mechanisms underlying the pathogenesis of NASH are not fully characterized, the current understanding describes excess lipids present in the liver ultimately leading to hepatoxic injury, followed by inflammation and fibrosis with an associated decline in liver function. Current research implicates multiple pathways for both the initial lipid accumulation and the dysregulated healing response.

There are no currently approved therapies for NAFLD, NASH or associated fibrosis, although one potential therapy (Ocaliva®, developed by Intercept Pharmaceuticals) is currently under FDA review. Current treatment options are limited to diet and lifestyle modifications that may control or reduce the amount of excess fat deposits in the liver.

Observed Antifibrotic Activity of fezagepras Following High Fat Diet (HFD), a Model of Metabolic Syndrome

Obesity and its resulting metabolic disturbances are health threats and a leading cause of a host of diseases, including non-alcoholic fatty liver disease. In preclinical studies, C57BL/6 mice were fed with either a standard diet or a high fat diet, or HFD, for 14 weeks. These mice were then divided into five groups as follows: standard diet, HFD + vehicle, and HFD + fezagepras (200 mg/kg, oral once a day), GPR84-/- + vehicle, and GPR84-/- + fezagepras (200 mg/kg, oral once a day) and treated for an additional six or 10 weeks.

Blood biochemistry, serum insulin level, liver, and white adipose tissue, or WAT, gene expression for markers of inflammation, fibrosis, adipokines, PPARs, fatty acid metabolism, energy expenditure and glucose transporter and histology assessment of these tissues were performed.

[Graph]

Fezagepras for the Treatment of Fibrosis Related Kidney Disease

Chronic Kidney Disease (CKD)

An estimated 37 million American adults (1 in 7 adults; 15% of adults) are estimated to have CKD.  Fibrosis is believed to be one of the mechanism via which the condition of CKD patients deteriorates, leading to further loss of renal function, increased cardiovascular complications, and eventually, the need for dialysis treatment while waiting for a kidney transplant. Patients diagnosed with severe CKD stages (3 and 4) often suffer from a gradual and accelerated loss of their renal function (end-stage renal disease or ESRD) leading to the need for hemodialysis. Cardiovascular complications for ESRD patients on hemodialysis are a common cause of death.

Diabetic nephropathy is a complication of long-standing diabetes mellitus, of both Type 1 and Type 2. It is increasing in incidence throughout the world, and in many countries, including the United States and Canada, is the leading cause of end-stage renal disease requiring maintenance dialysis and/or kidney transplantation

Completed Phase 1b clinical trial of fezagepras in patients with stable renal impairment

We conducted a randomized, placebo-controlled Phase 1b clinical trial of fezagepras in eight patients with stable renal impairment (Phase 3b and 4) with a single 800 mg dose of fezagepras and multiple 800 mg doses administered once daily for 10 days. Six subjects received fezagepras and two subjects received placebo.  The objectives of the trial were to evaluate the safety, tolerability and pharmacokinetics of fezagepras in patients with stable renal impairment.

In this trial, we observed that fezagepras was well tolerated in patients with stable renal impairment. None of the TEAEs observed were severe or serious, and the majority were mild in intensity. Moderate TEAEs occurred in three subjects in the fezagepras group (hyperkalemia, decreased blood iron and diarrhea) and in one subject in the placebo group (hyperkalemia and Type 2 Diabetes). Although an imbalance in the frequency of TEAEs and the number of patients who reported TEAEs was observed between the single- and multiple-dose parts and between patients who received fezagepras versus placebo, no trends or consistent pattern were observed. There were no frequent TEAEs in either group. Based on these results, we concluded that fezagepras did not tend to accumulate following multiple oral dose administrations of 800 mg in patients with stable renal impairment. We observed that the fraction of the drug unbound to plasma proteins was less than 1%.

Observed Effect of Fezagepras in adenine-induced chronic kidney disease

A common histopathological finding in progressive kidney diseases, is the deposition of fibrotic material in the tubulointerstitium, termed tubulointerstitial fibrosis, or TIF. Several studies have concluded that TIF is considered as having the best predictive value for the progression of chronic kidney disease, or CKD. Studying the etiology of TIF in rodents requires adequate models that recapitulate typical CKD progression in humans. To this end, adenine supplementation, causing direct tubule epithelial cell injury, has emerged as a useful murine model of CKD, mimicking several signs of human CKD progression including the development of progressive renal insufficiency, severe anemia, inflammation and TIF. We observed that fezagepras exerted antifibrotic effects in various models of organ fibrosis, including the liver, lungs, heart and kidneys. A study in which the impact of fezagepras treatment in adenine-induced CKD was undertaken to determine whether this compound could attenuate the renal inflammatory and fibrogenic response. For this, male mice were fed an adenine-supplemented diet for one week, which continued for an additional three weeks alongside daily fezagepras at 200 mg/kg.BW.

[Graph]

N=4-6 * p<0.05

Fig.1 Endpoint plasma creatinine levels and hematocrit.

We observed that fezagepras treatment maintained renal function and prevented anemia in adenine challenged mice. After 4 weeks of adenine-feeding, mice from both vehicle (Ad+Veh) and fezagepras (Ad+PBI) groups displayed dramatic weight loss. Adenine led to a significant rise of plasma creatinine in vehicle-treated mice, but not in mice treated for 3 weeks with daily fezagepras at 200 mg/kg, indicative of preserved renal function (Fig.1, left panel).

It is well established that anemia contributes to adverse outcomes in CKD patients. Previously unpublished observations regarding the anti-anemic effects of fezagepras pushed us to investigate this compound’s effects on anemia in this model. Anemia is defined as a decrease in red blood cells and was measured using hematocrit, or Hct, which is the percentage of red blood cells in comparison to total blood volume (%v/v). As shown in Fig 1 (right panel), we observed that Hct, declined 5-7% in both Ad-groups after one week. By two-weeks, Hct in the vehicle-treated group decreased by 10%, while PBI-treated mice remained stable. At endpoint, Ad+Veh mice had a 20% drop in Hct while levels in Ad+PBI were unaffected. A sub study revealed that a dose of 200 mg/kg of fezagepras was necessary to prevent the drop in Hct (not shown but published). Figure 1 shows data collected from n=4-6 mice per group. Error bars represent standard error of the mean, or SEM.

We observed that fezagepras mitigated adenine-induced renal inflammation, fibrosis and histopathological injury. As shown in Fig. 2 below, we observed that fezagepras treatment for three weeks significantly reduced the deposition of fibrotic material in the kidneys, described as TIF. Representative images of Masson Trichrome stained formalin-fixed paraffin-embedded kidney sections (top left three panels) showing reduced collagen-positive areas (blue) in fezagepras treated animals compared to vehicle group are shown. Double-blind scoring of collagen-positive areas (blue) representative of tubulointerstitial fibrosis (top right panel) was performed by a trained pathologist. Pro-fibrotic (bottom right panel) and pro-inflammatory (bottom left panel) gene expression in kidney tissue, represented as relative expression using the 2 delta delta CT method, or 2-ddCT method, was done. As shown, fezagepras treatment significantly reduced expression of pro-inflammatory (F4/80, IL-1β, and TNF-α) and pro-fibrotic (fibronectin, α-SMA and TGF-β1) genes.

[Graph]

[Graph]

* p<0.05 **p<0.01 ***p<0.001 ***p<0.001

Fig 2. Tubulointerstitial fibrosis and pro-inflammatory / pro-fibrotic gene expression.

These data are consistent with several preclinical studies highlighting the anti-fibrotic and overall beneficial effects of fezagepras. In this study, fezagepras treatment mitigated important pathogenic mediators of CKD, including ER-stress, TIF, inflammation and anemia suggesting this compound may hold therapeutic potential.

PBI-4547

PBI-4547 is an orally active small molecule that is a GPR84 antagonist, GPR40 (FFAR1)/GPR120 (FFAR4) agonist, and a partial activator of the peroxisome proliferator-activated gamma receptors.

In September 2019, we announced that we had dosed the first patient in a Phase 1 clinical trial of PBI-4547, designed to assess the safety, tolerability and pharmacokinetics of single ascending doses of PBI-4547 in up to 40 healthy volunteers. We voluntarily suspended this clinical trial in the third quarter of 2019. In the second quarter of 2020, following the review of pharmacokinetic data for the first three cohorts obtained, we decided to discontinue the clinical trial pending further assessments and re-evaluation of the development program and not to proceed with the enrolment of the two additional cohorts following . No dose-limiting adverse events have been observed to date.

Our Selective Oxo-eicosanoid receptor 1 (OXER1) Antagonist Program

We are developing an oral, selective OXER1 antagonist candidate. OXER1 is a GPCR that is highly selective for 5-oxo-ETE, believed to be one of the most potent human eosinophil chemo-attractants. Migration of eosinophils to body sites including the lungs and intestines is mediated by eosinophil chemo-attractants such as 5-oxo-ETE. Eosinophils play a key role in Type 2 inflammation-driven diseases, including respiratory diseases and gastro-intestinal diseases.

Eosinophilic-related diseases represent a significant area of unmet need in global health. Several biologics have been approved for the treatment of eosinophil-related diseases, with combined drug sales in 2018 exceeding USD$ 3 Billion. Several of the approved monoclonal antibody treatments for severe eosinophilic asthma are currently in clinical trials aimed at expanding their indications to include other eosinophilic disorders. Compared to approved biologics, small molecule OXE receptor antagonists may offer a promising and potentially more cost-effective option for treatment of eosinophilic-driven disorders. Compared to approved biologics, small molecule OXE receptor antagonists may offer a promising and potentially more cost-effective option for treatment of eosinophilic-driven disorders.

The OXER1 antagonist program is based on the research of Dr. William Powell, Professor Emeritus in the Department of Medicine at McGill University, working in collaboration with Dr. Joshua Rokach of the Florida Institute of Technology.

In addition to our experienced in-house medicinal chemistry group, we have a strong understanding and well-established, in-house expertise in GPCR biology.

Our OXER1 antagonist program is currently at the pre-clinical stage. Pending the outcome of our preclinical research, we plan to nominate a preclinical product candidate for our OXER1 antagonist program in the second half of 2021.

Our Selective G-protein coupled receptor 84 (GPR84) Antagonist Program

We are developing a selective GPR84 antagonist candidate that we believe could be used as monotherapy or in combination with other approved drugs. GPR84 is a pro-inflammatory target primarily expressed on cells associated with the immune system and its expression levels increase significantly during periods of inflammatory stress. Inhibition of GPR84 can inhibit neutrophil and macrophage migration and reduce cytokine release.

However, GPR84 expression is not restricted to cells in the immune system; it is also expressed in tissues such as the brain, heart, muscle, colon, kidney, liver, intestine, adipose and lung. Through its role in inflammation, GPR84 may be a mediator of the relationship between inflammation, obesity and diabetes. Rodent models suggest that GPR84 expression is up-regulated in adipocytes in response to TNF-α released from infiltrating macrophages, and that this in turn can lead to a down-regulation in adiponectin expression in adipocytes. Adiponectin is known to have anti-diabetic, anti-inflammatory, and anti-atherogenic effects, and it also functions as an insulin sensitizer.

In addition to our experienced in-house medicinal chemistry group, we believe we have a strong understanding and well-established, in-house expertise in GPR84 biology. Our prior research has shown that GPR84-deficient mice develop reduced fibrosis in a model of kidney fibrosis (adenine-induced chronic kidney disease). We have also shown that GPR84 mRNA is overexpressed in various acute and chronic kidney models such as 5/6-nephrectomy (Nx)-induced chronic kidney disease, doxorubicin (DOX)-induced nephropathy and in adenine-induced tubulointerstitial injury.

Our GPR84 antagonist program is currently at the pre-clinical stage. Pending the outcome of our preclinical research, we plan to nominate a preclinical product candidate for our GPR84 antagonist program in the second half of 2020. Galapagos Therapeutics GLPG1205 program, currently in Phase 2, is the only other GPR84 antagonist program to our knowledge.

Our Plasma-Derived Therapeutics Program

Patients may be born with the inability to produce sufficient plasminogen naturally, a condition referred to as congenital plasminogen deficiency, or suffer an acute or acquired deficiency following a trauma or an illness. We are initially focused on developing a treatment for congenital plasminogen deficiency, however, we may in the future explore expanding the therapeutic uses Ryplazim, or other plasminogen formulations, to additional indications such as acquired plasminogen deficiency and for use in critical care and wound healing settings. We believe that these indications both represent a near-term opportunity, from a product developed by our plasma-based therapeutics business segment, Prometic. We expect that expansion into new indications, including other indications where low plasminogen activity appears to play a role, would leverage our investment in our proprietary manufacturing process for plasminogen with the potential for different formulations and product presentations suitable for different patient populations.

Ryplazim

We are developing Ryplazim, our lead plasma-derived product candidate, for the treatment of congenital plasminogen deficiency, and we resubmitted our BLA for Ryplazim to the FDA in September 2020.

Plasminogen and Congenital Plasminogen Deficiency

Plasminogen is a naturally occurring protein that is synthesized by the liver and circulates in the blood. Activated plasminogen, plasmin, is a fundamental component of the fibrinolytic system and is the main enzyme involved in the lysis of blood clots and clearance of extravasated fibrin. Plasminogen is therefore vital in wound healing, cell migration, tissue remodeling, angiogenesis and embryogenesis. Patients may be born with the inability to produce sufficient plasminogen naturally, a condition referred to as congenital plasminogen deficiency, or suffer an acute or acquired deficiency following a trauma or an illness. Patients with congenital plasminogen deficiency experience an accumulation of fibrin growths or lesions on mucosal surfaces throughout the body. Many cases are first diagnosed in the pediatric population, and if left untreated, disease manifestations may be organ-compromising. Peer-reviewed publications report that the condition may have a prevalence of 1,6 cases per million globally. Proprietary data sources and analyses involving the U.S. population suggest that the number of people potentially affected by plasminogen deficiency in the United States may be greater than these early epidemiological estimates. Congenital plasminogen deficiency requires lifelong therapy to avoid recurrence of lesions. There are currently no approved therapies for the treatment of congenital plasminogen deficiency.

The most common and visible lesion associated with plasminogen deficiency is ligneous conjunctivitis, or LC, which is characterized by thick, woody (ligneous) growths on the conjunctiva of the eye, and if left untreated, can lead to corneal damage and blindness. Ligneous growths tend to recur after surgical excision, thereby requiring multiple surgeries. While ligneous conjunctivitis is the most common lesion, congenital plasminogen deficiency is a multi-systemic disease that can also affect the ears, tracheobronchial tree, genitourinary tract, and gingiva. Tracheobronchial lesions can result in respiratory failure. Hydrocephalus has also been reported in children with severe hypoplasminogenemia, apparently related to the deposition of fibrin in the cerebral ventricular system. Patients who suffer from plasminogen deficiency also have impaired post-surgical wound healing.

Patients with plasminogen deficiency may be born with the inability to produce sufficient plasminogen naturally, a condition referred to as congenital plasminogen deficiency, or suffer an acute or acquired deficiency following a trauma or an illness. Commercially available diagnostics are used to diagnose patients with plasminogen deficiency and genealogical tracking is also available given the autosomal recessive natures of the disease.  We estimate that the prevalence of plasminogen deficiency to be 1.6 cases per million in the United States based on published independent data however our own proprietary research suggests a prevalence of up to twice such published epidemiological estimated data. We are focused on developing a treatment for congenital plasminogen deficiency.

Our Solution for Congenital Plasminogen Deficiency: Ryplazim

Ryplazim is a highly purified glu-plasminogen derived from human plasma that acts as a plasminogen replacement therapy for patients with congenital plasminogen deficiency, a rare inherited disorder caused by a mutation of the PLG gene.

Completed Phase 2/3 Clinical Trial

In a pivotal Phase 2/3 clinical trial of Ryplazim for the treatment of congenital plasminogen deficiency, 15 patients (six children and nine adults) were administered 6.6 mg/kg intravenous doses of Ryplazim every two to four days for 48 weeks. The primary efficacy endpoint was clinical success, defined as 50% of the subjects achieving a greater than 50% improvement in lesion number/size or functionality impact from baseline. The primary pharmacokinetic endpoint was an increase in trough plasminogen activity levels by at least an absolute 10% above baseline at 12 weeks.  Ryplazim met both its primary efficacy and pharmacokinetic  endpoints following the intravenous administration of Ryplazim to fifteen  patients for 48 weeks, as we observed  a reduction in visible and non-visible lesions of greater than 50% in all patients at 48 weeks and at least a 10% improvement from baseline trough plasminogen levels at 12 weeks.

We observed that all evaluable patients achieved target trough plasminogen activity levels (absolute 10% above baseline) across the initial 12-week treatment period.

Ryplazim was well tolerated in both children and adults. No serious adverse events were reported and no patient permanently discontinued treatment due to an adverse event. Most adverse events were mild or moderate in severity and deemed by the investigators to be unrelated to the study drug.  Two patients had adverse events of severe intensity. One of the patients reported anxiety, nausea, fatigue, arthralgia, back pain, dizziness, paresthesia and flushing after her twentieth infusion, which were resolved after temporary treatment discontinuation without re-emergence with restart of treatment. The other patient had severe back pain that resolved three days later. The most common adverse events observed in patients in this trial were headache and nasopharyngitis. Several patients had adverse events (including epistaxis, hematuria and dysmenorrhea) and/or laboratory abnormalities (including blood in urine and elevated D-dimer levels) consistent with physiologic trial drug activity, specifically increased fibrinolytic capacity with lesion dissolution. Minor bleeding events of hemorrhage (eye, skin, uterine, and vaginal), epistaxis, hematuria, cervical and oral discharge occurred in a few patients in areas near the lesion sites or associated with urinary excretion. No additional analyses were performed on any of these secretions. These findings are consistent with abnormal urinalysis findings of blood and protein in urine, which became macroscopic with urinary tract lesion lysis. Gross hematuria was not persistent or continuous. In addition, there were no clinically significant findings for vital signs or viral testing. Anti-plasminogen antibodies were not detected in any patient.

BLA Submission and Complete Response Letter

In April 2018, we received a CRL from the FDA, following the submission of our BLA for Ryplazim for the treatment of congenital plasminogen deficiency with the FDA and a plant inspection of our Laval, Québec facility by the FDA. The FDA identified the need for us to make a number of changes related to CMC. These included the implementation and validation of additional analytical assays, such as: developing appropriate reference standards of commercially obtained assays and validating the assays using those standards; increasing the number of assays calculating intermediate data; and establishing the linearity and range of certain assays using analyte in the product matrix versus using standard curves. These also included implementation and validation of “in-process controls” in the manufacturing process of Ryplazim, such as reassessing characterization tests in the process for their utility to control process performance; validating analytical methods; amending the approach to perform assessments of particulates after filtering of a sample to represent the amount of protein aggregation in the product; and establishing the validation of hold times and process times for unit operations for the entire process, as well as the manufacturing of Ryplazim conformance batches to confirm the effectiveness of these process changes.

In October 2018, we announced the completion of a Type C meeting, during which the FDA provided feedback on our proposed action plan for the implementation of additional analytical assays and in-process controls related to the manufacturing process of Ryplazim. As a result of the feedback received during that Type C meeting, we completed the manufacturing process performance qualification protocol and the manufacturing of required Ryplazim conformance lots. We have also engaged external consultants to assist with this process.

In September 2020, we resubmitted our BLA to the FDA based on the results from our open-label Phase 2/3 clinical trial completed in October 2018.

The BLA includes the clinical results on 15 patients with 48 weeks of data. In addition, we plan to continue to supply Ryplazim to those patients enrolled in the original clinical trial under an approved treatment protocol. As of December 31, 2019, all patients in the expanded access studies have rolled over into a treatment protocol (2002C018G). A resubmission is a submission to a BLA that purports to answer all the deficiencies that need to be addressed.

We believe that the BLA resubmission will be designated as a Class 2 resubmission by FDA which would provide for a PDUFA goal for FDA review and action within six months of the receipt date of the BLA resubmission. Pending confirmation from the FDA that the resubmission addresses the issues raised in the CRL, current published guidance from the FDA is that they will indicate the new FDA review and action due date in writing to us within 14 days of receipt of the BLA resubmission. If our resubmission is designated as a Class 2 resubmission, we expect a PDUFA date in the first quarter of 2021. If we receive regulatory approval on this timeline, we currently plan to launch Ryplazim ourselves in the United States in 2021 with a small, focused commercial infrastructure while exploring potential marketing collaborations and patient access programs for Ryplazim in selected non-U.S. markets in 2021 and 2022.

If our BLA for Ryplazim is approved by the FDA, we may be also eligible to receive a Pediatric Review Voucher, or PRV, from the FDA. If we receive regulatory approval on Ryplazim on the currently expected timeline, and if we receive a PRV for Ryplazim in a timely manner thereafter, we anticipate seeking to monetize any such PRV in 2021.

We also may explore clinical uses or formulations of plasminogen, including for the treatment of acquired plasminogen deficiencies and in critical care and wound treatment settings and also anticipate initiating additional clinical trials for Ryplazim in the second half of 2021.  We believe that the expansion of our plasminogen development program may enable us to target additional clinical indications with unmet medical need.

Plasminogen for critical care indications associated with acquired plasminogen deficiencies

We plan to assess, subject to receiving positive results from pre-clinical research and development initiatives, the potential of Ryplazim, or other presentations or formulations of plasminogen, to address unmet medical needs associated with acute and acquired plasminogen deficiencies.

We have also presented preclinical data showing the benefits of plasminogen administration in reducing lung injury in an animal model of ALI/ARDS associated with acute pancreatitis. Acute lung injury, or ALI, and acute respiratory distress syndrome (ARDS) are life-threatening conditions resulting in respiratory failure in the critically ill patients, including COVID-19 patients.

Plasmin plays a significant role in regulating hemostasis through proteolytic degradation of fibrin. In preclinical studies using mice lacking the plasmin precursor plasminogen (Plg), we have identified additional plasmin functions in inflammation, cell migration, and extracellular matrix degradation that we believe have implications for a variety of pathologic processes. The fibrinolytic activity in bronchoalveolar lavage, or BAL, fluid from patients IPF has been found to be suppressed. The aim of these studies was to investigate the potential effects of plasminogen dosing in two models of ALI: the L-arginine induced, or LPS, model and the chronic bleomycin-induced lung fibrosis model.

Preclinical data suggest that supplementation of plasminogen may offer the potential as a novel therapy, alone or in combination with fezagepras, pirfenidone or nintedanib, for chronic treatment of IPF or in acute exacerbations of IPF.

In December 2017, we received an Orphan Drug Designation from the FDA for the use of plasminogen for the treatment of IPF.

We have also been reviewing some of our preclinical research on other uses of plasminogen and reviewing published data on the use of plasminogen as a potential treatment for patients affected with COVID-19. Any additional preclinical research or potential clinical studies to study plasminogen in COVID-19 infected patients would require additional evaluation and the support of government agencies, collaboration partners and funding agencies.

Plasminogen (sub-cutaneous) for hard-to-treat wounds

We are also exploring the potential to leverage the plasminogen active pharmaceutical ingredient, or API, as an injectable sub-cutaneous formulation to promote the healing of hard-to-treat wounds.

We have previously initiated clinical trials to evaluate Plasminogen (sub-cutaneous) administration in near topical wounds to determine its safety and ability to facilitate the complete healing of otherwise hard-to-treat wounds. Wounds are known to be difficult to heal in certain diabetic patients, and elevated blood sugar level has been shown to greatly reduce the activity of plasminogen. A clinical trial in patients with tympanic membrane perforations, or TMP, was initiated in Sweden in 2018.

This trial was a dose escalation, randomized, placebo-controlled trial designed to investigate the safety, feasibility and initial efficacy of local injections of a novel and proprietary plasminogen formulation for the treatment of chronic tympanic membrane perforation. Nine adult subjects have been enrolled on the completed low dose cohort of the clinical trial. The clinical trial is suspended as a result of a strategic change in focus and pending the development of a novel plasminogen formulation, if ever developed.

Manufacturing, Plasma Collection and Processing

We rely and expect to continue to rely for the foreseeable future, on third-party contract development manufacturing organizations, or CDMOs, to produce our small molecule product candidates for preclinical and clinical testing, as well as for commercial manufacture if our product candidates receive marketing approval. We require that our CDMOs produce bulk drug substances and finished drug products in accordance with current Good Manufacturing Practices, or cGMPs, and all other applicable laws and regulations. We maintain agreements with our manufacturers that include confidentiality and intellectual property provisions to protect our proprietary rights related to our product candidates.

We have engaged CDMOs to manufacture supply of certain of our product candidates for preclinical, clinical and commercial use. Additional CDMOs are used to fill finish, label, package and distribute drug product for preclinical and clinical use. We do not currently have arrangements in place for redundant supply. As our development programs expand and we build new process efficiencies, we expect to continually evaluate this strategy with the objective of satisfying demand for registration trials and, if approved, the manufacture, sale and distribution of commercial products.

Our wholly-owned subsidiary, Prometic Bioproduction Inc., or PBP, operates our plasma processing facility in Laval, Québec, Canada, where we manufacture Ryplazim in accordance with cGMPs to be used in our clinical trials and “compassionate use” programs. “Compassionate Use” is the use outside of a clinical trial of an investigational, or not approved, product candidate when patient enrollment in a clinical trial is not possible, typically due to patient ineligibility or a lack of ongoing clinical trials. We expect to use the Laval facility for commercial manufacture of Ryplazim in bulk drug substance form, if Ryplazim is approved. In May 2015, we entered into a Master Services Agreement with Emergent Biosolutions Inc., or Emergent, pursuant to which Emergent provides additional plasma manufacturing capabilities in Winnipeg, Manitoba, Canada, which we expect to rely on for a larger-scale version of the process implemented in the Laval facility. We continue to evaluate our production needs and plans to be able to support the commercial product launch of Ryplazim, if approved.

We also have a plasma collection center in Winnipeg, Manitoba, Canada, which is an FDA and Health Canada licensed, EMA compliant and International Quality Plasma Program certified plasma collection facility located in close proximity to Emergent’s Winnipeg-based cGMP-compliant manufacturing facility. We believe that the plasma collection center allows for strategic sourcing of plasma for the purification of Ryplazim using our plasma-protein purification platform. Our wholly-owned subsidiary, Prometic Plasma Resources Inc., or PPR, also sells specialty plasma and red blood cells to third parties in the ordinary course. PPR is responsible for supplying and purchasing our plasma requirements. In 2019, PPR continued to focus on expanding its plasma donor base. In 2020, we filed a BLA with FDA for the approval of our U.S.-based plasma collection center, located in Amherst, New York and received a Clinical Laboratory License from the State of New York. The U.S. collection center is operated by our wholly-owned subsidiary, Prometic Plasma Resources (USA) Inc. We have also leveraged our plasma collection capabilities to commence collecting blood plasma from recovered COVID-19 patients to be potentially used in the manufacture of hyperimmune immunoglobulins by third parties for clinical trial purposes. In July 2020, we joined the CovIg-19 Plasma Alliance, a collaboration among some of the world’s leading plasma-derived therapeutic companies, to contribute to the acceleration of the development of a potential new plasma-derived therapy for COVID-19.

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary rights. While we believe that our product candidates, technology, knowledge, experience and scientific resources provide us with competitive advantages, we compete in the highly competitive markets and face significant competition from many sources, including pharmaceutical and biotechnology companies, as well as academic institutions, governmental agencies and private and public research institutions.

We compete in the segments of the biotechnology, pharmaceutical and other related industries that develop and market therapies for the treatment of disorders associated with fibrosis. There are many other companies, including large biotechnology and pharmaceutical companies, that have commercialized and/or are developing therapies for the same therapeutic areas that our product candidates target. There are two approved products available for the treatment of IPF: Boehringer Ingelheim (Ofev / nintedanib) and Roche (Esbriet / pirfenidone). In addition, there are several product candidates in development for IPF including three product candidates already in, or expected to commence, Phase 3 clinical trials: FibroGen Inc. (pamrevlumab), Galapagos NV (GLPG1690), Promedior (recently acquired by Roche), PRM-151. Rhythm Pharmaceuticals, Inc. is developing a product candidate for the treatment of obesity related to Alström syndrome. There are numerous product candidates in development for the treatment of NASH, including one product that is currently under FDA regulatory review (Intercept Pharmaceuticals, Inc. (Ocaliva)), and product candidates that are being evaluated in Phase 3 clinical trials Allergan plc (cenicriviroc), Madrigal Pharmaceuticals, Inc. (resmetirom), Galmed Pharmaceuticals Ltd. (Aramchol), and Galectin Therapeutics Inc., (belapectin). Other PPAR agonists that are approved or in clinical development for the treatment of fibrotic indications include lanifibranor (Inventiva S.A.), Efruxifermin (Akero), pemafibrate (Kowa Pharmaceuticals) and seladelpar (Cymabay Therapeutics, Inc.).

There are currently no approved drugs for the treatment of congenital plasminogen deficiency. Disease management practices include surgical intervention and fresh frozen plasma administration, which have been shown to offer some relief. Third-party reports related to these disease management practices, however, have been part of single cases or small groups of patients, and no standardized treatment protocols or guidelines have been established.

Many of the companies against which we are competing or against which we may compete in the future, either alone or with their strategic collaborators, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved drugs than we do. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies or universities and research institutions. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and enrolling patients for our clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

We could see a reduction or elimination of our commercial opportunity if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. The availability of reimbursement from government and other third-party payors will also significantly affect the pricing and competitiveness of our products. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market.

License, Manufacturing, Supply and Royalty Agreements

Adsorbent Supply Agreement-

We currently have an adsorbent supply agreement, dated June 18, 2019, with PBL (now Astrea Bioseparations Ltd) for the supply by PBL to us of affinity adsorbents used in the manufacturing activities for plasma-derived products, including our proprietary affinity adsorbents used in the manufacturing of Ryplazim. The price for the adsorbents was detailed in the agreement and is subject to increase in accordance with the agreement, which does not contain any minimum purchase requirements. The agreement has an initial ten-year term with subsequent five-year terms, unless not renewed by us or earlier terminated or not renewed by us in accordance with its terms.

Plasma Purchase Agreements-

We currently have a plasma purchase agreement, dated November 6, 2015, with Interstate Blood Bank, Inc., or IBBI, for the supply by IBBI to us of plasma used in the manufacturing of Ryplazim. The price for the plasma is detailed in the agreement and is subject to increase or decrease in accordance with the agreement. We have agreed to certain annual minimum purchase amounts. The agreement has an initial term until December 31, 2021 with subsequent three-year terms, unless earlier terminated by either party in accordance with its terms.

We also have a plasma purchase agreement, dated June 6, 2017, with Grifols Worldwide Operations Limited, or Grifols, for the supply by Grifols to us of plasma used in the manufacturing of Ryplazim. The price for the plasma is detailed in the agreement and is subject to increase in accordance with the agreement. We have agreed to certain annual minimum purchase amounts. The agreement has an initial term until December 31, 2022, with an option to mutually renew the agreement for additional one year terms, unless earlier terminated by either party in accordance with its terms.

Supply Agreements-

We currently have a master services agreement, or Emergent MSA, dated May 15, 2015, with Cangene Corporation d/b/a Emergent BioSolutions, or Emergent, for the provision of manufacturing services in quantities specified in statement of works. We have agreed to certain annual minimum commitment amounts. The Emergent MSA has an initial fifteen-year term, unless earlier terminated in accordance with its terms.

Royalty Stream Purchase Agreement with Structured Alpha-

In April 2018, we entered into a royalty stream purchase agreement with SALP, our lender under that certain loan agreement dated November 30, 2017. Pursuant to the royalty stream purchase agreement, SALP holds the right to receive a 2% royalty on net sales, licensing revenues, and joint venture revenues attributable to certain of our proprietary intellectual property rights, or royalty income. During a specified period, we have the right to repurchase the royalty income for the fair market value of SALP’s interest under the royalty stream purchase agreement, which is determined on a net present value basis by considering the remaining life of the associated patents (and any relevant extensions or additional exclusivity periods that may be associated with the associated patents or products) and associated cash flows, all as determined pursuant to a valuation performed by a mutually agreed upon third party. The agreement expires upon the earlier of the mutual agreement of the parties and the later of expiration on a country-by-country basis of the last applicable patent right and any applicable data or regulatory exclusivity in such country. The obligation under the royalty stream purchase agreement is secured by all of our assets until the expiry of the last patent anticipated in 2033. Either party may terminate the agreement upon an uncured material breach by the other party.

Assignment Agreement with Innovon-

In October 2001, we and our subsidiary Prometic BioSciences Inc. (now Liminal R&D BioSciences Inc., or LBRD) entered into an assignment agreement with Innovon Pharmaceuticals Inc., or Innovon, and Pierre Laurin pursuant to which Innovon and Pierre Laurin assigned to LBRD and us, all rights, title and interests in certain compounds.

On December 14, 2015, Innovon and Pierre Laurin consented to the assignment and transfer our worldwide intellectual property rights related to the assigned compounds, except for our Canadian rights, to our subsidiary Prometic Pharma SMT Limited (now known as Liminal BioSciences Limited).

In consideration for the assignment by Innovon and Pierre Laurin, we are obligated to pay Innovon a low single digit percentage of any consideration received by us in connection with a license or grant of rights to third parties with respect to such assigned compounds. Additionally, we are obligated to pay a less than one percent royalty on net sales of such assigned compounds. At any time after a certain period, in the event that (i) we fail to develop or commercialize an assigned compound covered by the assignment agreement, as amended, for an unreasonable period of time, (ii) we elect to cease further development or commercialization of an assigned compound or (iii) of our insolvency, we are obligated to reassign the applicable compound to Innovon and Pierre Laurin subject to certain conditions, including payment by Innovon and Pierre Laurin of a consideration to be negotiated between the parties and payable in the form of royalties.

The assignment agreement expires, on an assigned compound-by-assigned compound basis, on the last sale of the applicable assigned compound, or upon the occurrence of any Event of Default, which includes, subject to applicable laws, insolvency, bankruptcy, an arrangement with creditors, a restructuring, protective administration or liquidation of the Company. Innovon and/or Pierre Laurin may also terminate the agreement upon our breach that remains uncured for a certain number of days.

Amended and Restated License Agreement with The Royal Institution for the Advancement of Learning/ McGill University and Florida Institute of Technology, Inc.

Concurrent with the acquisition of Fairhaven Pharmaceuticals Inc., or Fairhaven, in July 2020, Fairhaven entered into an amended and restated license agreement with The Royal Institution for the Advancement of Learning/McGill University and Florida Institute of Technology, Inc. (the “Licensors”) effective as of May 16, 2018. Pursuant to the amended and restated license agreement, the Licensors granted us worldwide, exclusive royalty-bearing right to use and practice certain licensed patents covering 5-oxo-ETE receptor antagonist compounds and indole analogs as 5-oxo-ETE receptor antagonists and methods of use thereof (the “Licensed Patents”) and know-how, with the exclusive right to develop, modify, adapt, improve and customize certain tangible devices, materials, services or processes, in the course of exploitation which, in the absence of the amended and restated license agreement, would infringe one or more of the issued or pending claims of Licensed Patents  (the “Licensed Products”), and the right to make, have made, commercialize, exploit, reproduce, market, sell, rent, distribute, lease or otherwise transfer, import and export certain Licensed Products, contingent upon our material compliance with the terms of the Amended and Restated License Agreement. We expect to utilize the Licensed Patents and know-how licensed from the Licensors in connection with the development of our pre-clinical OXER1 antagonist program. Under the Amended and Restated License Agreement, we are obliged to pay a low single digit royalty to the Licensors based on a percentage of net sales of the Licensed Products. The Amended and Restated License Agreement terminates upon the last to expire, or become abandoned, Licensed Patent(s), whether by statute or otherwise, unless it earlier terminates by operation of law or by acts of the parties in accordance with the terms of the Amended and Restated License Agreement.

License Agreement and Contract Manufacturing Agreement with Hematech-

In May 2012, we entered into an amended and restated license agreement with Hematech Biotherapeutics Inc., or Hematech, pursuant to which we granted Hematech an exclusive license under certain of our technology to develop, manufacture and commercialize plasma-derived products in Taiwan and a co-exclusive license under such technology to develop, manufacture and commercialize plasminogen products anywhere in the world other than China as well as a contract manufacturing agreement pursuant to which we have the exclusive right to obtain supply of plasma-derived products from Hematech for use outside of Taiwan. Currently, Hematech is not manufacturing plasma-derived products. Subsequently, in December 2016, we entered into an amendment to the license agreement pursuant to which we re-obtained our exclusive rights to the plasminogen products around the world.

Under the license agreement, we are entitled to receive a low single digit royalty on net sales of plasma-derived products in Taiwan. In connection with our re-obtaining rights to our plasminogen products we issued to Hematech 1,683 common shares and are obligated to pay a mid-single digit royalty on net sales of plasminogen products for congenital deficiency up to December 16, 2020 and subject to both a minimum and cap in the low seven figures.

The license agreement, unless terminated earlier, expires upon the latest to occur of (a) the last patent to expire in Taiwan, (b) thirty years from execution and (c) the date on which Hematech is no longer commercializing a plasma-derived product. Either party may terminate the license agreement upon the insolvency of the other party or an uncured material breach of the license agreement by the other party. Additionally, Hematech has the right to terminate the license agreement for any reason upon prior specified notice. The contract manufacturing agreement expires on the expiration or termination of the license agreement. The contract manufacturing agreement may be terminated upon the mutual agreement of the parties, by either party upon an uncured material breach of the contract manufacturing agreement by the other party, and by Hematech in the event that a governmental entity enjoins the further operation of the production facility or the development, manufacturing, distribution or sale of any product in Taiwan.

Intellectual Property

We own and control the intellectual property utilized in the vast majority of our technologies, products and potential product candidates, giving us the option to develop and eventually commercialize these products in various geographies, to develop new formulations, and to select CDMOs and CROs of our choice. Our intellectual property rights include our trademarks, patents and patent applications, regulatory dossiers, manufacturing, and process know-how. Our intellectual property portfolio has been built in large part from in-house technology and product research and development over the past 20 years as well as strategic relationships and joint ventures with reputable partners such as American National Red Cross.

Our approach regarding our intellectual property portfolio is to file and/or license patents and patent applications as appropriate and to seek to obtain patent protection in at least the major pharmaceutical markets, including the United States, major European countries and Japan. We also rely on trade secrets, proprietary unpatented information, trademarks, and contractual arrangements to protect our technology and enhance our competitive position. We currently have a patent estate comprised of owned and in-licensed patents and patent applications. Our patent portfolio includes patents and patent applications claiming compounds, pharmaceutical compositions, nutraceuticals, processes, and methods for treating diseases, disorders, or conditions.

Fezagepras

Our fezagepras program is covered by a patent portfolio that we wholly own and that is comprised of issued patents, as well as allowed and pending patent applications, related to fezagepras and related derivative compounds, salt forms and formulations of the same, and methods of making and using the same therapeutically. The portfolio is comprised of patent families granted in Canada, United States, Europe, China, Japan, Russia and other countries, including granted U.S. patents with claims directed to the fezagepras compound and its use in treating various diseases including inflammatory diseases and renal disorders. These patents are expected to expire no sooner than 2030, absent any patent term adjustments or extensions. We also own a patent family with claims directed to methods of treating pulmonary fibrosis (including idiopathic pulmonary fibrosis, or IPF), liver fibrosis, cardiac fibrosis or skin fibrosis with fezagepras or related derivatives. Patents in this family have been granted in Canada, United States, Europe, China, Japan, Russia and other countries and are expected to expire no sooner than 2034, absent any patent term adjustments or extensions.

Plasminogen or Ryplazim

Our Ryplazim program is covered by a wholly-owned patent portfolio comprised of an issued U.S. patent, as well as allowed and pending patent applications, related to the Ryplazim clinical formulation and methods of use. Specifically, one patent family has been granted in the United States, and is pending in Canada, United

States, Europe, China, Japan, Russia and other countries with claims directed to the current formulation. This patent and any applications that grant from these applications are expected to expire in 2035, absent any patent term adjustments or extensions. A second patent family is pending in Canada, United States, Europe, China, Japan, Russia and other countries with claims directed to the use of plasminogen in maintaining optimal plasminogen levels in plasminogen-deficient patients. Any patents that may be granted from these patent applications are expected to expire in 2036, absent any patent term adjustments or extensions. We also have wholly-owned pending patent applications related to the use of plasminogen to treat conditions associated with PAI-1 overexpression which are expected to expire in 2038,  in-licensed and wholly-owned issued patents and pending patent applications related to the use of plasminogen, including related dosing regimen to treat certain types of wounds, the latter which are expected to expire in 2036.

Our Trademark Portfolio

RYPLAZIM is our registered trademark, in the United States, Canada, Europe, Japan and Turkey used in association with plasminogen for the treatment of plasminogen congenital deficiency in those countries, if approval is received from the relevant regulatory authorities.

LIMINAL BIOSCIENCES is our trademark currently pending registration in Canada and in other countries.  This mark is our name and is used in association with several goods and services, pharmaceutical research and development, and pharmaceutical preparations and compositions being developed for the treatment of fibrosis and other indications.

We also have unregistered trademark rights in certain countries in which we operate, where trademark rights arise from use, rather than registration.

Other Intellectual Property Portfolio

Our portfolio of intellectual property contains additional trademarks, pending trademark registrations and domain names associated with our trademarks and pending trademark applications.

Our Policy on Intellectual Property

Our intellectual property practice is to keep all information relating to proprietary compounds, inventions, improvements, trade secrets, know-how and continuing technological innovation confidential and, where practicable, file patent and trademark applications. In particular, as part of our intellectual property protection practice, we, where we deem practicable and commercially reasonable:

•	file patent applications for any new and patentable invention, development or improvement in the United States and in other countries;
•	prosecute pending patent applications in conformity with applicable patent laws and in a manner that covers our activities;
•	file trademark applications in countries of interest for our trademarks
•	register domain names whose addresses include our trademark names; and
•	maintain our intellectual property rights by paying government fees as may be necessary to ensure such rights remain in force.

Government Regulation

In the United States, pharmaceutical and biological products are subject to extensive regulation by the FDA under the Federal Food, Drug, and Cosmetic Act, or FDCA, and the Public Health Service Act, or PHSA. The FDCA, PHSA, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending BLAs, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.

We cannot market a drug or biological product in the United States until the product candidate has received FDA approval. The steps required before a new drug or biologic may be marketed in the United States generally include the following:

•	completion of extensive nonclinical laboratory tests, animal studies, and formulation studies in accordance with the FDA's Good Laboratory Practice, or GLP, regulations;
•	submission to the FDA of an Investigational New Drug, or IND, for human clinical testing, which must become effective before human clinical trials may begin;
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performance of adequate and well-controlled human clinical trials in accordance with Good Clinical Practice, or GCP, requirements to establish the safety and efficacy of the product for each proposed indication;

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submission to the FDA of a BLA, in the case of biological product candidates or a New Drug Application, or NDA in the case of small molecule drug candidates, after completion of all pivotal clinical trials;

•	satisfactory completion of an FDA inspection of sites involved in our clinical trials;
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satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the active pharmaceutical ingredient, or API, and finished product are produced and tested to assess compliance with cGMPs; and

•	FDA review and approval of the BLA prior to any commercial marketing or sale of the product in the United States.

Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

Nonclinical tests include laboratory evaluation of product chemistry, formulation and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the nonclinical tests must comply with federal regulations and requirements, including GLP regulations. The results of nonclinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls and a proposed clinical trial protocol. Long-term nonclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.

A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin. If the FDA raises concerns or questions about the conduct of the trial, such as whether human research subjects will be exposed to an unreasonable health risk, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed.

Clinical trials involve the administration of the investigational new biologic to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted in compliance with federal regulations, including GCP requirements, as well as under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The study protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board, or IRB, for approval at each site at which the clinical trial will be conducted. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB's requirements, or may impose other conditions.

U.S. Biopharmaceutical Products Development Process

Before testing any product candidate, the product candidate enters the nonclinical testing stage. Nonclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the product candidate. The conduct of the nonclinical tests must comply with federal regulations and requirements including GLPs.

The clinical study sponsor must submit the results of the nonclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. Some nonclinical testing typically continues after the IND is submitted. An IND is an exemption from the FDCA that allows an unapproved product to be shipped in interstate commerce for use in an investigational clinical trial and a request for FDA authorization to administer an investigational product to humans. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA requests certain changes to a protocol before the study can begin, or the FDA places the clinical study on a clinical hold within that 30-day time period. The FDA may also impose clinical holds on a product candidate at any time before or during clinical trials due to safety concerns or non-compliance. If the FDA imposes a clinical hold, studies may not recommence without FDA authorization and then only under terms authorized by the FDA. Accordingly, we cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such studies.

Clinical trials involve the administration of the product candidate to healthy volunteers or subjects under the supervision of qualified investigators, generally physicians not employed by or under the study sponsor’s control. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical study, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety, including stopping rules that assure a clinical study will be stopped if certain adverse events should occur. Each protocol and any amendments to the protocol must be submitted to the FDA as part of the IND. Clinical trials must be conducted and monitored in accordance with the FDA’s regulations comprising the GCP requirements, including the requirement that all research subjects provide informed consent. Further, each clinical study must be reviewed and approved by an independent IRB, at or servicing each institution at which the clinical study will be conducted. An IRB is charged with protecting the welfare and rights of study participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the form and content of the informed consent that must be signed by each clinical study subject or his or her legal representative and must monitor the clinical study until completed. Additionally, some trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a data safety monitoring board or committee.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

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Phase 1. The product is initially introduced into healthy human subjects and tested for safety. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

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Phase 2. The product is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule.

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Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy, potency and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling.

Post-approval clinical trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow-up.

During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data, and clinical trial investigators. Annual progress reports detailing the results of the clinical trials must be submitted to the FDA. Written IND safety reports must be promptly submitted to the FDA and the investigators for serious and unexpected adverse events, any findings from other studies, tests in laboratory animals or in vitro testing that suggest a significant risk for human subjects, or any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must submit an IND safety report within 15 calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of the information. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the biological product has been associated with unexpected serious harm to patients.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the characteristics of the product as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. To help reduce the risk of the introduction of adventitious agents with use of biological products, the PHSA emphasizes the importance of manufacturing control for products whose attributes cannot be precisely defined. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the sponsor must develop methods for testing the identity, strength, quality, potency and purity of the final biological product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

After the completion of clinical trials, FDA approval of a BLA or NDA must be obtained before commercial marketing of the product. The BLA or NDA must include results of product development, laboratory and animal studies, human studies, information on the manufacture and composition of the product, proposed labeling and other relevant information. In addition, under the Pediatric Research Equity Act, or PREA, a BLA or NDA or supplement must contain data to assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. Unless otherwise required by regulation, PREA does not apply to any biological product for an indication for which orphan designation has been granted. The testing and approval processes require substantial time and effort and there can be no assurance that the FDA will accept the BLA for filing and, even if filed, that any approval will be granted on a timely basis, if at all.

Under the Prescription Drug User Fee Act, as amended, or PDUFA, each BLA or NDA must be accompanied by a significant user fee. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on BLAs or NDAs for product candidates designated as orphan drugs, unless the product candidate also includes a non-orphan indication.

Within 60 days following submission of the application, the FDA reviews the application submitted to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any application that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA or NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review to determine, among other things, whether the proposed product is safe, potent, and effective, for its intended use, and has an acceptable purity profile, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, safety, strength, quality, potency and purity. The FDA may refer applications for novel products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. FDA also will determine whether a Risk Evaluation and Mitigation Strategy, or REMS, is necessary to assure the safe use of the product. If the FDA concludes a REMS is needed, the sponsor must submit a proposed REMS; the FDA will not approve the application without a REMS, if required.

The FDA also offers a number of expedited development and review programs for qualifying product candidates. Priority review designation for BLA is assigned by FDA, if at all, at the time of acceptance of a BLA for a product that treats a serious or life-threatening condition and, if approved, would be a significant improvement in safety or effectiveness relative to available therapies.

Before approving an application, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, the FDA will typically inspect one or more clinical trial sites to assure that the clinical trials were conducted in compliance with IND study requirements and GCP requirements. To assure cGMP and GCP compliance, an applicant must incur significant expenditure of time, money and effort in the areas of training, record keeping, production, and quality control.

Notwithstanding the submission of relevant data and information, the FDA may ultimately decide that the BLA or NDA does not satisfy its regulatory criteria for approval and deny approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data. If the agency decides not to approve the BLA or NDA in its present form, the FDA will issue a complete response letter that usually describes all of the specific deficiencies identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit, addressing all of the deficiencies identified in the letter, or withdraw the application.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. The FDA may impose restrictions and conditions on product distribution, prescribing, or dispensing in the form of a risk management plan, or otherwise limit the scope of any approval. In addition, the FDA may require post marketing clinical trials, sometimes referred to as Phase 4 clinical trials, designed to further assess a biological product’s safety and effectiveness, and testing and surveillance programs to monitor the safety of approved products that have been commercialized. As a condition for approval, the FDA may also require additional nonclinical testing as a Phase 4 commitment.

One of the performance goals agreed to by the FDA under the PDUFA is to review standard BLAs and NDAs in ten months from filing and priority BLAs and NDAs in six months from filing, whereupon a review decision is to be made. The FDA does not always meet its PDUFA goal dates and its review goals are subject to change from time to time. The review process and the PDUFA goal date may be extended by three months if the FDA requests or the sponsor otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA goal date.

Maintaining substantial compliance with applicable federal, state, and local statutes and regulations requires the expenditure of substantial time and financial resources. Rigorous and extensive FDA regulation of biopharmaceutical products continues after approval, particularly with respect to cGMP. Manufacturers of our products are required to comply with applicable requirements in the cGMP regulations, including quality control and quality assurance and maintenance of records and documentation. Following approval, the manufacturing facilities are subject to biennial inspections and such inspections may result in an issuance of FDA Form 483 deficiency observations or a warning letter, which can lead to plant shutdown and other more serious penalties and fines. Prior to the institution of any manufacturing changes, a determination needs to be made whether FDA approval is required in advance. If not done in accordance with FDA expectations, the FDA may restrict supply and may take further action. Annual product reports are required to be submitted annually. Other post-approval requirements applicable to biological products, include reporting of cGMP deviations that may affect the identity, potency, purity and overall safety of a distributed product, record-keeping requirements, reporting of adverse effects, reporting updated safety and efficacy information, and complying with electronic record and signature requirements. After a BLA is approved, the product also may be subject to official lot release. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot.

Orphan Drugs

Under the Orphan Drug Act, the FDA may grant orphan designation, or ODD, to a drug or biologic intended to treat a rare disease or condition, defined as a disease or condition with either a patient population of fewer than 200,000 individuals in the United States, or a patient population greater of than 200,000 individuals in the United States when there is no reasonable expectation that the cost of developing and making available the drug or biologic in the United States will be recovered from sales in the United States for that drug or biologic. ODD must be requested before submitting a BLA or NDA. After the FDA grants ODD, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA.

If a product that has received ODD and subsequently receives the first FDA approval for a particular active ingredient for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full BLA or NDA, to market the same biologic or drug for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or if FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of ODD are tax credits for certain research and a waiver of the application user fee.

A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received ODD. In addition, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Rare Pediatric Disease Designation

The Rare Pediatric Disease Priority Review Voucher Program, or the PRV Program, is intended to incentivize pharmaceutical companies to develop drugs for rare pediatric diseases. A company that obtains approval of an NDA or a BLA for a designated rare pediatric disease may be eligible for a PRV from the FDA, which may be redeemed to obtain priority review for a subsequent NDA or BLA by the owner of such PRV. A PRV is fully transferable and can be sold to any company, who in turn can redeem the PRV for priority review of a marketing application in six months, compared to the standard timeframe of approximately ten months. A drug that receives a RPDD before October 1, 2020 continues to be eligible for a PRV if the drug is approved before October 1, 2022. Extension beyond these dates will require further Congressional action.

Other Healthcare Laws and Compliance Requirements

Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business. Such laws include, without limitation: the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering or paying remuneration, to induce, or in return for, either the referral of an individual, or the purchase or recommendation of an item or service for which payment may be made under any federal healthcare program; federal civil and criminal false claims laws, including the civil False Claims Act, and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment to the federal government, including federal healthcare programs, that are false or fraudulent; the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created additional federal criminal statutes which prohibit, among other things, executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters, and which, as amended by the Health Information for Economic and Clinical  Health Act of 2009, or HITECH, also imposes certain requirements on HIPAA covered entities and their business associates relating to the privacy, security and transmission of individually identifiable health information; the U.S. federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to annually report to the federal government, information related to payments or other transfers of value made to physicians, as defined by such law, and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members; and U.S. state and foreign law equivalents of each of the above federal laws, which, in some cases, differ from each other in significant ways, and may not have the same effect, thus complicating compliance efforts. If their operations are found to be in violation of any of such laws or any other governmental regulations that apply, they may be subject to significant penalties, including, without limitation, civil, criminal and administrative penalties, damages, fines, exclusion from government-funded healthcare programs, such as Medicare and Medicaid or similar programs in other countries or jurisdictions, integrity oversight and reporting obligations to resolve allegations of non-compliance, disgorgement, imprisonment, contractual damages, reputational harm, diminished profits and the curtailment or restructuring of our operations.

Coverage and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any pharmaceutical or biological product for which we obtain regulatory approval. Sales of any product depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state, and foreign government healthcare programs, commercial insurance and managed healthcare organizations, and the level of reimbursement for such product by third-party payors. Decisions regarding the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. As there is no uniform policy of coverage and reimbursement for drug products among third‑party payors in the United States, coverage and reimbursement policies for drug products can differ significantly from payor to payor. There may be significant delays in obtaining coverage and reimbursement as the process of determining coverage and reimbursement is often time‑consuming and costly which will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage or adequate reimbursement will be obtained. It is difficult to predict at this time what government authorities and third‑party payors will decide with respect to coverage and reimbursement for our drug products. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization.

In addition, the U.S. government, state legislatures and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. Third-party payors are increasingly challenging the prices charged for medical products and services, examining the medical necessity and reviewing the cost effectiveness of pharmaceutical or biological products, medical devices and medical services, in addition to questioning safety and efficacy. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product. Decreases in third-party reimbursement for any product or a decision by a third-party payor not to cover a product could reduce physician usage and patient demand for the product.

Healthcare Reform

The United States and some foreign jurisdictions are considering or have enacted a number of reform proposals to change the healthcare system. There is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by federal and state legislative initiatives, including those designed to limit the pricing, coverage, and reimbursement of pharmaceutical and biopharmaceutical products, especially under government-funded health care programs, and increased governmental control of drug pricing.

In March 2010, the Physician Payments Sunshine Act, enacted as part of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or, collectively, ACA, was signed into law, which substantially changed the way healthcare is financed by both governmental and private insurers in the United States, and significantly affected the pharmaceutical industry. The ACA contains a number of other provisions of particular import to the pharmaceutical and biotechnology industries, including, but not limited to, those governing enrollment in federal healthcare programs, a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. Since its enactment, there have been judicial, Congressional, and executive branch challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. For example, the 2020 federal spending package permanently eliminated, effective January 1, 2020, the ACA-mandated “Cadillac” tax on high-cost employer-sponsored health coverage and medical device tax and, effective January 1, 2021, also eliminates the health insurer tax. In addition, the Tax Act was enacted, which, among other things, removes penalties for not complying with ACA’s individual mandate to carry health insurance. Since the enactment of the Tax Act, there have been additional amendments to certain provisions of the ACA. On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas, ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Act, the remaining provisions of the ACA are invalid as well. Additionally, on December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court ruling that that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case, and has allotted one hour for oral arguments, which are expected to occur in the fall. It is unclear how such litigation and other efforts to repeal and replace the ACA will impact the ACA.

Other legislative changes have been proposed and adopted since the ACA was enacted, including aggregate reductions of Medicare payments to providers of 2% per fiscal year and reduced payments to several types of Medicare providers, which will remain in effect through 2030 unless additional Congressional action is taken. The Coronavirus Aid, Relief and Economic Security Act, or CARES Act, which was signed into law in March 2020 and is designed to provide financial support and resources to individuals and businesses affected by the COVID-19 pandemic, suspended the 2% Medicare sequester from May 1, 2020 through December 31, 2020, and extended the sequester by one year, through 2030. Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. At the federal level, the Trump administration’s budget proposal for fiscal year  2021 includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. On March 10, 2020, the Trump administration sent “principles” for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases.  Further, the Trump administration previously released a “Blueprint”, or plan, to lower drug prices and reduce out of pocket costs of drugs that contained proposals to increase drug manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products, and reduce the out of pocket costs of drug products paid by consumers. The Department of Health and Human Services, or HHS, has solicited feedback on some of these measures and has implemented others under its existing authority. For example, in May 2019, the Centers for Medicare & Medicaid Services, or CMS, issued a final rule to allow Medicare Advantage plans the option to use step therapy for Part B drugs beginning January 1, 2020.This final rule codified CMS’s policy change that was effective January 1, 2019. While some of measures may require additional authorization to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, it is possible that additional governmental action is taken to address the COVID-19 pandemic. For example, the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, which was signed into law in March 2020 and is designed to provide financial support and resources to individuals and businesses affected by the COVID-19 pandemic, suspended the 2% Medicare reduction payment sequester from May 1, 2020 through December 31, 2020, and extended the sequester by one year, through 2030. In addition, on April 18, 2020, CMS announced that qualified health plan issuers under the ACA may suspend activities related to the collection and reporting of quality data that would have otherwise been reported between May and June 2020 given the challenges healthcare providers are facing responding to the COVID-19 virus.

Product Development

We have made significant investments over the last twenty years in the development of our proprietary technologies, our small molecule and plasma-derived therapeutics platforms and the product candidates arising therefrom. These investments and in-house development strategy have allowed us to be flexible in our approaches and adaptive when needed as well as retaining control over intellectual property rights and the potential commercial upside thereon. Furthermore, it allows us to develop the necessary skill sets internally on both the development of manufacturing processes as well as product development (preclinical and clinical) in various disease indications. Notwithstanding the foregoing, we believe that it is important to have a balance between in-house product development and outsourcing same or partnering such activities. Finally, pursuing the development and commercialization phase in partnership with other companies (especially for specific indications and/or geographic regions) is also interesting for us because it provides continuous external validation of our technology and possibilities of short and long term revenues from fees collected at the initiation of the partnership as well as via milestones payments and royalty streams.

Environmental Protection

We produce a certain amount of chemical waste in our R&D and manufacturing activities that is managed in accordance with applicable environmental protection standards by companies that specialize in hazardous waste management. Our research laboratories generate hazardous waste that is also removed by companies that specialize in hazardous waste management, in accordance with strict internal procedures and applicable regulatory requirements. Compliance with such requirements is not expected to have a significant effect on our competitive position.

Employees

As of June 30, 2020, we had 277 full-time employees, as broken out by function in the table below. None of our employees are represented by collective bargaining agreements. We believe that we maintain good relations with our employees.

As of June 30, 2020
Function:
Research and development
Small molecule therapeutics segment	32
Plasma-derived therapeutics segment	149
Plasma collection centers	38
General and administrative	58
Total	277

Facilities

We lease our principal executive offices, operational offices, manufacturing plant(s), plasma collection centers and laboratory space, which consists of approximately 9,110 square meters, in Laval, Québec, Canada; Sawston, United Kingdom; Winnipeg, Manitoba, Canada; Rockville, Maryland and Amherst, New York, United States. The lease for our principal executive office in Laval expires on October 31, 2025. The lease for our office in Cambridge, United Kingdom expires on November 12, 2024. The lease for our plasma collection center in Winnipeg expires on February 28, 2023, while the lease for our plasma collection center in Amherst, New York expires on December 1, 2033. The leases for our manufacturing plant and laboratory space, both located in Laval, both expire on October 31, 2025. We own two manufacturing facilities acquired as part of our acquisition of Telesta Therapeutics Inc. in October 2016, located in Pointe-Claire, Quebec, Canada and in Belleville, Ontario, Canada, which are currently not in operation. We believe our current facilities are sufficient to meet our needs. If we need to add new facilities or expand existing facilities as we add employees, we believe that suitable additional space will be available to accommodate any such expansion of our operations.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. Although the results of litigation and claims cannot be predicted with certainty, we currently believe that the final outcome of these ordinary course matters will not have a material adverse effect on our business. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Liminal Former Employee Dispute

On June 6, 2019, a former employee filed suit in the United States District Court, District of Connecticut alleging claims for declaratory judgment, breach of contract, breach of the covenant of good faith and fair dealing, unjust enrichment, and violation of Conn. Gen. Stat. § 31-72 for unpaid wages and benefits, based upon the former employee’s employment contract and the terms of employee benefit programs. The matter has been resolved and the District of Connecticut action was dismissed with prejudice on August 13, 2020.

MANAGEMENT

The following table sets forth certain information with respect to our executive officers and directors, including their ages, as of September 1, 2020:

Name of Executive Officers	Age	Position(s)
Kenneth Galbraith	57	Chief Executive Officer
Moira Daniels	59	Head of Regulatory Affairs and Quality Assurance
Marie Iskra	44	General Counsel
Martin Leclerc	57	Chief Talent Officer
Murielle Lortie	51	Chief Financial Officer
Bruce Pritchard	48	Chief Operating Officer, Small Molecule Therapeutics
Patrick Sartore	46	Chief Operating Officer, Plasma-Derived Therapeutics
Name of Non-Employee Directors	Age	Position(s)
Simon Best	64	Lead Independent Director
Gary J. Bridger	57	Director
Neil A. Klompas	49	Director
Alek Krstajic	56	Chair
Eugene Siklos	56	Director
Timothy Steven Wach	60	Director

Alek Krstajic and Eugene Siklos were appointed to our board of directors on September 1, 2020 to fill the vacancies caused by the resignations of Stefan Clulow and Zachary Newton.

Alek Krstajic. Mr. Krstajic has served as chair of our board of directors since his appointment to the board in September 2020. Mr. Krstajic is the former Chief Executive Officer of Wind Mobile from March 2015 until March 2016 when it was sold to Shaw Communications and renamed Freedom Mobile and Mr. Krstajic was appointed as the Chief Executive Officer, a position he held until April 2017. Previously he was the founder and Chief Executive Officer of Public Mobile, a position he held from September 2008 until April 2013, when it was purchased by Telus Corp. Mr. Krstajic has also served as the President of Bell Mobility from January 2005 until January 2006 and held the position of Chief Marketing Officer of Bell from June 2003 until December 2004. Prior to joining Bell Mobility, Mr. Krstajic held various positions at Rogers Communications from 1994 until 2003. Mr. Krstajic began his career by enlisting in the Canadian Armed Forces Regular Officer Training Program (ROTP) and graduated from CFOCS (Canadian forces officer candidate school). Mr. Krstaijc holds a Bachelor of Arts in economics from the University of Toronto. Mr. Krstajic sits on a number of private company boards of directors.

Eugene Siklos. Mr. Siklos has served as a member of our board of directors, and as a member of the HR and corporate governance committee thereof, since September 2020. Mr. Siklos is the President of ThomVest Asset Management. Formerly he worked for Export Development Canada (“EDC”), which he joined in 2009 as the Vice President, Investments, and where he was later appointed head of direct investing activities in 2012 and head of its overall investing activities in 2017, a position he held until August 2020. Mr. Siklos holds an MBA degree from Harvard Business School and has over 30 years of financial and business experience, including as a corporate finance professional with Morgan Stanley and Merrill Lynch. Mr. Siklos has served on numerous boards of directors, including Paragon Pharmacies (listed on TSX), Copperleaf Technologies, BTI Systems, and he was also a board observer at ecobee until August 2020.

There are no family relationships among any of our executive officers or directors. Unless otherwise indicated, the current business addresses for our executive officers and directors is 440 Armand-Frappier Blvd., Suite 300, Laval, Québec, Canada H7V 4B4. The current business address for Kenneth Galbraith, Moira Daniels and Bruce Pritchard is Park Ground Floor, Unit 1, Iconix Park, London Road, Sawston, Cambridge CB22 3EG.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2019, we have engaged in the following transactions with our directors, executive officers and holders of more than five percent (5%) of our outstanding voting securities and their affiliates, which we refer to as our related-parties. All of the transactions have been reviewed and approved by our board of directors or another independent committee of the board.

Transactions with Structured Alpha LP (by its partner, Thomvest Asset Management Ltd.)

Prior Indebtedness

We had previously entered into a first loan agreement with SALP, or the First Loan Agreement, on September 10, 2013, which provided for a $10.0 million loan bearing interest at a rate of 9% per annum. This loan was amended and restated on July 31, 2014 into an original issue discount loan having a face value of $15.7 million. The loan was further amended and restated on March 31, 2015, then on February 29, 2016 with an additional increase in the face value of $50.4 million, and further amended from time to time. We and SALP subsequently entered into a second loan agreement, or the Second Loan Agreement, on July 31, 2014, which provided for an original issue discount loan with a face value of $31.3 million. This loan was amended and restated on March 31, 2015 and February 29, 2016, and further amended from time to time.

On April 27, 2017, we entered into a third loan agreement with SALP, or the Third Loan Agreement, which provided for an original issue discount loan with a face value of $39.2 million. This loan was amended from time to time. We subsequently entered into a fourth loan agreement with SALP, or the Fourth Loan Agreement, on November 31, 2017, which provided for a delayed-drawn term loan of up to US$80 million, as amended from time to time.

We and SALP then entered into an omnibus amendment agreement dated November 14, 2018, extending the maturity dates of the First Loan Agreement, the Second Loan Agreement, the Third Loan Agreement and the Fourth Loan agreement.

On February 22, 2019, we entered into an amendment agreement to the Fourth Loan Agreement securing an additional amount of up to US$15 million from SALP under the Fourth Loan Agreement.

The issuance or modification of loans were generally done concurrently with the issuance or modification of warrants.

Restructuring Transactions

In April and June 2019, we entered into a series of related arrangements to restructure our outstanding indebtedness, reduce our interest and certain other payment obligations, and raise sufficient cash to build a robust balance-sheet for the next phase of our development. These transactions will be referred to collectively in this prospectus as the Restructuring Transactions and are described below.

On April 23, 2019, we completed transactions pursuant to a debt restructuring agreement we entered into on April 15, 2019 with SALP and certain of our subsidiaries, or the Restructuring Agreement. Upon execution of the Restructuring Agreement, (i) SALP acquired 15,050,312 of our common shares, or the New Common Shares, at a price per common share of $15.21, or the Transaction Price, for a total purchase price of $228.9 million, which was satisfied by the cancellation of outstanding indebtedness in such amount owed by us to SALP, and (ii) certain Warrants to purchase our common shares held by SALP were amended, with new warrants being issued, or the New Warrants, exercisable for 168,735 common shares at a per-share exercise price equal to the Transaction Price. In connection with the Restructuring Transactions, in the event that SALP owns less than a majority of our issued and outstanding common shares, SALP was granted the right to (i) nominate the number of directors to our board of directors that represents the same percentage of the total number of directors to be elected as the percentage of our issued and outstanding common shares owned by SALP at the record date for the applicable meeting of our shareholders, and (ii) nominate two directors to our board of directors for so long as it owns at least 10% of our issued and outstanding common shares. Our directors, Alek Krstajic and Eugene Siklos were nominated pursuant to this right.

Debt Conversion

The New Common Shares have been issued to SALP in connection with the Restructuring Agreement. Upon execution of the Restructuring Agreement, $228.9 million of the outstanding debt we owed to SALP was converted into common shares, leaving a remaining balance of $10.7 million including debt and interest. We also entered into a Consolidated Loan Agreement with SALP on April 23, 2019, relating to future indebtedness secured against our assets.

Warrant Amendments

The New Warrants have been issued to SALP in connection with the Restructuring Agreement. Prior to the closing of the transactions described above, SALP owned the following Warrants:

•	1,000 warrants, each of which entitled SALP to acquire one common share upon the payment of an exercise price equal to $520 per Warrant, or Warrants 1;
•

20,277 Warrants, each of which entitled SALP to acquire one common share upon the payment of an exercise price equal to an aggregate of $15,653,138 or the satisfaction of the loan made by SALP to us on September 10, 2013 in the principal amount of $10.0 million (plus interest accrued thereon), or Warrants 2;

•	128,057 Warrants, each of which entitled SALP to acquire one common share upon the payment of an exercise price equal to $1,000 per Warrant, or Warrants 8; and
•

19,402 Warrants, each of which entitled SALP to acquire one series A preferred share of ours, or a Series A Preferred Share, upon the payment of an exercise price equal to $156.36 per Warrant, or Warrants 9.

Pursuant to the Restructuring Agreement, (i) Warrants 1, 2, 8 and 9, representing 168,735 warrants in total, were cancelled and (ii) 168,735 New Warrants that may be exercised in whole or in part at SALP’s option until April 23, 2027, at the Transaction Price per New Warrant were issued.

Loan Agreement

As part of the Restructuring Transactions, we amended and restated our secured third loan agreement with SALP in its entirety and re-named it as the “Consolidated Loan Agreement”. Under the Consolidated Loan Agreement, all indebtedness we owed to SALP was reduced to a principal amount of $10 million of secured indebtedness to be used by us for the purpose of providing short-term working capital, paying transaction expenses, general corporate purposes and certain specified permitted debt payments. Between January 1, 2019 and June 30, 2020, we have paid interest to SALP on our prior credit facility and on the Consolidated Loan Agreement in the aggregate amount of $4.0 million.

Line of Credit

On November 11, 2019, we entered into an amendment to our Consolidated Loan Agreement with SALP to provide us with a non-revolving $75.0 million secured line of credit, or the LOC. The Consolidated Loan Agreement between SALP and us dated as of April 23, 2019 has been amended to incorporate the terms of the LOC. As a result of the sale of Prometic Bioseparations Ltd, in November 2019 the LOC was reduced to $29.1 million.  In September 2020, we drew down the available balance of $29.1 million under the LOC.  The principal amount of $29.1 million borrowed under the LOC bears a stated interest of 10%, payable quarterly, and matures on April 23, 2024.

Royalties

We have also granted SALP a right to receive 2% royalties on future revenues relating to patents and certain compounds and analogues, including fezagepras. The obligation under this royalty agreement is secured by all of our assets until the expiry of the last patent anticipated in 2033. For additional information on this arrangement, please see “Business.”

Private Placement

As part of the Restructuring Transactions, we issued 4,931,161 of our common shares in the Private Placement at a subscription price of $15.21 per common share for gross proceeds of $75 million. SALP’s participation in the Private Placement was for gross proceeds of $25 million and the participation in the Private Placement by Consonance was for gross proceeds of $50 million. In connection with the Private Placement, we also entered into a registration rights agreement for the benefit of Consonance. See “Description of Share Capital and Articles of Incorporation—Registration Rights Agreement.”

Board Observation Right and Director Nomination Agreement

In connection with the Private Placement, we entered into an agreement with Consonance pursuant to which Consonance were granted the right to collectively designate one observer to our board of directors until our Nasdaq Listing, and from and after such time, have the right to nominate one director for election to our board of directors.

Share Purchase Agreement with Fairhaven Pharmaceuticals Inc.

In July 2020, we acquired all of the issued and outstanding shares in the capital of Fairhaven, a company with a preclinical research program of small molecule antagonists, and completed a concurrent private placement with each of Genesys, AmorChem LP and AmorChem II of $2.4 million aggregate principal amount of secured convertible debentures.

Under the terms of the acquisition, we will satisfy the aggregate purchase price of up to $8 million by the issuance of our common shares al to the shareholders of Fairhaven, being Genesys, AmorChem LP, MSBi Valorisation Inc. and The Royal Institution for the Advancement of Learning/McGill University subject to the achievement of certain pre-determined milestones. Investigational therapies developed in this program target a key chemoattractant and activator of eosinophils, which play a key role in Type 2 inflammation-driven diseases through tissue repair and resolution of inflammation, or the Fairhaven R&D Program.

In July, 2020, we issued an aggregate of 202,308 of our common shares, representing $3.6 million of the aggregate purchase price, to the Sellers, at a price per share equal to the five-trading day VWAP of our common shares on the Toronto Stock Exchange (the "TSX"). The remainder of the aggregate purchase price payable by us to the Sellers is issuable upon, and subject to, the achievement of certain pre-determined research and development milestones prior to the fifth anniversary of the closing date of the acquisition, including $1.3 million upon the selection by us of a compound for development and $3.1 million upon the first dosing of a human in a Phase 1 clinical trial with a compound subject to the acquisition agreement/ Any future shares to be issued as part of the milestone payments will be issued at a price per share equal to the five-trading day VWAP of our common shares prior to the achievement of such milestone events.

The acquisition constitutes a "related party transaction" within the meaning of Regulation 61-101 – Protection of Minority Security Holders in Special Transactions ("Regulation 61-101"). We relied on the exemptions from the valuation and minority shareholder approval requirements contained in sections 5.5(a) and 5.7(1)(a) of Regulation 61-101 in respect of related party participation in the acquisition, as neither the fair market value of the shares distributed to, nor the consideration paid by, related parties, exceeded 25% of our market capitalization.

Each of Mr. Kenneth Galbraith and Mr. Gary Bridger (the "Directors") serve on the board of directors of both us and Fairhaven. In addition, the Directors are officers of, and owned all of the shares in the capital of, Five Corners Capital Inc., a former shareholder of Fairhaven immediately prior to the closing of the acquisition. Pursuant to a corporate reorganization of Fairhaven which occurred prior to the closing of the acquisition, Fairhaven repurchased all of the shares held by Five Corners Capital Inc. in the capital of Fairhaven, such that Five Corners Capital Inc. was no longer a shareholder of Fairhaven on the date of closing of the acquisition. Our independent directors reviewed and unanimously approved the acquisition.

Employment Agreements

We have entered into compensation arrangements, including grants of stock options and other equity awards, termination and change of control arrangements with our named executive officers, which are described under the sections entitled “Executive and Director Compensation—Executive Compensation—Employment Agreements” and “Executive and Director Compensation—Executive Compensation—Termination and Change of Control Benefits.”

Directors and Officers Liability Insurance

We maintain directors’ and officers’ liability insurance policies for the liability of our directors and officers arising out of the performance of their duties and for our liability arising out of securities claims. The policies provide coverage in respect of a maximum total liability of US$15,000,000 (primary and excess liability insurance), subject to a general retention of US$5,000,000 per loss, and includes specific exclusions, which are usually contained in insurance policies of this nature. We also maintain a concurrent excess liability insurance for the liability of our directors and officers arising out of the performance of their duties, with limits of liability of US$5,000,000 and subject to specific exclusions which are usually contained in insurance policies of this nature.

PRINCIPAL AND SELLING SHAREHOLDERS

Pursuant to a subscription agreement with the selling shareholders, dated April 23, 2019, we sold an aggregate of 3,287,311 common shares to Consonance Capital Master Account LP and P Consonance Opportunities Ltd. in the Private Placement at a price per share of $15.21. Additionally, SALP acquired 16,694,163 common shares and 168,735 warrants to purchase common shares pursuant to the Restructuring Transactions.

The table below sets forth, to our knowledge, information about the selling shareholders as of September 1, 2020.

We do not know when or in what amounts the selling shareholders may offer common shares registered for resale pursuant to the registration statement of which this prospectus forms a part, and the selling shareholders might not sell any or all of such common shares. Because the selling shareholders may offer all or some of such common shares and because there are currently no agreements or understandings with respect to the sale of any common shares, we cannot estimate the number of common shares that will be held by the selling shareholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of this offering, none of such common shares will be held by the selling shareholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common shares, including common shares beneficially owned pursuant to outstanding options, warrants and other derivative securities that are exercisable or exchangeable for our common shares within 60 days of September 1, 2020. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the person named below.

The selling shareholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their common shares since the date on which the information in the table below is presented. Information about the selling shareholders may change over time. Except for the ownership of the common shares that may be offered and sold by the selling shareholders, our relationship with SALP described elsewhere in this prospectus and the participation in the transactions described above and in the section titled “Certain Relationships and Related Party Transactions,” SALP and Consonance have not had any material relationship with us or our affiliates within the past three years.

Except as otherwise indicated, addresses of the directors, executive officers and named beneficial owners are in care of Liminal BioSciences Inc., 440 Armand-Frappier Blvd., Suite 300, Laval, Québec, Canada H7V 4B4. The current address for Kenneth Galbraith, Moira Daniels and Bruce Pritchard is Park Ground Floor, Unit 1, Iconix Park, London Road, Sawston, Cambridge CB22 3EG.

Name	Number of Shares Beneficially Owned Prior to the Offering(1)	Percentage of Shares Beneficially Owned Prior to the Offering(1)	Number of Shares Registered for Sale Hereby	Number of Shares Beneficially Owned After the Offering(1)	Percentage of Shares Beneficially Owned After the Offering(1)
5% or Greater Shareholders and Selling Shareholders
Structured Alpha LP(2)	16,886,970	70.96%	16,872,930	—	—
Entities affiliated with Consonance Capital Management(3)	3,287,311	13.91%	3,287,311	—	—
Executive Officers and Directors
Kenneth Galbraith	*	*	—	*	*
Moira Daniels	—	—	—	*	*
Marie Iskra	*	*	—	*	*
Martin Leclerc	*	*	—	*	*
Murielle Lortie	*	*	—	*	*
Bruce Pritchard	*	*	—	*	*
Patrick Sartore	*	*	—	*	*
Simon Best	*	*	—	*	*
Gary J. Bridger	*	*	—	*	*
Neil A. Klompas	*	*	—	*	*
Alek Krstajic	—	—	—	*	*
Eugene Siklos(4)	16,886,970	70.96%	—	*	*
Timothy Steven Wach	*	*	—	*	*
All current executive officers and directors as a group (13 persons)(5)	17,331,346	71.57%	—	458,416	1.89%

* Represents beneficial ownership of less than 1%.

(1)

This table is based upon information supplied by the selling shareholders, which information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling shareholders named in the table above have sole voting and investment power with respect to all common shares that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 23,628,051 shares outstanding on September 1, 2020, adjusted as required by rules promulgated by the SEC.

(2)

Consists of (a) 16,718,235 common shares and (b) 168,735 common shares that SALP has the right to acquire pursuant to the exercise of the warrants exercisable within 60 days of September 1, 2020. Thomvest Asset Management Ltd. is the general partner of SALP and Mr. Peter J. Thomson is the sole director of Thomvest Asset Management Ltd. Accordingly, Mr. Thomson has sole power to vote and sole power to dispose of these common shares. The address for SALP, Thomvest Asset Management Ltd. and Mr. Thomson is c/o Thomvest Asset Management Ltd., 65 Queen Street West, Suite 2400, Toronto, Ontario, M5H 2M8.

(3)

Consists of (a) 3,029,869 common shares held by Consonance Capital Master Account LP, or Consonance Master, and (b) 257,442 common shares held by a managed account managed by Consonance Capital Opportunity Fund Management LP, or Consonance Opportunity. Consonance Capital Management LP, or the Adviser, is the investment adviser of Consonance Master, and pursuant to an investment advisory agreement, the Adviser exercises voting and investment power over our common shares held by Consonance Master. Consonance Capman GP LLC, or Capman, is the general partner of the Adviser and Mitchell Blutt, as the Manager & Member of Capman and Chief Executive Officer of the Adviser, may be deemed to control Capman and the Adviser. Capman is also the general partner of Consonance Opportunity and Mr. Blutt, as the Manager & Member of Capman, may be deemed to control Capman and Consonance Opportunity. Each of Capman and Mr. Blutt may be deemed to beneficially own these common shares. The address for Consonance Master, Consonance Opportunity, the Adviser, Capman and Mr. Blutt is 1370 Avenue of the America, Floor 33, New York, New York 10019.

(4)	Consists of the shares described in footnote (2).
(5)

Consists of (a) 16,744,772 common shares, (b) 168,735 common shares that SALP has the right to acquire pursuant to the exercise of the warrants exercisable within 60 days of September 1, 2020 and (c) 417,839 common shares that all officers and directors as a group have the right to acquire pursuant to the exercise of stock options exercisable within 60 days of September 1, 2020.

The significant changes in the percentage ownership held by our principal shareholders since January 1, 2019 are as a result of the Restructuring Transactions and Private Placement, which are described under “Certain Relationships and Related Party Transactions.” None of our principal shareholders have voting rights different than our other shareholders.

As of September 1, 2020, we estimate that approximately 22% of our outstanding common shares were held in the United States by 11 holders of record. The actual number of holders is greater than these numbers of record holders, and includes beneficial owners whose common shares are held in street name by brokers and other nominees. This number of holders of record also does not include holders whose shares may be held in trust by other entities.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF INCORPORATION

The following describes our issued share capital, highlights certain differences in corporate law in Canada and the United States and summarizes the material provisions of our articles of incorporation and bylaws. Please note that this summary is not intended to be exhaustive. For further information, please refer to the full version of our articles of incorporation and by-laws, which are included as an exhibit to the registration statement of which this prospectus is a part.

General

Our authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series, each with no par value. As of June 30, 2020, there were unlimited common shares issued and outstanding and no preferred shares were issued. The following is a summary of certain material attributes and characteristics of our share capital.

Common Shares

The holders of common shares are entitled to one vote per common share at all meetings of the shareholders, and are entitled to receive dividends, as may be declared from time to time by our board of directors. In the event of the voluntary (or involuntary) liquidation, dissolution, winding-up or other distribution of our assets, the holders of common shares are entitled to receive our remaining property, subject to the preference right of the holders of preferred shares, if any.

The Rights Plans

Our board of directors and shareholders have also adopted rights plans with respect to our common shares. The Shareholder Rights Plan and the Spin-Off Shareholder Rights Plan, or, together, the Rights Plans, were originally approved by our shareholders on May 3, 2006 for an initial three-year period. The first renewal of the Rights Plans, as amended and restated on March 30, 2009, was approved by our shareholders on May 6, 2009 for an additional three-year period. The second renewal of the Rights Plans, as amended and restated on March 14, 2012, was approved by our shareholders on May 9, 2012, for an additional three-year period. The third renewal of the Rights Plans, as amended and restated on March 25, 2015, was approved by our shareholders on May 13, 2015, for an additional three-year period.

Rights plans adopted by Canadian public companies show a continuing evolution. Our board of directors determined in 2018 that it would be appropriate to make certain amendments to reflect the changes to the take-over bid regime which came into force on May 9, 2016 under Canadian securities legislation, or the Legislative Amendments, as well as other amendments aimed at maintaining the validity of the Rights Plans for the next three years. Changes have also been made in order, among other things, to conform to best Canadian corporate practices and address institutional investor guidelines. On May 9, 2018, our shareholders approved the fourth renewal of the Rights Plans, as amended and restated on March 22, 2018, for an additional three-year period.

The Legislative Amendments, among other things, lengthen the minimum bid period to 105 days (from the previous 35 days), require that all non-exempt take-over bids meet a tender requirement of more than 50% of the outstanding securities held by Independent Shareholders, and require a 10 day extension after the minimum tender requirement is met. Regarding the minimum bid period, a target issuer will have the ability to voluntarily reduce the period to not less than 35 days. Additionally, the minimum bid period may be reduced due to the existence of certain competing take-over bids or alternative change in control transactions.

The recent Legislative Amendments address some of the concerns that rights plans were originally designed to address, particularly as they relate to providing our board of directors with sufficient time to explore and develop alternatives for maximizing shareholder value if a take-over is made for us. However, the recent Legislative Amendments do not address the risk of a “creeping bid” (where a person may acquire a controlling position in a company in reliance on exemptions from the take-over bid rules, without having to make a takeover bid to all shareholders and without having to pay a control premium). Our board of directors continues to believe that a rights plan is still in our best interests to provide protection against certain actions that could result in unequal treatment of shareholders under Canadian securities laws, including the following: (i) a person could acquire effective control of us under one or more private agreements at a premium to the market price, resulting in a change of control transaction without the payment of a premium to all shareholders, (ii) a person could slowly accumulate common shares through stock exchange acquisitions over time, resulting in an acquisition of effective control without payment of fair value for control, (iii) a person seeking to acquire control of us could enter into agreements with shareholders who, together with the acquiror, hold more than 20% of our outstanding common shares, irrevocably committing such holders to tender their common shares to a take-over bid, the effect of which would be to significantly hamper, if not terminate, any reasonable prospect for our board of directors to run a value enhancing auction process, and (iv) it may be possible for a person to engage in transactions outside of Canada without regard to the take-over bid protections of Canadian securities laws. The Rights Plans encourages a potential bidder to proceed either by way of a Permitted Bid (as described below), which requires the take-over to satisfy certain minimum standards designed to promote fairness, or with the concurrence of our board of directors.

Shareholder Rights Plan

Issue of rights

Under the Shareholder Rights Plan, one right, or Right, was issued and attached to each outstanding common share, subject to the limitations set forth in the Shareholder Rights Plan. The Rights are not exercisable until the Separation Time (as defined below).

Acquiring Person

An Acquiring Person is a person that beneficially owns 20% or more of the outstanding common shares. An Acquiring Person does not, however, include us or any subsidiary of ours, or any person that becomes the beneficial owner of 20% or more of our common shares as a result of certain exempt transactions. Investment managers (for client accounts), trust companies and pension funds (acting in their capacity as trustees and administrators) are not Acquiring Persons, provided that they are not making, or are not part of a group making, a take-over bid.

Rights exercise privilege

The acquisition by any person of 20% or more of our common shares, other than by way of a takeover bid permitted by the Shareholder Rights Plan, or a Permitted Bid, or pursuant to another exemption available under the Shareholder Rights Plan, is referred to as a “Flip-in Event”. Any Rights held by an Acquiring Person and any person acting jointly or in concert with the Acquiring Person will become void upon the occurrence of a Flip-in Event. Ten Trading Days after the occurrence of the Flip-in Event: (i) the Rights will become exercisable; (ii) the Rights will separate from our common shares; and (iii) each Right shall constitute the right for the holder thereof, other than an Acquiring Person and any person acting jointly or in concert with the Acquiring Person, to purchase from us that number of common shares having an aggregate market price on the date of occurrence of such Flip-in Event equal to twice the Exercise Price (as described in the following paragraph), for an amount equal in cash to the Exercise Price, subject to certain anti-dilution adjustments, in effect providing for a 50% discount relative to the Market Price. For example, if on the date of occurrence of the Flip-in Event, the market price of a common share is $10, the Exercise Price would be $50 and a holder of a Right would be entitled to purchase ten common shares (twice the Exercise Price divided by the Market Price, or (2 x $50) ÷ $10 = 10 common shares) for an aggregate exercise price of $50.

The Rights will also separate from our common shares and will be exercisable ten trading days, or the Separation Time, after a person has commenced, or announced its intention to commence a take-over bid, to acquire 20% or more of our common shares, other than by an acquisition pursuant to a Permitted Bid or pursuant to another exemption available under the Shareholder Rights Plan. The Exercise Price is an aggregate dollar amount equal to the market price of our common shares, determined as at the Separation Time, multiplied by five. For example, if as at the Separation Time, the market price per common share is $10, the Exercise Price would be $50.

The issue of the Rights is not initially dilutive. Upon a Flip-in Event occurring and the Rights separating from our common shares, reported earnings per common share on a diluted or non-diluted basis may be affected. Holders of Rights who do not exercise their Rights upon the occurrence of a Flip-in Event may incur substantial dilution of their shareholdings.

Prior to the Separation Time, the Rights will be evidenced either by a legend imprinted on certificates for common shares or by book entry notation. Prior to the Separation Time, Rights will not be transferable separately from the attached common shares. From and after the Separation Time, the Rights may be evidenced by Rights certificates or in book entry form, and will be transferable and tradable separately from our common shares.

Permitted Bids and Competing Permitted Bids

The requirements for a Permitted Bid include the following:

•	the take-over bid must be made by way of a take-over bid circular;
•	the take-over bid must be made to all registered holders of our common shares, other than the offeror;

•

the take-over bid must be outstanding for a minimum period of 105 days, or such shorter minimum period as provided for in National Instrument 62-104, and common shares tendered pursuant to the take-over bid;

•

may not be taken up prior to the expiry of the 105-day period (or applicable shorter period) and then only if, at such time, more than 50% of our common shares (other than those owned by the bidder on the date of the takeover bid) have been tendered to the take-over bid and not withdrawn; and

•

if more than 50% of our common shares (other than those owned by the bidder on the date of the takeover bid) are tendered to the take-over bid within the 105-day period (or applicable shorter period), the bidder must make a public announcement of that fact and the takeover bid must remain open for deposits of our common shares for an additional ten days from the date of such announcement.

The Shareholder Rights Plan provides that a competing Permitted Bid, or a Competing Permitted Bid, made while a Permitted Bid is in existence will not trigger a Flip-in-Event. A Competing Permitted Bid must satisfy all the requirements of a Permitted Bid, except that no common shares can be taken up prior to the close of business on the last day of the minimum initial deposit period that such take-over bid must remain open pursuant to National Instrument 62-104 after the date of the take-over bid constituting the Competing Permitted Bid.

Lock-up agreements

A bidder may enter into lock-up agreements, or Permitted Lock-up Agreements, with our shareholders, or Locked-up Persons, whereby such Locked-up Persons agree to tender their common shares to the take-over bid, or the Lock-up Bid, without a Flip-in Event occurring. More specifically, a person will not be deemed to beneficially own any common share because the common share has been agreed to be tendered pursuant to a Permitted Lock-up Agreement until the earlier of the tendered share being taken up or paid for. Any Permitted Lockup Agreement must allow the Locked-up Person to withdraw his or her common shares to tender to another take-over bid or to support another transaction (i) at a price per common share that exceeds the price per common share offered under the Lock-up Bid, or (ii) at an offering price that exceeds the Lock-up Bid offering price by a specified minimum amount not exceeding 7% of the Lock-up Bid offering price. A Permitted Lock-up Agreement may nevertheless contain a right of first refusal or require a period of delay to give a bidder an opportunity to match a higher price in another transaction, so long as such limitation does not preclude the exercise by the Locked-up Person of the right to withdraw common shares in sufficient time to tender to another take-over bid or to support another transaction.

Copies of Permitted Lock-up Agreements must be made available to us and to the public. Furthermore, all Permitted Lock-up Agreements must also provide that, if a Locked-up Person fails to deposit or tender his or her common shares to the Lock-up Bid, or withdraws common shares previously tendered to the Lockup Bid in order to deposit such common shares to another take-over bid or to support another transaction, no break-up fees or other penalties can be required of such Locked-up Person where such penalties, in the aggregate, exceed the greater of (i) 2.5% of the price or value payable under the Lock-up Bid to the Locked-up Person and (ii) 50% of the amount by which the price or value payable to the Locked-up Person under another take-over bid or transaction exceeds what such Locked-up Person would have received under the Lock-up Bid.

Waiver and redemption

Subject to the approval of holders of our common shares, our board of directors, acting in good faith, may at any time prior to the occurrence of a Flip-in Event, and upon prior written notice delivered to the Rights Agent, that would occur by reason of an acquisition of common shares otherwise than pursuant to a take-over bid made by means of a take-over bid circular to all holders of record of our common shares (or otherwise as outlined in the paragraph below), waive the application of the Shareholder Rights Plan to such Flip-in Event. In the event that our board of directors proposes such a waiver, our board of directors shall postpone the Separation Time to a date subsequent to and not more than ten business days following the meeting of shareholders called to approve such waiver.

Our board of directors may also, prior to the occurrence of a Flip-In Event, waive the application of the Shareholder Rights Plan to a particular Flip-In Event which would occur as a result of a take-over bid made under a circular prepared in accordance with applicable securities legislation to all holders of our common shares. In such event, our board of directors shall also be deemed to have waived the application of the Shareholder Rights Plan to any other Flip-In Event occurring as a result of any other take-over bid made under a circular prepared in accordance with applicable securities legislation to all holders of common shares prior to the expiry of any take-over bid for which the Shareholder Rights Plan has been waived or deemed to have been waived.

Our board of directors may also waive the application of the Shareholder Rights Plan to a Flip-in Event, if our board of directors  has determined that a person became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person, and that Acquiring Person has reduced its beneficial ownership of common shares (or has entered into a contractual arrangement with us, acceptable to our board of directors, to do so within 30 days or such earlier or later date as determined by our board of directors ) such that at the time the waiver becomes effective it is no longer an Acquiring Person, and in the event of such waiver, the Flip-in Event will be deemed to have never occurred.

All other waivers require approval of the holders of our common shares, or holders of Rights if after the Separation Time.

Subject to the approval of holders of our common shares or Rights, as applicable, our board of directors may, at any time prior to the occurrence of a Flip-in Event, elect to redeem all but not less than all of the then outstanding Rights at $0.00001 per Right, appropriately adjusted for anti-dilution as set out in the Shareholder Rights Plan.

Supplements and amendments

We may from time to time supplement or amend the Shareholder Rights Plan without the approval of any holders of Rights or our common shares to correct any clerical or typographical error, or to maintain the validity or effectiveness of the Shareholder Rights Plan as a result of a change in any applicable legislation or regulations or rules thereunder. Any amendments made by us as a result of a change in any applicable legislation or regulations or rules thereunder shall be submitted to the holders of our common shares or Rights holders, as applicable, for ratification not later than on the date of the next meeting of shareholders.

Subject to the approval of holders of our common shares or Rights, as applicable, we may also, at any time, supplement or amend the Shareholder Rights Plan for any other purpose (whether or not such action would materially adversely affect the interests of the holders of Rights generally).

Expiration time

The Shareholder Rights Plan will remain in force until the new Expiration Time, being the earlier of the Termination Time (the time at which the right to exercise Rights (as defined below) terminates pursuant to the Rights Plan) and the close of business on the date of our annual meeting of shareholders to be held in 2021.

Effect on duties of our board of directors

The Shareholder Rights Plan does not detract from or lessen the duty of our board of directors to act honestly and in good faith keeping in mind the best interests of us and our shareholders. Our board of directors will continue to have the duty and power to take such actions and make such recommendations to shareholders as are considered appropriate if and when a take-over bid is made for us, whether it constitutes a Permitted Bid or not.

Rights Agent

Computershare Trust Company of Canada.

Rightholder not a Shareholder

Until a Right is exercised, the holder thereof as such will have no rights as a shareholder of ours.

The Spin-Off Shareholder Rights Plan

Issue of rights

Under the Spin-Off Shareholder Rights Plan, one right, or Right, was issued and attached to each outstanding common share, subject to the limitations set forth in the Spin-Off Shareholder Rights Plan. The Rights are not exercisable until the Separation Time (as defined below).

Acquiring Person

An Acquiring Person is a person that beneficially owns 20% or more of the outstanding common shares. An Acquiring Person does not, however, include us or any subsidiary of ours, or any person that becomes the beneficial owner of 20% or more of our common shares as a result of certain exempt transactions. Investment managers (for client accounts), trust companies and pension funds (acting in their capacity as trustees and administrators) are not Acquiring Persons, provided that they are not making, or are not part of a group making, a take-over bid.

Rights exercise privilege

The acquisition by any person of 20% or more of our common shares, other than by way of a takeover bid permitted by the Spin-Off Shareholder Rights Plan, or a Permitted Bid, or pursuant to another exemption available under the Spin-off Shareholder Rights Plan, is referred to as a “Flip-in Event”. Any Rights held by an Acquiring Person and any person acting jointly or in concert with the Acquiring Person will become void upon the occurrence of a Flip-in Event. Ten Trading Days after the occurrence of the Flip-in Event: (i) the Rights will become exercisable; (ii) the Rights will separate from our common shares; and (iii) each Right shall constitute the right for the holder thereof, other than an Acquiring Person and any person acting jointly or in concert with the Acquiring Person, to purchase from us a unit comprised of one Class A common share of PBI, one Class A common share of PBP and one share of common stock of PBT for an Exercise Price (as defined in the Spin-Off Shareholder Rights Plan) equal to $0.00001, unless the application of the Spin-Off Shareholder Rights Plan is waived by our board of directors, where applicable.

The Rights will also separate from our common shares and will be exercisable ten trading days, or the Separation Time, after a person has commenced, or announced its intention to commence a take-over bid, to acquire 20% or more of our common shares, other than by an acquisition pursuant to a Permitted Bid or pursuant to another exemption available under the Spin-Off Shareholder Rights Plan. The Exercise Price is an aggregate dollar amount equal to the market price of our common shares, determined as at the Separation Time, multiplied by five. For example, if as at the Separation Time, the market price per common share is $10, the Exercise Price would be $50.

The issue of the Rights is not initially dilutive. Upon a Flip-in Event occurring and the Rights separating from our common shares, reported earnings per common share on a diluted or non-diluted basis may be affected. Holders of Rights who do not exercise their Rights upon the occurrence of a Flip-in Event may incur substantial dilution of their shareholdings.

Prior to the Separation Time, the Rights will be evidenced either by a legend imprinted on certificates for common shares or by book entry notation. Prior to the Separation Time, Rights will not be transferable separately from the attached common shares. From and after the Separation Time, the Rights may be evidenced by Rights certificates or in book entry form, and will be transferable and tradable separately from our common shares.

Permitted Bids and Competing Permitted Bids

The requirements for a Permitted Bid include the following:

•	the take-over bid must be made by way of a take-over bid circular;
•	the take-over bid must be made to all registered holders of our common shares, other than the offeror;
•

the take-over bid must be outstanding for a minimum period of 105 days, or such shorter minimum period as provided for in National Instrument 62-104, and common shares tendered pursuant to the take-over bid;

•

may not be taken up prior to the expiry of the 105-day period (or applicable shorter period) and then only if, at such time, more than 50% of our common shares (other than those owned by the bidder on the date of the takeover bid) have been tendered to the take-over bid and not withdrawn; and

•

if more than 50% of our common shares (other than those owned by the bidder on the date of the takeover bid) are tendered to the take-over bid within the 105-day period (or applicable shorter period), the bidder must make a public announcement of that fact and the takeover bid must remain open for deposits of our common shares for an additional ten days from the date of such announcement.

The Spin-Off Shareholder Rights Plan provides that a competing Permitted Bid, or a Competing Permitted Bid, made while a Permitted Bid is in existence will not trigger a Flip-in-Event. A Competing Permitted Bid must satisfy all the requirements of a Permitted Bid, except that no common shares can be taken up prior to the close of business on the last day of the minimum initial deposit period that such take-over bid must remain open pursuant to National Instrument 62-104 after the date of the take-over bid constituting the Competing Permitted Bid.

Lock-up agreements

A bidder may enter into lock-up agreements, or Permitted Lock-up Agreements, with our shareholders, or Locked-up Persons, whereby such Locked-up Persons agree to tender their common shares to the take-over bid, or the Lock-up Bid, without a Flip-in Event occurring. More specifically, a person will not be deemed to beneficially own any common share because the common share has been agreed to be tendered pursuant to a Permitted Lock-up Agreement until the earlier of the tendered share being taken up or paid for. Any Permitted Lockup Agreement must allow the Locked-up Person to withdraw his or her common shares to tender to another take-over bid or to support another transaction (i) at a price per common share that exceeds the price per common share offered under the Lock-up Bid, or (ii) at an offering price that exceeds the Lock-up Bid offering price by a specified minimum amount not exceeding 7% of the Lock-up Bid offering price. A Permitted Lock-up Agreement may nevertheless contain a right of first refusal or require a period of delay to give a bidder an opportunity to match a higher price in another transaction, so long as such limitation does not preclude the exercise by the Locked-up Person of the right to withdraw common shares in sufficient time to tender to another take-over bid or to support another transaction.

Copies of Permitted Lock-up Agreements must be made available to us and to the public. Furthermore, all Permitted Lock-up Agreements must also provide that, if a Locked-up Person fails to deposit or tender his or her common shares to the Lock-up Bid, or withdraws common shares previously tendered to the Lockup Bid in order to deposit such common shares to another take-over bid or to support another transaction, no break-up fees or other penalties can be required of such Locked-up Person where such penalties, in the aggregate, exceed the greater of (i) 2.5% of the price or value payable under the Lock-up Bid to the Locked-up Person and (ii) 50% of the amount by which the price or value payable to the Locked-up Person under another take-over bid or transaction exceeds what such Locked-up Person would have received under the Lock-up Bid.

Waiver and redemption

Subject to the approval of holders of our common shares, our board of directors, acting in good faith, may at any time prior to the occurrence of a Flip-in Event, and upon prior written notice delivered to the Rights Agent, that would occur by reason of an acquisition of common shares otherwise than pursuant to a take-over bid made by means of a take-over bid circular to all holders of record of our common shares (or otherwise as outlined in the paragraph below), waive the application of the Spin-Off Shareholder Rights Plan to such Flip-in Event. In the event that our board of directors proposes such a waiver, our board of directors shall postpone the Separation Time to a date subsequent to and not more than ten business days following the meeting of shareholders called to approve such waiver.

Our board of directors may also, prior to the occurrence of a Flip-In Event, waive the application of the Spin-Off Shareholder Rights Plan to a particular Flip-In Event which would occur as a result of a take-over bid made under a circular prepared in accordance with applicable securities legislation to all holders of our common shares. In such event, our board of directors shall also be deemed to have waived the application of the Spin-Off Shareholder Rights Plan to any other Flip-In Event occurring as a result of any other take-over bid made under a circular prepared in accordance with applicable securities legislation to all holders of common shares prior to the expiry of any take-over bid for which the Spin-Off Shareholder Rights Plan has been waived or deemed to have been waived.

Our board of directors may also waive the application of the Spin-Off  Shareholder Rights Plan to a Flip-in Event, if our board of directors  has determined that a person became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person, and that Acquiring Person has reduced its beneficial ownership of common shares (or has entered into a contractual arrangement with us, acceptable to our board of directors, to do so within 30 days or such earlier or later date as determined by our board of directors ) such that at the time the waiver becomes effective it is no longer an Acquiring Person, and in the event of such waiver, the Flip-in Event will be deemed to have never occurred.

All other waivers require approval of the holders of our common shares, or holders of Rights if after the Separation Time.

Subject to the approval of holders of our common shares or Rights, as applicable, our board of directors may, at any time prior to the occurrence of a Flip-in Event, elect to redeem all but not less than all of the then outstanding Rights at $0.00001 per Right, appropriately adjusted for anti-dilution as set out in the Spin-Off Shareholder Rights Plan.

Supplements and amendments

We may from time to time supplement or amend the Spin-Off Shareholder Rights Plan without the approval of any holders of Rights or our common shares to correct any clerical or typographical error, or to maintain the validity or effectiveness of the Spin-Off Shareholder Rights Plan as a result of a change in any applicable legislation or regulations or rules thereunder. Any amendments made by us as a result of a change in any applicable legislation or regulations or rules thereunder shall be submitted to the holders of our common shares or Rights holders, as applicable, for ratification not later than on the date of the next meeting of shareholders.

Subject to the approval of holders of our common shares or Rights, as applicable, we may also, at any time, supplement or amend the Spin-Off Shareholder Rights Plan for any other purpose (whether or not such action would materially adversely affect the interests of the holders of Rights generally).

Expiration time

The Spin-Off Shareholder Rights Plan will remain in force until the new Expiration Time, being the earlier of the Termination Time (the time at which the right to exercise Rights (as defined below) terminates pursuant to the Rights Plan) and the close of business on the date of our annual meeting of shareholders to be held in 2021.

Effect on duties of our board of directors

The Spin-Off Shareholder Rights Plan does not detract from or lessen the duty of our board of directors to act honestly and in good faith keeping in mind the best interests of us and our shareholders. Our board of directors will continue to have the duty and power to take such actions and make such recommendations to shareholders as are considered appropriate if and when a take-over bid is made for us, whether it constitutes a Permitted Bid or not.

Rights Agent

Computershare Trust Company of Canada.

Rightholder not a Shareholder

Until a Right is exercised, the holder thereof as such will have no rights as a shareholder of ours.

The foregoing summaries of the Rights Plans, which summaries are qualified in their entirety by reference to the terms of the Rights Plans. The text of the Rights Plan can be found at www.sedar.com or is available upon request, free of charge, from our Corporate Secretary or from Computershare Trust Company of Canada at the following addresses:

Liminal BioSciences Inc. 440 Armand-Frappier Blvd., Suite 300 Laval, Québec, H7V 4B4	Computershare Trust Company of Canada 1500 Robert-Bourassa Boulevard, 7th Floor Montreal, Québec H3A 3S8

Preferred Shares

We may issue preferred shares in one or more series, each series to consist of such number of shares as determined by our directors, which may also fix the designation, rights, restrictions, conditions and limitations to be attached to the preferred shares of each series.

The holders of preferred shares, if any, do not have any voting rights for the election of directors or for any other purpose, nor are they entitled to attend meetings of the shareholders, except as to any amendment to the rights, privileges, restrictions and conditions attached to the preferred shares, which amendment must be approved by at least 2/3 of the votes cast at a meeting of the holders of preferred shares called for that purpose.

The holders of preferred shares are entitled to dividends, and have preference over the other classes of shares (including common shares) with respect to payment of dividends.

In the event of liquidation, dissolution or winding up of us or other distribution of our assets, the holders of preferred shares are entitled to receive in preference to the holders of any other classes of shares: (i) an amount equal to the amount paid up on such shares, together with, in the case of cumulative dividends, all unpaid cumulative dividends and, in the case of non-cumulative dividends, all declared and unpaid non-cumulative dividends, and (ii) if the liquidation, dissolution, winding-up or distribution is voluntary, an additional amount equal to the premium, if any, that would have been payable on the redemption of the preferred shares.

Significant Differences in Corporate Law

We are governed by the CBCA. Significant differences between the CBCA and the Delaware General Corporate Law, or DGCL, which governs companies incorporated in the State of Delaware, include the following. This summary is qualified in its entirety by reference to the DGCL, the CBCA (and the regulations thereunder) and our governing corporate instruments.

Number and Election of Directors

Delaware	Canada

Under the DGCL, the board of directors must consist of at least one number. The number of directors shall be fixed by the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall only be made by an amendment of the certificate of incorporation. Under the DGCL, directors are elected at annual stockholder meetings by a plurality vote of the stockholders, unless a shareholder-adopted bylaw prescribes a different required vote.

Under the CBCA, the board of directors must consist of at least three members, at least two of whom shall not be officers or employees of the corporation or its affiliates, so long as Liminal remains a "distributing corporation" for purposes of the CBCA, which includes a corporation whose securities are listed on a recognized stock exchange, in or outside Canada, such as the Toronto Stock Exchange or the NASDAQ Stock Exchange. Under the CBCA, the shareholders of a corporation elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required. Our articles of incorporation also provide that the directors may appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

Director Qualifications

Delaware	Canada

Delaware law does not have director residency requirements comparable to those of the CBCA. Delaware law permits a corporation to prescribe qualifications for directors under its certificate of incorporation or bylaws.

Under the CBCA, a director is not required to hold a share in our capital as qualification for his or her office but must be qualified as required by the CBCA to become, act or continue to act as a director. The CBCA provides that the following persons are disqualified from being a director of a corporation: (i) a person who is less than 18 years of age; (ii) a person who is of unsound mind and has been so found by a court in Canada or elsewhere; (iii) a person who is not an individual; and (iv) a person who has the status of a bankrupt. Further, the CBCA provides that at least 25% of the directors of the company must be resident Canadians, or at least one of the directors if the company has less than four directors.

Vacancies on the Board of Directors

Delaware	Canada

Under the DGCL, vacancies and newly created directorships resulting from an increase in the authorized number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Under the CBCA, vacancies that exist on the board of directors may be filled by the board of directors if the remaining directors constitute a quorum, unless the vacancy results from an increase in the number or in the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles, in which case, or if the remaining directors do not constitute a quorum, the remaining directors shall call a meeting of shareholders to fill the vacancy.

Transactions with Directors and Officers

Delaware	Canada

The DGCL generally provides that no transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if (i) the material facts as to the director’s or officer’s interest and as to the transaction are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to the director’s or officer’s interest and as to the transaction are disclosed or are known to the stockholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the stockholders; or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

The CBCA requires that a director or officer of a corporation who is: (i) a party to a contract or transaction or proposed contract or transaction with the corporation; or (ii) a director or an officer, a person acting in a similar capacity, of a party to a contract or transaction or proposed contract or transaction, or (iii) has a material interest in, any person who is a party to a contract or transaction or proposed contract or transaction with the corporation, shall disclose in writing to the corporation or request to have entered in the minutes of meetings of directors (or committees of directors) the nature and extent of his or her interest. An interested director is prohibited from attending the part of the meeting during which the contract or transaction is discussed and is prohibited from voting on a resolution to approve the contract or transaction except in specific circumstances, such as a contract or transaction relating primarily to his or her remuneration as a director, a contract or transaction for indemnification or liability insurance of the director, or a contract or transaction with an affiliate of the corporation.

If a director or officer does not disclose his or her interest in accordance with the CBCA, or (in the case of a director) votes in respect of a resolution on a contract or transaction in which he or she is interested contrary to the CBCA, the corporation or a shareholder may ask the court to set aside the contract or transaction and to require the director or officer to account to the corporation for any profit or gain realized on it by the director or officer or the associates of the director or officer, and to remit the profit or gain to the corporation, according to the conditions the court sees fit. However, if a director or officer has disclosed his or her interest in accordance with the CBCA and the contract or transaction was reasonable and fair to the corporation at the time it was approved by the directors, the director or officer is not accountable to the corporation or its shareholders for any profit or gain realized from the contract or transaction and the contract or transaction is not invalid by reason only of the interest of the director or officer or that the director is present at or is counted to determine the presence of a quorum at the meeting of directors that authorized the contract or transaction.

The CBCA further provides that even if a director or officer does not disclose his or her interest in accordance with the CBCA, or (in the case of a director) votes in respect of a resolution on a contract or transaction in which he or she is interested, if the director or officer acted honestly and in good faith and the contract or transaction was reasonable and fair to the corporation at the time it was approved, the director or officer is not accountable to the corporation or to its shareholders for any profit or gain realized from the contract or transaction and the contract or transaction is not invalid by reason only of the director’s or officer’s interest therein, if the contract or transaction has been confirmed or approved by the shareholders by special resolution, on the basis of disclosure in a manner sufficient to indicate the nature of the interest.

Limitation on Liability of Directors

Delaware	Canada

The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty as a director, except for liability: (i) for breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL which concerns unlawful payment of dividends, stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

The CBCA does not permit the limitation of a director's liability as the DGCL does. However, the CBCA provides that the corporation may indemnify directors and ofﬁcers against liabilities incurred in the course of their duties and may purchase and maintain insurance against any liability incurred by the individual in their capacity as a director or ofﬁcer.

A director may also limit his liability by having his dissent entered into the minutes in respect of a decision or, by resigning from the board.

Call and Notice of Stockholder Meetings

Delaware	Canada

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Under the DGCL, an annual or special stockholder meeting is held on such date, at such time and at such place as may be designated by the board of directors or any other person authorized to call such meeting under the corporation’s certificate of incorporation or bylaws. If an annual meeting for election of directors is not held on the date designated or an action by written consent to elect directors in lieu of an annual meeting has not been taken within 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the later of the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Under the CBCA, written notice of the shareholders must be given to each shareholder entitled to vote at the meeting not less than twenty-one nor more than sixty days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting (our bylaws provide that written notice must be sent to each shareholder entitled to vote at the meeting not less than twenty-one nor more than fifty days before the date of the meeting). Notice of a meeting of shareholders at which special business is to be transacted must state (a) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon, and (b) the text of any special resolution to be submitted to the meeting.

Under the CBCA, an annual meeting of shareholders must be held no later than fifteen months after holding the last preceding annual meeting but no later than six months after the end of the corporation's preceding financial year. Under the CBCA, the directors of a corporation may call a special meeting at any time. A corporation may apply to the court for an order extending the time for calling an annual meeting.

In addition, holders of not less than five percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition.

Stockholder Action by Written Consent

Delaware	Canada
Under the DGCL, a majority of the stockholders of a corporation may act by written consent without a meeting unless such action is prohibited by the corporation’s certificate of incorporation	Under the CBCA, a written resolution signed by all the shareholders of a corporation who would have been entitled to vote on the resolution at a meeting is effective to approve the resolution.

Stockholder Nominations and Proposals

Delaware	Canada
Not applicable.

Under the CBCA, a shareholder entitled to vote at a shareholders' meeting may submit a shareholder proposal relating to matters which the shareholder wishes to propose and discuss at a shareholders' meeting and, subject to certain exceptions, such shareholder's compliance with the prescribed time periods and other requirements of the CBCA pertaining to shareholder proposals, the corporation is required to include such proposal in the information circular pertaining to the meeting for which it solicits proxies. Notice of such a proposal must be provided to the corporation at least 90 days before the anniversary date of the last annual shareholders' meeting.

In addition, the CBCA requires that any shareholder proposal that includes nominations for the election of directors must be signed by one or more holders of shares representing in the aggregate not less than five percent of the shares or five percent of the shares of a class or series of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented.

Amendment of Governing Instrument

Delaware	Canada

Amendment of Certificate of Incorporation. Generally, under the DGCL, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote is required to approve a proposed amendment to the certificate of incorporation, following the adoption of the amendment by the board of directors of the corporation, provided that the certificate of incorporation may provide for a greater vote. Under the DGCL, holders of outstanding shares of a class or series are entitled to vote separately on an amendment to the certificate of incorporation if the amendment would have certain consequences, including changes that adversely affect the rights and preferences of such class or series.

Amendment of Bylaws. Under the DGCL, after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal bylaws shall be vested in the stockholders entitled to vote; provided, however, that any corporation nay, in its certificate of incorporation, provide that bylaws may be adopted, amended or repealed by the board of directors. The fact that such power has been conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal the bylaws.

Amendment of Articles. Under the CBCA, amendments to the articles of incorporation generally require the approval of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution. Specified amendments may also require the approval of other classes of shares. If the amendment is of a nature affecting a particular class or series in a manner requiring a separate class or series vote, that class or series is entitled to vote on the amendment whether or not it otherwise carries the right to vote.

Amendment of Bylaws. Under the CBCA, the directors may, by resolution, make, amend or repeal any bylaws that regulate the business or affairs of a corporation and they must submit the bylaw, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the bylaw, amendment or repeal.

Votes on Mergers, Consolidations and Sales of Assets

Delaware	Canada

The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, the adoption of a merger agreement requires the approval of a majority of the outstanding stock of the corporation entitled to vote thereon.

Under the CBCA, certain extraordinary corporate actions, such as amalgamations (other than with certain affiliated corporations), continuances and sales, leases or exchanges of the property of a corporation if as a result of such alienation the corporation would be unable to retain a significant part of its business activities, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by “special resolution” of the shareholders.

A “special resolution” is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution. In specified cases, a special resolution to approve the extraordinary corporate action is also required to be approved by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

Dissenter's Rights of Appraisal

Delaware	Canada

Under the DGCL, a stockholder of a Delaware corporation generally has the right to dissent from a merger or consolidation in which the Delaware corporation is participating, subject to specified procedural requirements, including that such dissenting stockholder does not vote in favor of the merger or consolidation. However, the DGCL does not confer appraisal rights, in certain circumstances, including if the dissenting stockholder owns shares traded on a national securities exchange and will receive publicly traded shares in the merger or consolidation. Under the DGCL, a stockholder asserting appraisal rights does not receive any payment for his or her shares until the court determines the fair value or the parties otherwise agree to a value. The costs of the proceeding may be determined by the court and assessed against the parties as the court deems equitable under the circumstances.

Under the CBCA, each of the following matters listed will entitle shareholders to exercise rights of dissent and to be paid the fair value of their shares: (i) any amalgamation with another corporation (other than with certain affiliated corporations), (ii) an amendment to the corporation's articles to add, change or remove any provisions restricting the issue, transfer or ownership of that class of shares, (iii) an amendment to the corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on, (iv) a continuance under the laws of another jurisdiction, (v) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business, (vi) the going out of a going-private or a squeeze-out transaction, (vii) where a court order permits a shareholder to dissent in connection with an application to the court for an order approving an arrangement, (viii) certain amendments to the articles of a corporation which require a separate class or series vote by a holder of shares of any class or series.

However, a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy, unless otherwise authorized by the court. The CBCA provides these dissent rights for both listed and unlisted shares.

Under the CBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder's interests.

Oppression Remedy

Delaware	Canada
The DGCL does not provide for a similar remedy.

The CBCA provides an oppression remedy that enables a court to make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to, or that unfairly disregards the interests of, any securityholder, creditor, director or officer of the corporation if an application is made to a court by an “applicant”. An “applicant” with respect to a corporation means any of the following: (i) a present or former registered holder or beneficiary owner of securities of the corporation or any of its affiliates; (ii) a present or former officer or director of the corporation or any of its affiliates; (iii) the Director of Corporation Canada; and (iv) any other person who in the discretion of the court has the interest to make the application.

The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of those legal and equitable rights. Furthermore, the court may order a corporation to pay the interim costs, including legal fees and disbursements, of an applicant seeking an oppression remedy, but the applicant may be held accountable for interim costs on final disposition of the complaint.

Shareholder Derivative Action

Delaware	Canada

Under Delaware law, stockholders may bring derivative actions on behalf of, and for the benefit of, the corporation.

The plaintiff in a derivative action on behalf of the corporation either must be or have been a stockholder of the corporation at the time of the transaction or must be a stockholder who became a stockholder by operation of law in the transaction regarding which the stockholder complains.

Under the CBCA, a complainant may apply to a Canadian court for leave to bring an action in the name of, and on behalf of, the corporation or its subsidiary, or to intervene in an existing action to which the corporation or its subsidiary is a party, for the purpose of prosecuting, defending or discontinuing an action on behalf of the corporation or on behalf of its subsidiary. Under the CBCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that: (i) the complainant has given the required notice to the directors of the corporation or of the subsidiary, as applicable, of the shareholder's intention to apply to the court if the directors do not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; (iii) it appears to be in the best interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the CBCA, the court in a derivative action may make any order it thinks fit.

Anti-Takeover and Ownership Provisions

Delaware	Canada

Unless an issuer opts out of the provisions of Section 203 of the DGCL, Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with a holder of 15% or more of the corporation’s voting stock (as defined in Section 203), referred to as an interested stockholder, for a period of three years after the date of the transaction in which the interested stockholder became an interested stockholder, except as otherwise provided in Section 203. For these purposes, the term “business combination” includes mergers, assets sales and other similar transactions with an interested stockholder.

The CBCA provides rules regarding take-over bids, i.e., an offer made by an offeror to shareholders of a distributing corporation at approximately the same time to acquire all the shares of a class of issued shares, including an offer made by a distribution corporation to repurchase all of the shares or a class of its shares, granting shareholders a right of dissent and the right to demand payment of the fair value of their shares. The CBCA provides that if, within 120 days after the date of a take-over bid made to shareholders of a corporation, the bid is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the bid relates, the offeror is entitled to acquire (on the same terms on which the offeror acquired shares under the take-over bid) the shares held by those holders of shares of that class who did not accept the take-over bid. If a shareholder who did not accept the take-over bid (a dissenting offeree) does not receive an offeror’s notice, with respect to a compulsory acquisition (as described in the preceding sentence), that shareholder may require the offeror to acquire those shares on the same terms under which the offeror acquired (or will acquire) the shares owned by the shareholders who accepted the take-over bid.

Further, rules and policies of certain Canadian securities regulatory authorities, including Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions, or Multilateral Instrument 61-101, contain requirements in connection with, among other things, ‘related party transactions” and “business combinations”, including, among other things, any transaction by which an issuer directly or indirectly engages in the following with a related party: acquires, sells, leases or transfers an asset, acquires the related party, acquires or issues treasury securities, amends the terms of a security if the security is owned by the related party or assumes or becomes subject to a liability or takes certain other actions with respect to debt.

Under Multilateral Instrument 61-101, the term “related party” includes directors, senior officers and holders of more than 10% of the voting rights attached to all outstanding voting securities of the issuer or holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

Delaware	Canada

Multilateral Instrument 61-101 requires, subject to certain exceptions, the preparation of a formal valuation relating to certain aspects of the transaction and more detailed disclosure in the proxy material sent to security holders in connection with related party transaction including related to the valuation. Multilateral Instrument 61-101 also required, subject to certain exceptions, that an issuer not engage in a related party transaction unless the shareholders of the issuer, other than the related parties, approve the transaction by a simple majority of the votes cast.

Multilateral Instrument 62-104 provides that a take-over bid is triggered when a person makes “an offer to acquire voting securities or equity securities of a class made to one or more persons … where the securities subject to the offer to acquire, together with the offeror's securities, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire..." When a take-over bid is triggered, an offeror must comply with certain requirements. These include, among other things, making the offer of identical consideration to all holders of the class of security that is the subject of the bid; making a public announcement of the bid in a newspaper; and sending out a bid circular to security holders which explains the terms and conditions of the bid. Directors of an issuer whose securities are the subject of a take-over bid are required to evaluate the proposed bid and circulate a directors' circular indicating whether they recommend to accept or reject the bid or are not making a recommendation regarding the bid. Strict timelines must be adhered to.

Multilateral Instrument 62-104 further requires that whenever a person acquires beneficial ownership of, or control or direction over, voting or equity securities of any class of a reporting issuer or securities convertible into voting or equity securities of any class of a reporting issuer that, together with the person's securities of that class, would constitute 10% or more of the outstanding securities of that class, the person must file a press release announcing that fact and file an "early warning report" with applicable Canadian securities regulators. An additional news release and report must be filed at each instance the person acquires an additional 2% or more of the outstanding securities or securities convertible into 2% or more of the outstanding securities.

An "issuer bid" is defined in Multilateral Instrument 62-104 to be "an offer to acquire or redeem securities of an issuer made by the issuer to one or more persons." Similar requirements to a takeover bid exist for issuer bids. Multilateral Instrument 62-104 also contains a number of exemptions to the take-over bid and issuer bid requirements.

Other Important Provisions in our Articles of Incorporation and By-Laws

The following is a summary of certain important provisions of our articles of incorporation, as amended, and our bylaws, as amended. Please note that this is only a summary, is not intended to be exhaustive and is qualified in its entirety by reference to our articles of incorporation and bylaws. For further information, please refer to the full version of our articles of incorporation and bylaws, available on request to our Corporate Secretary at our principal business office and are posted on our website at www.liminalbiosciences.com as well as on SEDAR website at www.sedar.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

Objects and Purposes of the Company

Our articles of incorporation do not contain and are not required to contain a description of our objects and purposes. There is no restriction contained in our articles of incorporation on the business that we may carry on.

General Borrowing By-Law

Pursuant to our bylaw no. 2 relating to the borrowing powers of our directors, our board of directors may: (i) borrow money upon our credit in such amounts and on such terms as may be deemed expedient by obtaining loans or advances or by way of overdraft or otherwise; (ii) issue debentures or other securities; (iii) sell, pledge or hypothecate debentures or other securities in such amounts as may be deemed expedient; (iv) mortgage, hypothecate, give as security or as guaranty, any or all real property, whether movable or immovable, as well as other rights and undertakings, present or future, of the company, to secure any debenture or other assets, present or future, of the company or for the repayment of all or any money borrowed or to be borrowed or other obligations or liabilities, present or future, of the company.

Advance Notice Bylaw

Pursuant to our bylaw no. 3 relating to the advance notice of nominations of directors, which we refer to as the Advance Notice Bylaw, shareholders seeking to nominate candidates for election as directors other than pursuant to a proposal or requisition of shareholders made in accordance with the provisions of the CBCA, must provide timely written notice to our Corporate Secretary. To be timely, a shareholder's notice must be received (i) in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice by the shareholder must be received not later than the close of business on the 10th day following the date of such public announcement; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of directors to the board of directors, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made. The Advance Notice Bylaw also prescribes the proper written form for a shareholder's notice.

Share Rights

See the discussion in the section of this prospectus entitled “Description of Share Capital and Articles of Incorporation” for a summary of our authorized capital and the rights attached to our common shares and preferred shares.

Quorum

Under our bylaws, the quorum for the transaction of business at a meeting of our board of directors is a majority of the number of directors or the minimum number of directors required by our articles of incorporation or by a resolution of the shareholders.

Under our bylaws, the quorum for the transaction of business at a meeting of our shareholders is the holders present in person or by proxy and holding in aggregate not less than 20% of our issued shares entitled to vote at such meeting.

Impediments to Change of Control

Our articles of incorporation do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves us.

Other Canadian Law Considerations

Ownership and Exchange Controls

Competition Act

Limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). This legislation establishes a pre-merger notification regime for certain types of merger transactions that exceed certain statutory shareholding and financial thresholds. Transactions that are subject to notification cannot be closed until the required materials are filed and the applicable statutory waiting period has expired or been waived by the Commissioner of Competition, or the Commissioner. Further, the Competition Act (Canada) permits the Commissioner to review any acquisition of control over or of a significant interest in us, whether or not it is subject to mandatory notification. This legislation grants the Commissioner jurisdiction, for up to one year, to challenge this type of acquisition before the Canadian Competition Tribunal if it would, or would be likely to, substantially prevent or lessen competition in any market in Canada.

Investment Canada Act

The Investment Canada Act requires notification and, in certain cases, advance review and approval by the Government of Canada of an investment to establish a new Canadian business by a non-Canadian or of the acquisition by a non-Canadian of “control” of a “Canadian business”, all as defined in the Investment Canada Act. Generally, the threshold for advance review and approval will be higher in monetary terms for a member of the World Trade Organization. The Investment Canada Act generally prohibits the implementation of such a reviewable transaction unless, after review, the relevant minister is satisfied that the investment is likely to be of net benefit to Canada.

The Investment Canada Act contains various rules to determine if there has been an acquisition of control. For example, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions. The acquisition of a majority of the voting shares of a corporation is deemed to be acquisition of control of that corporation. The acquisition of less than a majority but one-third or more of the voting shares of a corporation is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquiror through the ownership of voting shares. The acquisition of less than one-third of the voting shares of a corporation is deemed not to be acquisition of control of that corporation.

In addition, under the Investment Canada Act, national security review on a discretionary basis may also be undertaken by the federal government in respect of a much broader range of investments by a non-Canadian to “acquire, in whole or in part, or to establish an entity carrying on all or any part of its operations in Canada, with the relevant test being whether such an investment by a non-Canadian could be “injurious to national security.” The Minister of Industry has broad discretion to determine whether an investor is a non-Canadian and therefore may be subject to national security review. Review on national security grounds is at the discretion of the federal government and may occur on a pre- or post-closing basis.

See “Material U.S. Federal Income Tax Considerations” for additional information regarding the material U.S. federal income tax consequences relating to the ownership and disposition of our common shares by U.S. Holders (as defined thereto).

Any of these provisions may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to our shareholders. We cannot predict whether investors will find our company and our common shares less attractive because we are governed by foreign laws.

Registration Rights

On April 23, 2019, we entered into a registration rights agreement with Consonance Capital Master Account LP and P Consonance Opportunities Ltd. in connection with the Private Placement. Pursuant to the registration rights agreement, we agreed to use our commercially reasonable efforts to have a registration statement registering the common shares purchased by Consonance Capital Master Account LP and P Consonance Opportunities Ltd. in the Private Placement declared effective. We also agreed, among other things, to cause such registration statement to remain effective and to assist Consonance Capital Master Account L.P. and P Consonance Opportunities Ltd. with offerings of such securities. See “Certain Relationships and Related Party Transactions-Private Placement” for additional information regarding the Private Placement. On March 17, 2020, we amended the registration rights agreement to provide that we will use reasonable best efforts to have this registration statement declared effective by the SEC.

In addition, if we propose to register (including, for this purpose, a registration effected by us for shareholders other than Consonance Capital Master Account LP and P Consonance Opportunities Ltd.) any of our securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a rights offering or pursuant to a registration statement on Form S-4, F-4 or S-8), we are obligated, at such time, to promptly give each of Consonance Capital Master Account LP and P Consonance Opportunities Ltd. notice of such registration. Upon the request of each of Consonance Capital Master Account LP and P Consonance Opportunities Ltd. given within ten days after such notice is given by us, we are obligated, subject to underwriter requirements, to use commercially reasonable efforts to cause to be registered all of the registrable securities that each such holder has requested to be included in such registration. We have the right to terminate or withdraw any registration initiated by us before the effectiveness of such registration, whether or not any such holder has elected to include registrable securities in such registration. The expenses of such withdrawn registration will be borne by us.

We have also agreed, among other things, to indemnify each of Consonance Capital Master Account LP and P Consonance Opportunities Ltd. from certain liabilities and to bear all fees and expenses incident to the registration of our common shares purchased by each of Consonance Capital Master Account LP and P Consonance Opportunities Ltd. in the Private Placement, including fees, charges and disbursements of counsel to Consonance Capital Master Account LP and P Consonance Opportunities Ltd.

Listing

Our common shares are listed on Nasdaq under the symbol “LMNL.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of common shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase our common shares pursuant to this prospectus and hold such common shares as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, broker-dealers and traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, persons who hold our common shares as part of a “straddle”, “hedge”, “conversion transaction”, “synthetic security” or integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or through attribution 10% or more of the voting power of our shares, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to special tax accounting rules under Section 451(b) of the Code, persons subject to special tax accounting rules under Section 451(b) of the Code, partnerships and other pass-through entities, and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our common shares that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source or (4) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common shares, the U.S. federal income tax consequences relating to an investment in our common shares will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of our common shares. Persons considering an investment in our common shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of our common shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Passive Foreign Investment Company Consequences

In general, a corporation organized outside the United States will be treated as a passive foreign investment company, or PFIC, for any taxable year in which either (1) at least 75% of its gross income is “passive income”, or the “PFIC income test”, or (2) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income, the “PFIC asset test”. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Although we do not believe that we were a PFIC for the year ending December 31, 2019, our determination is based on an interpretation of complex provisions of the law, which are not addressed in a significant number of administrative pronouncements or rulings by the Internal Revenue Service. Accordingly, there can be no assurance that our conclusions regarding our status as a PFIC for the 2019 taxable year will not be challenged by the Internal Revenue Service and, if challenged, upheld in appropriate proceedings.  In addition, because PFIC status is determined on an annual basis and generally cannot be determined until the end of the taxable year, there can be no assurance that we will not be a PFIC for the current taxable year. Because we may continue to hold a substantial amount of cash and cash equivalents, and because the calculation of the value of our assets may be based in part on the value of our common shares, which may fluctuate considerably, we may be a PFIC in future taxable years. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. Our status as a PFIC is a fact-intensive determination made on an annual basis. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with regard to our expectations regarding our PFIC status.

If we are a PFIC in any taxable year during which a U.S. Holder owns our common shares, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (1) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our common shares, and (2) any gain recognized on a sale, exchange or other disposition, including a pledge, of our common shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for our common shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Holder holds our common shares, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds our common shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to our common shares. If the election is made, the U.S. Holder will be deemed to sell our common shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s common shares would not be treated as shares of a PFIC unless we subsequently become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds our common shares and one of our non-U.S. corporate subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to our non-U.S. subsidiaries.

If we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on our common shares if such U.S. Holder makes a valid “mark-to-market” election for our common shares. A mark-to-market election is available to a U.S. Holder only for “marketable stock”.

Our common shares will be marketable stock as long as they remain listed on the Nasdaq and are regularly traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. If a mark-to-market election is in effect, a U.S. Holder generally would take into account, as ordinary income each year, the excess of the fair market value of our common shares held at the end of such taxable year over the adjusted tax basis of such common shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such our common shares over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in our common shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other disposition of our common shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss.

A mark-to-market election will not apply to our common shares for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any non-U.S. subsidiaries that we may organize or acquire in the future. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs that we may organize or acquire in the future notwithstanding the U.S. Holder’s mark-to-market election for our common shares.

The tax consequences that would apply if we are a PFIC would also be different from those described above if a U.S. Holder were able to make a valid qualified electing fund, or QEF, election. At this time, we do not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election, prospective investors should assume that a QEF election will not be available.

Each U.S. person that is an investor of a PFIC is generally required to file an annual information return on IRS Form 8621 containing such information as the U.S. Treasury Department may require. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of our common shares, the consequences to them of an investment in a PFIC, any elections available with respect to our common shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of the common shares of a PFIC.

Distributions

Subject to the discussion above under “Passive Foreign Investment Company Consequences”, a U.S. Holder that receives a distribution with respect to our common shares generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s common shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s common shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends. Distributions on our common shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.

Dividends paid by a “qualified foreign corporation” are eligible for taxation for certain non-corporate U.S. Holders at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain requirements are met. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “Passive Foreign Investment Company Consequences”), we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends with regard to its particular circumstances.

A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on our common shares that are readily tradable on an established securities market in the United States. We believe that we qualify as a resident of Canada for purposes of, and are eligible for the benefits of, the U.S.-Canada Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the U.S.-Canada Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange of information provision. Therefore, subject to the discussion above under “Passive Foreign Investment Company Consequences”, if the U.S.-Canada Treaty is applicable, such dividends will generally be “qualified dividend income” in the hands of individual U.S. Holders, provided that certain conditions are met, including holding period and the absence of certain risk reduction transactions.

Sale, Exchange or Other Disposition of our common shares

Subject to the discussion above under “Passive Foreign Investment Company Consequences”, a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of our common shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in our common shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for noncorporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other disposition, our common shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our common shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of our common shares. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this Medicare tax to your income and gains in respect of your investment in our common shares.

Information Reporting and Backup Withholding

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in our common shares, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). As described above under “Passive Foreign Investment Company Consequences”, each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than US$100,000 for our common shares may be required to file IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) reporting this payment. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

Dividends on and proceeds from the sale or other disposition of our common shares may be reported to the IRS unless the U.S. Holder establishes a basis for exemption. Backup withholding may apply to amounts subject to reporting if the holder (1) fails to provide an accurate United States taxpayer identification number or otherwise establish a basis for exemption, or (2) is described in certain other categories of persons. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

U.S. Holders should consult their own tax advisors regarding the backup withholding tax and information reporting rules.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN COMMON SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes, as of the date hereof, the material Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, common shares pursuant to this prospectus and who, at all relevant times, for the purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Canadian Tax Act”), (1) is not, and is not deemed to be, resident in Canada for purposes of the Canadian Tax Act and any applicable income tax treaty or convention; (2) deals at arm’s length with us; (3) is not affiliated with us; (4) does not use or hold, and is not deemed to use or hold, common shares in a business or part of a business carried on in Canada; (5) has not entered into, with respect to the common shares, a “derivative forward agreement”, as that term is defined in the Canadian Tax Act and (6) holds the common shares as capital property (a “Non-Canadian Holder”). This summary does not apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada and elsewhere or an “authorized foreign bank”, as that term is defined in the Canadian Tax Act. Such Non‑Canadian Holders should consult their tax advisors for advice having regards to their particular circumstances.

This summary is based on the current provisions of the Canadian Tax Act, and an understanding of the current administrative policies of the Canada Revenue Agency published in writing prior to the date hereof. It takes into account all specific proposals to amend the Canadian Tax Act and the Canada-United States Tax Convention (1980), as amended (the “Canada-U.S. Tax Treaty”), publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular shareholder, and no representations with respect to the income tax consequences to any particular shareholder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, you should consult your own tax advisor with respect to your particular circumstances.

Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of the common shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Canadian Tax Act. The amount of any dividends, capital gains or capital losses realized by a Non-Canadian Holder may be affected by fluctuations in the Canadian exchange rate.

Dividends

Dividends paid or credited on the common shares or deemed to be paid or credited on the common shares to a Non-Canadian Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident. For example, under the Canada-U.S. Tax Treaty, where dividends on the common shares are considered to be paid to or derived by a Non-Canadian Holder that is a beneficial owner of the dividends and is a U.S. resident for the purposes of, and is entitled to benefits of, the Canada-U.S. Tax Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15%. We will be required to withhold the applicable withholding tax from any dividend and remit it to the Canadian government for the Non-Canadian Holder’s account.

Dispositions

A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of a common share, unless the common shares are “taxable Canadian property” to the Non-Canadian Holder for purposes of the Canadian Tax Act at the time of disposition and the Non-Canadian Holder is not entitled to relief under an applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident.

Generally, the common shares will not constitute “taxable Canadian property” to a Non-Canadian Holder at a particular time provided that the common shares are listed at that time on a “designated stock exchange” (as defined in the Canadian Tax Act), which includes the Nasdaq, unless at any particular time during the 60-month period that ends at that time.

•

at least 25% of the issued shares of any class or series of our capital stock was owned by or belonged to any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, and

•

more than 50% of the fair market value of the common shares was derived, directly or indirectly, from one or any combination of : (i) real or immoveable property situated in Canada, (ii) “Canadian resource properties” (as that term is defined in the Canadian Tax Act), (iii) “timber resource properties” (as that term is defined in the Canadian Tax Act) and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists.

Notwithstanding the foregoing, in certain circumstances, common shares could be deemed to be “taxable Canadian property.” Non-Canadian Holders whose common shares may constitute “taxable Canadian property” should consult their own tax advisors.

PLAN OF DISTRIBUTION

We are registering our common shares previously issued, the common shares issuable upon exercise of the warrants to permit the resale of these common shares by the holders of the common shares and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the common shares. Upon the exercise of the warrants, however, we will receive the exercise price of the warrants, which is $15.21 per common share. We will bear all fees and expenses incident to our obligation to register the common shares, except for applicable underwriting fees, discounts, selling commissions and stock transfer taxes.

The selling shareholders may sell all or a portion of the common shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	sales pursuant to Rule 144 of the Securities Act;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•	through put or call option transactions or other hedging transactions relating to the common shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with the sale of our common shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common shares in the course of hedging the positions they assume. The selling shareholders may also sell our common shares short and deliver these securities to close out their short positions, or loan or pledge our common shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders may pledge or grant a security interest in some or all of the common shares or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus or other applicable provisions of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the common shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of our common shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the common shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of our common shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to our common shares. All of the foregoing may affect the marketability of our common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

We will pay all expenses of the registration of our common shares pursuant to the registration statement of which this prospectus forms a part, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholders will pay all applicable underwriting fees, discounts, selling commissions and stock transfer taxes, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the common shares will be freely tradable in the hands of persons other than our affiliates.

OFFERING EXPENSES

The following table lists the costs and expenses payable by us in connection with the sale of the common shares covered by this prospectus other than any sales commissions or discounts, which expenses will be paid by the selling shareholders. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$47,051
Legal fees and expenses	500,000
Accounting fees and expenses	60,000
Printing and miscellaneous fees and expenses	15,000
Total	$622,051

LEGAL MATTERS

Cooley LLP, Boston, Massachusetts, is representing us in connection with this offering. The validity of the common shares and certain other matters of Canadian law will be passed upon for us by Stikeman Elliot LLP, Montreal, Canada.

EXPERTS

The consolidated financial statements of Liminal BioSciences Inc. as of and for the years ended December 31, 2019 and 2018 have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The registered business address of PricewaterhouseCoopers LLP is 1250 René-Lévesque Boulevard West, Suite 2500, Montréal, Québec, Canada H3B 4Y1.

The consolidated statements of operations, comprehensive loss, changes in equity and cash flows of Liminal BioSciences Inc. for the year ended December 31, 2017 have been incorporated by reference herein in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement on Form F-1 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of such contract, agreement or other document.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers. We anticipate filing with the SEC, within three months after the end of each fiscal year, an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm. We also furnish or file with the SEC Reports of Foreign Private Issuer on Form 6-K and other information with the SEC as required by the Exchange Act. We, as a foreign private issuer, are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov.

We will also be subject to the full informational requirements of the securities commissions in all provinces and territories of Canada. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we intend to file with the Canadian provincial securities commissions. These filings are also electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) (http://www.sedar.com), the Canadian equivalent of the SEC’s Electronic Document Gathering And Retrieval System. Documents filed on SEDAR are not, and should not be considered, part of this prospectus.

We maintain a website at www.liminalbiosciences.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to ‘‘incorporate by reference’’ information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the following information or documents that we have filed with or furnished to the SEC.

•

our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on March 20, 2020, as amended by Amendment No. 1 to our Annual Report on Form 20-F/A, filed with the SEC on August 4, 2020;

•

our condensed unaudited interim consolidated financial statements and notes to the condensed unaudited interim consolidated financial statements together with the Management Discussion and Analysis for (i) the three months ended March 31, 2020, which were included as Exhibits 99.3 and 99.2, respectively, to the Form 6-K filed with the SEC on May 13, 2020, and (ii) the three and six months ended June 30, 2020, which were included as Exhibits 99.3 and 99.2, respectively, to the Form 6-K filed with the SEC on August 10, 2020; and

•

our Reports on Form 6-K filed with the SEC on May 13, 2020, June 19, 2020, July 7, 2020, July 22, 2020 (two reports), August 17, 2020 and September 14, 2020 (to the extent expressly incorporated by reference into our effective registration statements filed by us under the Securities Act).

We will provide to each person at their request, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide these reports upon written or oral request at no cost to the requester. In addition, copies of the documents incorporated herein by reference may be accessed at our website at www.liminalbiosciences.com. The reference to our website address does not constitute incorporation by reference of the information contained on or accessible through our website, and you should not consider the contents of our website in making an investment decision with respect to our common shares. You may also obtain copies of the documents incorporated herein by reference by writing or calling us at the following address and telephone number:

440 Armand-Frappier Boulevard, Suite 300

Laval, Québec, Canada

H7V 4B4

+1 450 781 0115

Attention: Investor Relations

ENFORCEMENT OF JUDGMENTS

We are incorporated under the laws of Canada. Substantially all of our assets are located outside the United States. In addition, several of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, investors should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against us, our officers or directors, or other said persons, predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States or (ii) would enforce, in original actions, liabilities against us or such directors, officers or experts predicated upon the United States federal securities laws or any securities or other laws of any state or jurisdiction of the United States.

In addition, there is doubt as to the applicability of the civil liability provisions of U.S. federal securities law to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert U.S. securities laws claims in original actions instituted in Canada.

Cogency Global Inc. is our agent to receive service of process with respect to any action brought against us in the United States. Cogency Global Inc. is located at 122 East 42nd Street, 18th Floor, New York, New York 10168.

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Liminal BiosciencesLiminal BioSciences Inc.

20,160,241 Common Shares

PROSPECTUS

, 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Under the Canada Business Corporations Act, or CBCA, the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer (or in a similar capacity), of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding, or a Proceeding, in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that such person’s conduct was lawful. The aforementioned individuals are entitled to the indemnification described above from the Registrant if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfills conditions (i) and (ii) above. The Registrant may advance moneys to a director, officer or other individual for the costs, charges and expenses of a Proceeding, however, the individual shall repay the moneys if the individual does not fulfill the conditions set out in (i) and (ii) above. The indemnification or the advance of any moneys may be made in connection with a derivative action only with court approval and only if the conditions in (i) and (ii) above are met.

Under the CBCA, the Registrant may purchase and maintain insurance for the benefit of any of the aforementioned individuals against any liability incurred by the individual in their capacity as a director or officer of the Registrant, or in their capacity as a director or officer, or similar capacity, of another entity, if the individual acted in such capacity at the Registrant’s request.

The foregoing description is qualified in its entirety by reference to the full text of the CBCA.

By-law No. 1 of the Registrant provides that, within the limits of the CBCA, the Registrant shall indemnify a director or officer, or former director or officer, or a person who acts or has acted at the Registrant’s request as a director or officer of a body corporate, of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges, and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant, or such body corporate, if the Registrant has reasonable grounds for believing that his conduct was lawful. By-law No. 1 of the Registrant also provides that the Registrant’s directors are authorized, without consent or confirmation from the shareholders, to indemnify any director or other person who has incurred or is about to incur his liability in respect of the affairs of the Registrant, and has warranted payment by mortgage or otherwise, the payment of any loss which the director could sustain due to his commitment.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding share capital issued and options granted by the Registrant since January 1, 2017.

Issuances of Common Shares and Warrants

•	On February 3, 2017, 44,791 existing future investment rights were exercised by California Capital Equity, LLC, resulting in cash proceeds of approximately $21 million.
•	On April 27, 2017, the Registrant issued 10,600 warrants at a cost of $10,000 to SALP for a loan of $25 million.

•	On July 6, 2017, the Registrant issued 31,250 common shares for aggregate gross proceeds of approximately $53 million.
•	On July 6, 2017, the Registrant issued 5,045 common shares to SALP for which SALP used the set off of principal right under an existing loan agreement as consideration.
•	Between November 30, 2017 and November 22, 2018, the Registrant issued 54,000 warrants to SALP as a portion of the consideration for entering into a non-revolving credit facility.
•	On January 29, 2018, the Registrant issued 742 common shares and 4,000 warrants as consideration under a license agreement entered into with a third party.
•	On January 29, 2018, the Registrant issued 371 common shares to acquire an option to buy production equipment currently located in Europe.
•	On April 27, 2018, the Registrant reacquired the non-controlling shareholders’ 13% interest in Prometic Bioproduction Inc. in exchange for the issuance of 4,712 common shares.
•	On November 30, 2018, the Registrant issued 128,056 warrants to SALP in exchange for the cancellation of 100,117 existing warrants, a payment of $10,000 and the extension of maturity of three loans.
•	On January 29, 2019, the Registrant issued 4,420 common shares as consideration under a license agreement entered into with a third party.
•	On February 25 and 27, 2019, the Registrant issued a total of 1,472 common shares in payment for amounts due to certain suppliers.
•	On April 23, 2019, the Registrant issued 15,050,312 common shares and 168,735 warrants to SALP in connection with a restructuring of the Registrant.
•

On April 23, 2019, the Registrant issued 3,287,311 common shares to entities affiliated with Consonance Capital Management and 1,643,851 common shares to SALP for aggregate gross proceeds of $75 million.

•	On January 29, 2020, the Registrant issued 96,833 common shares as consideration under a license agreement entered into with a third party.
•	On February 11, 2020, the Registrant issued 6,051 common shares under the Company’s restricted share unit plan.
•	On February 13, 2020, the Registrant issued 4,304 common shares under the Company’s restricted share unit plan.
•	On July 17, 2020, the Registrant issued 202,308 common shares under a share purchase agreement entered into with Fairhaven Pharmaceuticals Inc’s shareholders.
•	On July 23, 2020, the Registrant issued 2,600 common shares under the Omnibus Incentive Plan.
•	On August 4, 2020, the Registrant issued 109 common shares under the Omnibus Incentive Plan.
•	On August 5, 2020, the Registrant issued 2,632 common shares under the Omnibus Incentive Plan.
•	On August 26, 2020, the Registrant issued 50 common shares under the Omnibus Incentive Plan.

The offers, sales and issuances of the securities described in the preceding paragraph were exempt from registration either (1) under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(a)(2) or (2) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Issuances Under Our Equity Plans

Since January 1, 2017, we granted to employees, consultants and non-employee directors, pursuant to our equity incentive plans and in exchange for services rendered or to be rendered, (i) an aggregate of 4,599,622 stock options at a weighted average exercise price of $27.09 and (ii) an aggregate of 25,988 restricted share units.

The offers, sales and issuances of the securities described in the preceding paragraph were exempt from registration either (1) under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (2) under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation or (3) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
3.1	Articles of Incorporation of Liminal BioSciences Inc., as amended, as currently in effect.	Form S-8	333-235692	4.1	12/23/2019
4.1	By-Law No. 1 of Liminal BioSciences Inc., as amended and currently in effect.	Form S-8	333-235692	4.2	12/23/2019
4.2	By-Law No. 2 of Liminal BioSciences Inc., as currently in effect.	Form S-8	333-235692	4.3	12/23/2019
4.3	By-Law No. 3 of Liminal BioSciences Inc., as currently in effect.	Form S-8	333-235692	4.4	12/23/2019
4.4	Registration Rights Agreement, dated April 23, 2019	Form 40-F	001-39131	99.69	11/12/2019
4.5	Amendment and Waiver to Registration Right Agreement, dated March 17, 2020	Form 20-F	001-39131	4.2	03/18/2020
4.6#^	Share Purchase Agreement, dated as of July 17, 2020, among the Registrant and the investors listed therein.
4.7#^	Form of Secured Convertible Debenture, dated as of July 17, 2020, issued by the Registrant
5.1	Opinion of Stikeman Elliot LLP, Canadian counsel of the Registrant, as to the validity of the common shares	Form F-1	333-245703	5.1	08/13/2020
10.1	Code of Ethics and Business Conduct, dated May 7, 2019	Form 40-F	001-39131	99.58	11/12/2019
10.2†	Amended and Restated Stock Option Plan, dated May 10, 2017	Form 40-F	001-39131	99.59	11/12/2019
10.3†	Amended and Restated Stock Option Plan, dated June 7, 2018	Form 40-F	001-39131	99.61	11/12/2019
10.4†	Restricted Share Unit Plan, dated May 6, 2009	Form 40-F	001-39131	99.60	11/12/2019
10.5†	Restricted Share Unit Plan, dated May 9, 2018	Form 40-F	001-39131	99.62	11/12/2019
10.6†	Omnibus Incentive Plan, dated May 7, 2019	Form 40-F	001-39131	99.125	11/12/2019
10.7†	Spin-Off Shareholder Rights Plan Agreement between Prometic Life Sciences Inc., Computershare Trust Company of Canada, Prometic Biosciences Inc., Prometic Bioproduction Inc. and Prometic Biotherapeutics Inc., dated March 22, 2018	Form 40-F	001-39131	99.64	11/12/2019
10.8†	Shareholder Rights Plan Agreement between Prometic Life Sciences Inc. and Computershare Trust Company of Canada, dated March 22, 2018	Form 40-F	001-39131	99.65	11/12/2019
10.9	Third Omnibus Amendment Agreement between Structured Alpha LP, Prometic Life Sciences Inc., Prometic Biotherapeutics Inc., Prometic Bioseparations Ltd, Prometic Biosciences Inc., Prometic Bioproduction Inc., NantPro Biosciences, LLC, Prometic Plasma Resources Inc., Prometic Pharma SMT Holdings Limited, Prometic Pharma SMT Limited, Prometic Biotherapeutics Ltd, Telesta Therapeutics Inc. and Prometic Plasma Resources (USA) Inc., dated November 14, 2018	Form 40-F	001-39131	99.66	11/12/2019
10.10	Private Placement Subscription Agreement, dated April 15, 2019	Form 40-F	001-39131	99.67	11/12/2019

10.11	Board Observation Rights and Director Nomination Agreement, dated April 23, 2019	Form 40-F	001-39131	99.68	11/12/2019
10.12	Restructuring Agreement between Structured Alpha LP, Prometic Life Sciences Inc., Prometic Biotherapeutics Inc., Prometic Bioseparations Ltd, Prometic Biosciences Inc., Prometic Bioproduction Inc., NantPro Biosciences, LLC, Prometic Plasma Resources Inc., Prometic Pharma SMT Holdings Limited, Prometic Pharma SMT Limited, Prometic Biotherapeutics Ltd, Telesta Therapeutics Inc. and Prometic Plasma Resources (USA) Inc., dated April 15, 2019	Form 40-F	001-39131	99.70	11/12/2019
10.13	Private Placement Subscription Agreement, dated April 15, 2019	Form 40-F	001-39131	99.71	11/12/2019
10.14	Consolidated Loan Agreement between Structured Alpha LP, Prometic Life Sciences Inc., Prometic Biotherapeutics Inc., Prometic Bioseparations Ltd, Prometic Biosciences Inc., Prometic Bioproduction Inc., NantPro Biosciences, LLC, Prometic Plasma Resources Inc., Prometic Pharma SMT Holdings Limited, Prometic Pharma SMT Limited, Prometic Biotherapeutics Ltd, Telesta Therapeutics Inc. and Prometic Plasma Resources (USA) Inc., dated April 23, 2019	Form 40-F	001-39131	99.72	11/12/2019
10.15	Share Purchase Agreement, among Liminal BioSciences Inc. and Gamma Biosciences GP LLC, dated November 3, 2019	Form 6-K	001-39131	99.1	11/18/2019
10.16	First Amendment to the Consolidated Loan Agreement between Structured Alpha LP, Liminal BioSciences Inc., Prometic BioTherapeutics Inc., Liminal R&D BioSciences Inc., Prometic Bioproduction Inc., NantPro Biosciences, LLC, Prometic Plasma Resources Inc., Liminal BioSciences Holdings Limited, Liminal BioSciences Limited, Prometic Biotherapeutics Ltd, Telesta Therapeutics Inc. and Prometic Plasma Resources (USA) Inc., dated November 11, 2019	Form 6-K	001-39131	99.5	11/18/2019
10.17#	Agreement PBI-1101, PBI-1402, among Prometic Biosciences Inc., Innovon Pharmaceuticals Inc., Pierre Laurin and Prometic Life Sciences Inc., dated October 17, 2001	Form 20-F	001-39131	4.18	03/20/2020
10.18#	Assignment Agreement, among Prometic Biosciences Inc., Innovon Pharmaceuticals Inc., Pierre Laurin and Prometic Life Sciences Inc., dated May 23, 2012	Form 20-F/A	001-39131	4.19	08/04/2020
10.19	Amendment to Entente PBI-1101, PBI–1402, among Prometic Biosciences Inc., Innovon Pharmaceuticals Inc., Pierre Laurin and Prometic Life Sciences Inc., dated December 14, 2015	Form 20-F/A	001-39131	4.20	08/04/2020
10.20#	Consent and Acknowledgment, among Prometic Biosciences Inc., Innovon Pharmaceuticals Inc., Pierre Laurin and Prometic Pharma SMT Limited, dated December 14, 2015	Form 20-F/A	001-39131	4.21	08/04/2020
10.21#	Plasma Purchase Agreement between Prometic Plasma Resources Inc. and Interstate Blood Bank, Inc., dated November 6, 2015	Form 20-F/A	001-39131	4.22	08/04/2020
10.22#	Amendment No. 1 to Plasma Purchase Agreement between Prometic Plasma Resources Inc. and Interstate Blood Bank, Inc., dated February 8, 2019	Form 20-F/A	001-39131	4.23	08/04/2020

10.23#	Amended and Restated License Agreement PPPS Process between Prometic Life Sciences Inc. and Hematech Biotherapeutics Inc., dated May 7, 2012	Form 20-F	001-39131	4.23	03/20/2020
10.24#	Amendment No. 1 to Amended and Restated License Agreement PPPS Process between Prometic Life Sciences Inc. and Hematech Biotherapeutics Inc., dated December 16, 2016	Form 20-F/A	001-39131	4.25	08/04/2020
10.25#	Master Services Agreement between Prometic Life Sciences Inc. and Cangene Corporation doing business as Emergent BioSolutions, dated May 15, 2015	Form 20-F	001-39131	4.25	03/20/2020
10.26#	Royalty Stream Purchase Agreement, among Prometic Life Sciences Inc., Prometic Pharma SMT Limited, Prometic Biosciences Inc. and each of their affiliates and Structured Alpha LP, dated April 30, 2018	Form 20-F	001-39131	4.26	03/20/2020
10.27#	Absorbent Supply Agreement, among Prometic Bioseparations Ltd and Prometic Bioproduction Inc., dated June 18, 2019	Form 20-F/A	001-39131	4.28	08/04/2020
10.28#	Plasma Purchase Agreement between Prometic Plasma Resources Inc. and Biotest Pharmaceuticals Corporation, dated June 26, 2017	Form 20-F/A	001-39131	4.29	08/04/2020
10.29	Notice of Assignment of Plasma Purchase Agreement, between Biotest Pharmaceuticals Corporation and Grifols Worldwide Operations Limited, dated December 10, 2018	Form 20-F/A	001-39131	4.30	08/04/2020
10.30#	Amendment No. 1 to Plasma Purchase Agreement between Prometic Plasma Resources Inc. and Grifols Worldwide Operations Limited, dated December 31, 2018	Form 20-F/A	001-39131	4.31	08/04/2020
10.31#	Amendment No. 2 to Plasma Purchase Agreement between Prometic Plasma Resources Inc. and Grifols Worldwide Operations Limited, dated November 11, 2019	Form 20-F/A	001-39131	4.32	08/04/2020
10.32#	Amended and Restated Contract Manufacturing Agreement between Prometic Life Sciences Inc. and Hematech Biotherapeutics Inc., dated May 7, 2012	Form 20-F/A	001-39131	4.33	08/04/2020
21.1	List of subsidiaries of the Registrant	Form 20-F	001-39131	8.1	03/20/2020
23.1^	Consent of PricewaterhouseCoopers LLP
23.2^	Consent of Ernst & Young LLP
23.3	Consent of Stikeman Elliot LLP (included in Exhibit 5.1)	Form F-1	333-245703	23.3	08/13/2020
24.1	Power of Attorney (included on signature page to registration statement filed August 13, 2020)	Form F-1	333-245703	24.1	08/13/2020
24.2^	Power of Attorney of Alek Krstajic and Eugene Siklos

^	Filed herewith.
†	Indicates a management contract or any compensatory plan, contract or arrangement.
#	Certain portions of this exhibit (indicated by asterisks) have been omitted because they are not material and would likely cause competitive harm to Liminal BioSciences Inc. if publicly disclosed.

(b) Financial Statement Schedules

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Laval, Québec, Canada, on September 14, 2020.

LIMINAL BIOSCIENCES INC.

By:	/s/ Kenneth Galbraith
Kenneth Galbraith Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth Galbraith Kenneth Galbraith	Chief Executive Officer and Chairperson of the Board of Directors Director (Principal Executive Officer)	September 14, 2020

/s/ Murielle Lortie Murielle Lortie	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 14, 2020

* Simon Best	Director	September 14, 2020

* Gary J. Bridger	Director	September 14, 2020

* Neil A. Klompas	Director	September 14, 2020

* Alek Krstajic	Director	September 14, 2020

* Eugene Siklos	Director	September 14, 2020

* Timothy Steven Wach	Director	September 14, 2020

* By /s/ Murielle Lortie Murielle Lortie Attorney-in-fact Cogency Global Inc.

By: /s/ Colleen A. De Vries Name: Colleen A. De Vries Title: Senior Vice President on behalf of Cogency Global Inc.	Authorized Representative in the United States	September 14, 2020